Exhibit 2.2

Annex A Merger Agreement

AGREEMENT AND PLAN OF MERGER

By and among

Reflect Systems, Inc.,

Creative Realities, Inc.,

CRI Acquisition Corporation

and

RSI Exit Corporation

dated as of

November 12, 2021

TABLE OF CONTENTS

I. The Merger		A-7
1.1	The Merger.	A-7
1.2	Effective Time; Effect of the Merger.	A-8
1.3	Certificate of Incorporation and Bylaws of the Surviving Corporation.	A-8
1.4	Directors and Officers of the Surviving Corporation.	A-8
1.5	Conversion of Shares.	A-8
1.6	Exchange of Certificates.	A-9
(a)	Exchange Procedures	A-9
(b)	Payment at the Effective Time	A-9
(c)	Transfer Books; No Further Ownership Rights in Shares	A-10
(d)	Lost, Stolen or Destroyed Certificates	A-10
(e)	No Liability	A-10
(f)	Tax Withholding	A-11
1.7	Appraisal Rights.	A-11
1.8	Treatment of Company Options.	A-11
(a)	Termination of Stock Options	A-11
(b)	Termination of Company Stock Plans	A-11
1.9	Merger Consideration.	A-11
1.10	Estimate of Merger Consideration.	A-12
1.11	Post-Closing Merger Consideration Adjustment.	A-13
1.12	Guaranteed Consideration	A-15
1.13	Retention Plan.	A-16
1.14	Closing.	A-16
(a)	Closing Date	A-16
(b)	Deliveries at Closing	A-17

II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-19
2.1	Organization; Organization Documents.	A-19
(a)	Organization	A-19
(b)	Organizational Documents	A-19
2.2	Capitalization of the Company; Title to Shares.	A-19
(a)	Capital Stock	A-19
(b)	Schedule 2.2(b)	A-19
(c)	Schedule 2.2(c)	A-20
(d)	Encumbrances, etc	A-20
2.3	Subsidiaries.	A-20
2.4	Power and Authorization.	A-20
2.5	Consents and Approvals.	A-20
2.6	Noncontravention.	A-21
2.7	Financial Statements.	A-21
(a)	Financial Statements	A-21
(b)	Compliance with GAAP	A-21
(c)	Indebtedness; Guarantees	A-21
2.8	Absence of Undisclosed Liabilities.	A-22
2.9	Absence of Certain Developments.	A-22
2.10	Assets.	A-23
(a)	Ownership of Assets	A-23
(b)	Sufficiency of Assets	A-24
2.11	Accounts Receivable.	A-24

2.12	Real Property.	A-24
2.13	Tangible Personal Property.	A-25
2.14	Intellectual Property.	A-25
2.15	Legal Compliance; Permits.	A-28
(a)	Compliance	A-28
(b)	Permits	A-28
2.16	Capital Expenditures and Investments.	A-28
2.17	Employee Benefit Plans.	A-28
2.18	Environmental Matters.	A-30
2.19	Taxes.	A-30
2.20	Contracts.	A-32
(a)	Contracts	A-32
(b)	Breach, etc	A-33
(c)	Standard Form Contracts	A-33
2.21	Litigation; Governmental Orders.	A-34
(a)	Litigation	A-34
(b)	Governmental Orders	A-34
2.22	Affiliate Transactions.	A-34
2.23	Customers and Suppliers.	A-34
2.24	Customer Warranties.	A-34
2.25	Employees.	A-34
2.26	Banking Facilities.	A-36
2.27	Insurance.	A-36
2.28	Powers of Attorney.	A-36
2.29	No Brokers.	A-36
2.30	Internal Controls.	A-37
2.31	PPP Loans.	A-37
2.32	Information Supplied.	A-37
2.33	Non-reliance.	A-37
2.34	No Other Representations or Warranties.	A-38

III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.		A-38
3.1	Organization.	A-38
3.2	Power and Authorization.	A-38
3.3	Consents and Approvals.	A-38
3.4	Compliance with Laws, Permits and Instruments.	A-38
3.5	Parent Capitalization.	A-38
3.6	Authorization of Governmental Authorities.	A-38
3.7	SEC Filings; Financial Statements.	A-39
3.8	Consents and Approvals.	A-40
3.9	Litigation; Governmental Orders.	A-40
(a)	Litigation	A-40
(b)	Governmental Orders	A-40
3.10	No Material Adverse Effect	A-40
3.11	Non-contravention.	A-40
3.12	No Brokers.	A-41
3.13	Non-reliance	A-41
3.14	Nasdaq Capital Market Quotation	A-41
3.15	Ownership of Company Common Stock	A-41
3.16	No Other Representations or Warranties	A-41

IV. PRE-CLOSING COVENANTS		A-41
4.1	Access and Investigation.	A-41
4.2	Operation of the Company and the Business.	A-42
(a)	Ordinary Course	A-42
(b)	Negative Covenants of the Company	A-42
(c)	Negative Covenants of Merger Sub	A-44
4.3	Commercially Reasonable Efforts; Pre-Closing Amendments; Notification.	A-45
4.4	Acquisition Proposals.	A-45
4.5	Bank Accounts; Powers of Attorney.	A-46
4.6	Notices of Company Breaches; Supplement to Disclosure Schedules.	A-46
4.7	Consultation.	A-46
4.8	Interim Financial Statements.	A-46
4.9	280G Matters.	A-47
4.10	Voting and Lock-up Agreement.	A-47
4.11	Tail Policy.	A-47
4.12	Registration Statement; joint proxy statement/prospectus.	A-48
4.13	Company Shareholders’ Meeting.	A-48
4.14	Parent Shareholders’ Meeting.	A-49

V. POST-CLOSING COVENANTS.		A-50
5.1	Mail.	A-50
5.2	Books and Records.	A-50
5.3	Employee Matters.	A-50
5.4	Director and Officer Indemnification.	A-51

VI. CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE		A-51
6.1	Accuracy of Representations and Warranties.	A-51
6.2	The Company’s Performance.	A-51
(a)	Covenants	A-51
(b)	Documents	A-51
6.3	Parent Shareholder Approval.	A-52
6.4	Stockholder Approval.	A-52
6.5	Financing.	A-52
6.6	Due Diligence.	A-52
6.7	Company Revenue.	A-52
6.8	No Actions.	A-52
6.9	No Prohibition.	A-52
6.10	Voting and Lock-up Agreement	A-52
6.11	Pre-Closing Amendments.	A-52
6.12	Company Dissenters.	A-53
6.13	Dissolution of Subsidiary.	A-53

VII.	CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE	A-53
7.1	Accuracy of Representations and Warranties.	A-53
7.2	Parent’s and Merger Sub’s Performance.	A-53
(a)	Covenants	A-53
(b)	Documents	A-53
7.3	Parent Shareholder Approval.	A-53
7.4	Stockholder Approval.	A-53
7.5	No Actions.	A-54
7.6	No Prohibition.	A-54

VIII. TERMINATION		A-54
8.1	Termination Events.	A-54
8.2	Effect of Termination.	A-55

IX. INDEMNIFICATION.		A-55
9.1	Indemnification by Stockholders.	A-55
9.2	Indemnity by the Parent.	A-56
9.3	Time for Claims.	A-56
9.4	Limitations on Indemnification.	A-57
9.5	Third Party Claims.	A-58
(a)	Notice of Claim	A-58
(b)	Assumption of Defense, etc	A-58
(c)	Limitations on Indemnifying Person	A-58
(d)	Indemnified Person’s Control	A-58
(e)	Reasonable Cooperation	A-58
9.6	Exclusive Remedy.	A-59
9.7	Merger Consideration Adjustment.	A-59
9.8	Escrow Procedures.	A-59
9.9	Materiality Qualifiers. .	A-59
9.10	Effect of Investigation.	A-59

X. TAX MATTERS		A-60
10.1	Covenants With Respect To Taxes	A-60
10.2	Transfer Taxes.	A-61
10.3	Tax Treatment of Merger.	A-62
10.4	Other Tax Covenants.	A-62
10.5	Post-Closing Actions	A-62
10.6	Tax Contests.	A-62

XI. MISCELLANEOUS		A-63
11.1	Notices.	A-63
11.2	Stockholders’ Representative.	A-64
(a)	Appointment	A-64
(b)	Authority	A-65
(c)	Change of Representative	A-65
11.3	Publicity.	A-66
11.4	Succession and Assignment; No Third-Party Beneficiary.	A-66
11.5	Amendments and Waivers.	A-66
11.6	Further Assurances.	A-67
11.7	Entire Agreement.	A-67
11.8	Schedules; Listed Documents, etc.	A-67
11.9	Counterparts; Execution.	A-67
11.10	Severability.	A-67
11.11	Headings.	A-67
11.12	Construction.	A-68
11.13	Governing Law.	A-68
11.14	Dispute Resolution.	A-68
11.15	Expenses.	A-69
11.16	Specific Performance.	A-69
11.17	Company Representation.	A-70
11.18	Privileged Communications.	A-70

XII. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.		A-70
12.1	Definitions.	A-70
12.2	Other Defined Terms	A-84
12.3	Rules of Construction.	A-86

Exhibits:

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Retention Plan
Exhibit D	Form of Lock-Up and Voting Agreement
Exhibit E	Escrow Agreement
Exhibit F	Merger Consideration Allocation and Illustrative Calculation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of November 12, 2021 (this “Agreement”), by and among Reflect Systems, Inc., a Delaware corporation (the “Company”), Creative Realities, Inc., a Minnesota corporation (“Parent”), CRI Acquisition Corporation, a Delaware corporation (“Merger Sub”), and RSI Exit Corporation, a Texas corporation (“Stockholders’ Representative”).

recitals

WHEREAS, the Company Board, by resolutions thereof duly adopted, has approved this Agreement and the Contemplated Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), whereby, at the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), Series A Participating Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), Series B Participating Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”), Series C Participating Cumulative Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred”), Series C-1 Participating Cumulative Convertible Preferred Stock, par value $0.001 per share (“Series C-1 Preferred”) and Series D Preferred Stock, par value $0.001 per share (“Series D Preferred,” and, collectively with the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, the Series C-1 Preferred and Series D Preferred the “Shares”), not owned by Parent, Merger Sub or the Company and other than the Appraisal Shares as provided in Section 1.7, will be converted into the right to receive its ratable portion of the Merger Consideration, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of Parent, by resolutions thereof duly adopted, has approved this Agreement, the Merger and the payment of the Merger Consideration, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Contemplated Transactions and also to prescribe various conditions precedent to the consummation of the Merger and the other Contemplated Transactions by this Agreement.

agreement

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the sufficiency and receipt of which hereby is acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I. The Merger

1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at Closing the parties hereto shall cause the Merger to be consummated by the Company executing and delivering a Certificate of Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), which shall be filed at Closing with the Secretary of State of the State of Delaware in accordance with Delaware General Corporate Law (the “DGCL”). Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, the Certificate of Merger and the applicable provisions of the DGCL, and the Company shall be the surviving corporation resulting from the Merger (sometimes, hereinafter, the Company may be referred to as the “Surviving Corporation”) and, as a result, the Company shall become a wholly owned subsidiary of Parent, shall continue to be governed by the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Merger Sub, and the separate corporate existence of Merger Sub shall cease.

1.2 Effective Time; Effect of the Merger.

(a) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company otherwise shall agree and expressly set forth in the Certificate of Merger (the time the Merger becomes effective hereunder and under the DGCL being the “Effective Time”).

(b) The Merger shall have the effects set forth in the Certificate of Merger and the DGCL.

1.3 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in its entirety in the form of Exhibit B and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be and become the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be the name of the Company.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

1.5 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) All Shares that are owned by the Company as treasury stock immediately prior to the Effective Time, together with any Shares owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each Share (other than (i) Shares to be canceled in accordance with Section 1.5(b) and (ii) any Appraisal Shares) issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically converted into the right to receive an amount equal to the Applicable Per Share Merger Consideration, in accordance with the Merger Consideration Allocation, on the terms and subject to the conditions of this Agreement. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Applicable Per Share Merger Consideration per Share in accordance with and subject to the terms and conditions of this Agreement.

(d) The Applicable Per Share Merger Consideration shall be adjusted to the extent necessary to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring after the date of this Agreement and prior to the Effective Time; provided that this Section 1.5(d) shall be subject to and shall not affect or supersede the provisions of Section 4.2(b)(i).

(e) Each Share that is authorized but unissued immediately prior to the Effective Time shall be cancelled and no payment of cash or any other consideration shall be made with respect thereto.

1.6 Exchange of Certificates.

(a) Exchange Procedures. As soon as practicable following the date hereof, but in no event less than ten (10) Business Days prior to the Effective Time, the Company shall provide to each Stockholder of record (as of the record date for the Merger) holding a certificate or certificates (or evidence of shares in book-entry form) evidencing Shares (“Certificates”), which immediately prior to the Effective Time represent the outstanding Shares to be converted pursuant to Section 1.5 into the right to receive the applicable portion of the Merger Consideration, (A) a letter of transmittal (a “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. After the Effective Time, upon proper surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions therewith, the holder of such Certificate shall be entitled to receive in exchange therefor the Applicable Per Share Merger Consideration (paid in accordance with the terms and subject to the conditions of this Agreement), without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled (it being understood and agreed that such payment of the Applicable Per Share Merger Consideration with respect to such Shares is conditioned upon and subject to, among other things, the Stockholder’s completion, execution and delivery of the Letter of Transmittal). If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall also be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Applicable Per Share Merger Consideration for each Share represented by such Certificate, as contemplated by this Article I, without interest.

(b) Payment at the Effective Time.

(i) On the Closing Date, the Parent shall A) pay to the Exchange Agent, for the ratable benefit of each Person entitled to receive Merger Consideration in accordance with the terms and subject to the conditions contained in this Agreement, the cash portion of the Closing Date Merger Consideration, and B) shall issue, for the ratable benefit of each Person entitled to receive Merger Consideration in accordance with the terms and subject to the conditions contained in this Agreement, the stock portion of the Closing Date Merger Consideration (in each case accordance with the terms and subject to the conditions of this Agreement).

(ii) At the Closing, Parent shall pay (i) an amount equal to the Indemnity Escrow Amount to an account designated by the Escrow Agent, (ii) an amount equal to the NWC Escrow to an account designated by the Escrow Agent, and (ii) an amount equal to the Expenses Escrow Amount to a different account designated by the Escrow Agent. The Escrow Amounts shall be held and distributed by the Escrow Agent pursuant to the Escrow Agreement. All parties hereto agree for all Tax purposes that: (i) Parent shall be treated as the owner of the Indemnity Escrow Amount and the NWC Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Indemnity Escrow Amount and the NWC Escrow Amount, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount of the Indemnity Escrow Amount of the NWC Escrow Amount is actually distributed to the Stockholders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, (iii) the Stockholders’ right to the Indemnity Escrow Amount and NWC Escrow Amount and all interest and earnings earned thereon under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iv) in no event shall the aggregate payments with respect to the Indemnity Escrow Amount and NWC Escrow Amount under the Escrow Agreement to the Stockholders exceed $2,750,000. Clause (iv) of the preceding sentence is intended to ensure that the right of the Stockholders to the Indemnity Escrow Amount and NWC Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing.

(c) Transfer Books; No Further Ownership Rights in Shares. The Merger Consideration paid and delivered (in accordance with the terms and subject to the conditions of this Agreement) in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or otherwise. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto nor the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered on or prior to the first anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration otherwise would escheat to or become the property of any Governmental Authority), any portion of the Merger Consideration in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f) Tax Withholding. Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and their respective Affiliates and representatives shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any Law, as determined in Parent’s sole discretion. The parties shall cooperate in good faith to reduce, mitigate and eliminate any such withholding, subject to applicable Law. To the extent amounts are so withheld (and, when due, paid over to the appropriate Taxing Authority), the withheld amounts shall be treated for all purposes of this Agreement as having been paid and delivered to the Person in respect of which such deduction and withholding were made.

1.7 Appraisal Rights.

Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately before the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) (the “Appraisal Shares”), shall not be converted into Applicable Per Share Merger Consideration as provided in Section 1.5, but rather, each such holder of Appraisal Shares shall be entitled to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to receive such rights provided under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into solely the right to receive the Applicable Per Share Merger Consideration as provided in Section 1.5 (in accordance with and subject to the terms and conditions of this Agreement). The Company shall deliver prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to direct and participate in all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle, compromise or offer to settle or compromise, any such demands, or otherwise agree to do any of the foregoing.

1.8 Treatment of Company Options.

(a) Termination of Stock Options. Prior to the Effective Time, the Company shall terminate all of the outstanding options to purchase Shares, such terminations to be effective immediately prior to, but conditioned upon the occurrence of, the Effective Time.

(b) Termination of Company Stock Plans. Prior to the Effective Time, the Company shall terminate all of the Company Stock Plans, such terminations to be effective immediately prior to, but conditioned upon the occurrence of, the Effective Time.

1.9 Merger Consideration.

Subject to the adjustments set forth in this Section 1, including, but not limited to, the Merger Consideration Adjustment, the aggregate consideration for the Shares (the “Merger Consideration”) shall be an amount equal to:

(a) an aggregate amount in cash equal to $18,666,667 Dollars (the “Cash Consideration”); plus

(b) 2,333,334 shares of Parent common stock (the “Stock Consideration”) (based on $4,666,667 of consideration divided by the Issuance Price); plus

(c) the aggregate Guaranteed Consideration, if any, payable pursuant to Section 1.12; minus

(d) the amount (if any) by which the Reference Working Capital exceeds the Estimated Working Capital; plus

(e) the amount (if any) by which the Estimated Working Capital exceeds the Reference Working Capital; plus

(f) the Estimated Cash; minus

(g) the Estimated Indebtedness; minus

(h) the Estimated Transaction Expenses.

At Closing, the Escrow Amounts will be transmitted to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and the Escrow Amounts shall reduce the Cash Consideration payable at the Closing.

1.10 Estimate of Merger Consideration.

(a) On or prior to the fifth (5th) Business Day prior to the Closing Date, the Company shall prepare and deliver a statement to Parent (the “Estimated Closing Statement”) setting forth (i) the Company’s reasonable, good faith estimate of Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital”), (ii) the Company’s reasonable, good faith estimate of all Cash of the Company, as of the close of business on the Closing Date (the “Estimated Cash”), (iii) the Company’s reasonable, good faith estimate of all Indebtedness of the Company, as of the close of business on the Closing Date (the “Estimated Indebtedness”), (iv) an unaudited, consolidated balance sheet for the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), the Company’s reasonable, good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”) and (v) based of the foregoing, the Company’s calculation of the Merger Consideration in accordance with Section 1.9. The Estimated Closing Statement (including the Estimated Working Capital, the Estimated Cash, the Estimated Indebtedness, the Estimated Closing Balance Sheet and the Estimated Transaction Expenses) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, using the same accounting policies, principles, methodologies and preparations as the Audited Financials) or as otherwise expressly provided in the applicable definitions and Exhibits of this Agreement, without giving effect to the Contemplated Transactions (other than as relates to the calculation of Transaction Expenses), and be based on the Company’s books and records and other available information.

(b) Following receipt of the Estimated Closing Statement, the Company shall permit Parent and its Representatives at reasonable times and upon reasonable notice to review the Company’s working papers relating to the calculation and preparation of the Estimated Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Closing Balance Sheet and the Estimated Transaction Expenses as well as the Company’s accounting books and records relating thereto, and the Company shall make reasonably available its respective Representatives (if any) responsible for the preparation of the Estimated Closing Statement in order to respond to the inquiries of Parent and its Representatives. Prior to the Closing, the parties shall act reasonably in resolving in good faith any disagreements concerning the computation of any of the items included in the Estimated Closing Statement (including the calculations of the Estimated Working Capital, Estimated Cash, Estimated Indebtedness, the Estimated Transaction Expenses and the Estimated Closing Balance Sheet).

1.11 Post-Closing Merger Consideration Adjustment.

(a) As soon as practicable, but in no event more than one hundred and twenty (120) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representative a statement (the “Initial Closing Statement”) setting forth (i) Parent and Surviving Corporation’s reasonable, good faith determination of the Working Capital as of the close of business on the Closing Date (the “Closing Date Working Capital”), (ii) Parent and Surviving Corporation’s reasonable, good faith determination of all Cash of the Company, as of the close of business on the Closing Date (the “Closing Date Cash”), (iii) Parent and Surviving Corporation’s reasonable, good faith determination of all Indebtedness of the Company, as of the close of business on the Closing Date (the “Closing Date Indebtedness”), (iv) an unaudited, consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), (v) all Transaction Expenses (the “Closing Date Transaction Expenses”) and (vi) the Surviving Corporation’s reasonable, good faith calculation of the Merger Consideration in accordance with Section 1.9. The Initial Closing Statement (including the Closing Date Working Capital, the Closing Date Cash, the Closing Date Indebtedness, the Closing Balance Sheet and the Closing Date Transaction Expenses) shall be prepared and calculated reasonable and in good faith in accordance with GAAP (and, to the extent not inconsistent with GAAP, using the same accounting policies, principles, methodologies and preparations as the Audited Financials) or as otherwise expressly provided in the applicable definitions of this Agreement and Exhibits, without giving effect to the Contemplated Transactions (other than as relates to the calculation of Transaction Expenses).

(b) The Stockholders’ Representative and its accountants shall complete their review of the Initial Closing Statement within thirty (30) days after the Surviving Corporation’s delivery thereof to Stockholders’ Representative. During such review period, the Surviving Corporation shall provide Stockholders’ Representative with access to all books and records reasonably requested by Stockholders’ Representative to review the Initial Closing Statement (including the calculation and preparation of the Closing Date Working Capital, Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses and the Closing Balance Sheet), any work papers prepared by the Surviving Corporation or its accountants, subject to the internal policies of the Surviving Corporation’s accountants, in connection with such calculations, and the Surviving Corporation shall make reasonably available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of Stockholders’ Representative. If Stockholders’ Representative objects to the contents of the Initial Closing Statement for any reason, Stockholders’ Representative shall, on or before the last day of such 30-day period, so inform the Surviving Corporation and Parent in writing (a “Stockholders’ Objection”), setting forth, to the extent known, a specific description of the basis of its determination and the adjustments to the Initial Closing Statement that the Stockholders’ Representative believes should be made. To the extent any disagreement therewith is not described in a Stockholders’ Objection received by Surviving Corporation on or before the last day of such 30-day period, then all items described in the Initial Closing Statement delivered by the Surviving Corporation to Stockholders’ Representative shall be deemed agreed, final and binding on the parties.

(c) If Stockholders’ Representative timely delivers a Stockholders’ Objection to the Surviving Corporation and Parent, and Stockholders’ Representative and the Surviving Corporation are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Stockholders’ Objection within thirty (30) days following the Surviving Corporation’s receipt of Stockholders’ Objection, then they shall jointly retain the CPA Firm, which, acting as an expert and neutral and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.11, and only with respect to those items or any line items within the calculation of the Closing Date Working Capital specifically described in Stockholders’ Objection, in each case, on which the Surviving Corporation and Stockholders’ Representative have not agreed (the “Disputed Items”), whether and to what extent, if any, the Merger Consideration requires adjustment. The Surviving Corporation and Stockholders’ Representative shall instruct the CPA Firm to deliver its written determination to the Surviving Corporation and Stockholders’ Representative no later than thirty (30) days after submitting the Disputed Items to it for resolution. At the time of retention of the CPA Firm the Surviving Corporation shall specify in writing to the CPA Firm and Stockholders’ Representative the amount of the Surviving Corporation’s computation of the Disputed Items and the Merger Consideration (the “Surviving Corporation’s Position”), and Stockholders’ Representative shall specify in writing to the CPA Firm and to the Surviving Corporation the amount of its computation of the Disputed Items and the Merger Consideration (the “Stockholders’ Position”). CPA Firm’s determination shall be conclusive and binding upon the Parent, Surviving Corporation, Stockholders’ Representative and Stockholders absent manifest error (which includes, for this purpose, any calculation error or failure to adhere to the terms of this Agreement). In resolving any Disputed Item, the CPA Firm may not assign a value to any Disputed Item that is greater than the greatest value claimed by the Surviving Corporation or Stockholders’ Representative at the time the CPA Firm is retained or less than the smallest value claimed for the Disputed Item by the Surviving Corporation or Stockholders’ Representative at such time. The scope of the dispute(s) to be resolved by the CPA Firm is limited to whether the Disputed Items were prepared and calculated in a manner consistent with the provisions, definitions, and Exhibits of this Agreement and mathematically accurate, and the CPA Firm is not to make any other determination unless jointly requested in writing by Stockholders’ Representative and the Surviving Corporation. All fees and expenses relating to the work, if any, to be performed by the CPA Firm (the “Merger Consideration Dispute Expenses”) will be allocated between Parent, on the one hand, and Stockholders, on the other hand, in the same proportion that the aggregate amount of the Disputed Items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the CPA Firm) bears to the total disputed amount of such items so submitted. The Surviving Corporation, the Parent and Stockholders’ Representative shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant personnel and Representatives, books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants, and Representatives) relating to amounts set forth in the Initial Closing Statement and Stockholders’ Objection and all other items reasonably requested by the CPA Firm in connection therewith.

(d) The Initial Closing Statement, including the Closing Balance Sheet, Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses and the Closing Date Working Capital, as agreed to (or deemed to have been agreed to in accordance with the foregoing) between the Surviving Corporation and Stockholders’ Representative or as determined by the CPA Firm, as applicable, shall be conclusive and binding on all of the parties hereto absent manifest error (which includes, for this purpose, any calculation error or failure to adhere to the terms of this Agreement), and all Stockholders and shall be deemed the “Actual Closing Balance Sheet,” “Actual Cash,” “Actual Indebtedness”, “Actual Transaction Expenses” and “Actual Working Capital,” respectively, for all purposes herein.

(e) Upon completion of the calculation of the Actual Closing Balance Sheet, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Actual Working Capital in accordance with this Section 1.11, the Merger Consideration shall be recalculated, and the following adjustments (the “Merger Consideration Adjustment”) made:

(i) If the Merger Consideration calculated using the Actual Working Capital, Actual Cash, Actual Transaction Expenses and Actual Indebtedness is greater than the Merger Consideration calculated using the Estimated Working Capital, Estimated Cash, Estimated Transaction Expenses and Estimated Indebtedness, then Parent shall promptly (but in no event later than three (3) Business Days after the final determination) pay, or cause to be paid, such difference in cash to the Exchange Agent and the NWC Escrow Amount shall be released and paid to the Exchange Agent; or

(ii) If the Merger Consideration calculated using the Actual Working Capital, Actual Cash, Actual Transaction Expenses and Actual Indebtedness is less than the Merger Consideration calculated using the Estimated Working Capital, Estimated Cash, Estimated Transaction Expenses and Estimated Indebtedness, then Stockholders’ Representative shall direct the Escrow Agent to pay such difference promptly from the NWC Escrow Amount (but in no event later than three (3) Business Days after the final determination) to the Surviving Corporation.

(f) Any amounts payable pursuant to Section 1.11(e) shall be treated by all parties as adjustments to the Merger Consideration for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their respective Tax Returns accordingly, except as otherwise required by applicable Law.

1.12 Guaranteed Consideration. Parent will pay to each Stockholder entitled to Merger Consideration additional cash equal to the number of shares of Stock Consideration held by such Stockholder as of the Guarantee Date (as hereinafter defined) multiplied by the amount by which the Guaranteed Price1 exceeds the Floor Price per share of Parent common stock, if any (the “Guaranteed Consideration”), subject to the following terms and conditions:

(a) The “Guarantee Date” means: (i) the three-year anniversary of the Closing Date, or (ii) six (6) months after the three-year anniversary of the Closing Date if Parent exercises the Extension Option (as hereinafter defined).

(b) The “Floor Price” means the average closing price per share of Parent common stock as reported on Nasdaq (or NYSE if the Parent common stock is traded on such exchange) in the fifteen (15) consecutive trading days period ending on the Guarantee Date; provided that in the event of delisting from Nasdaq or the NYSE or a bankruptcy of Parent, the “Floor Price” shall mean the price per-share equal to the Issuance Price.

(c) The “Guaranteed Price” means $6.40 per share of Parent common stock, or $7.20 per share of Parent Common Stock if, and only if, those customer(s) of the Company set forth on Schedule 1.12(c) collectively achieve over 85,000 billable devices online at any time on or before December 31, 2022; provided, however, that in the event that Parent exercises an Extension Option in Section 1.12(e) below, and the Extension Threshold Price is less than 80% of the Guaranteed Price, the Guaranteed Price shall increase by $1.00 per share.

(d) Upon the sale of all or substantially all of the equity or assets of Parent, the obligation to pay the Guaranteed Consideration shall accelerate and become due and payable as of the closing of such sale and/or acquisition. If such sale transaction includes the sale of Parent shares of common stock, the Floor Price shall be deemed to be the price at which Parent shares are sold in such sale transaction.

(e) Parent may exercise an extension option to extend the Guarantee Date from the three-year anniversary of the Closing Date to six (6) months after the three-year anniversary of the Closing if (i) the Extension Threshold Price is greater than or equal to seventy percent (70%) of the Guaranteed Price, and (ii) Parent provides written notice of its election to exercise such extension option at least ten (10) days prior to the three-year anniversary of the Closing (the “Extension Option”).

(f) Parent shall have no obligation to pay any of the Guaranteed Consideration to any Stockholder entitled to receive Merger Consideration that Transfers of its Stock Consideration in advance of the Guarantee Date, or in the event that at any time between the expiration of the Lock-up Period and the Guarantee Date, the closing price of Parent’s shares of common stock as reported on the Nasdaq meets or exceeds the Guaranteed Price for fifteen (15) consecutive trading days, having a median daily volume of at least 250,000 shares during such fifteen (15) consecutive trading day period (a “Guarantee Expiration”). The shares of Parent common stock constituting Stock Consideration shall no longer be deemed to be Stock Consideration once Transferred by a Stockholder entitled to receive Merger Consideration to any Person (and the seller or purchaser of such shares shall not be entitled to Guaranteed Consideration).

(g) Before the Guarantee Date, and so long as there has not been a Guarantee Expiration, if a Stockholder holding Stock Consideration desires to Transfer its Stock Consideration in an amount that exceeds $50,000 in a single transaction, such Person shall deliver written notice of its intent to sell, transfer or otherwise dispose of such Stock Consideration, and shall be deemed to offer to Parent such shares in advance of any sale of such Stock Consideration, at a purchase price per share equal to the higher of (i) the closing price of Parent’s shares of common stock as reported on Nasdaq on the trading day immediately prior to Parent’s receipt of such written notice, or (ii) that share price proposed to such Stockholder by an unrelated third-party buyer in an arm’s-length transaction. If Parent does not provide written acceptance of such offer before 9:30am ET on the next trading day after delivery of such written notice and offer, the Stockholder’s offer shall expire and such Stockholder may proceed with such Transfer upon the terms described in such written notice. The closing of such purchase by Parent shall close within five (5) business days after such acceptance, subject to customary documentation to be executed by Parent and such Stockholder.

(h) A Stockholder entitled to receive the Guaranteed Consideration in accordance with the terms and subject to the conditions of this Agreement, including, but not limited to, Section 1.12(f), may submit to Parent a written demand for payment at any time between the Guarantee Date and thirty (30) calendar days thereof (the date such notice is received by Parent, the “Demand Date”), and within three (3) days of receipt of such notice by Parent (the “Payment Date”), Parent shall either: (i) pay the Guaranteed Consideration to such Stockholder, or (ii) notify such Stockholder that, in conjunction with and in full satisfaction of Parent’s obligation to pay the Guaranteed Consideration to such Stockholder, that Parent shall redeem such Stock Consideration for an amount equal to the Guaranteed Price, which redemption payment shall be paid during the fourteen (14) calendar day period thereafter.

1.13 Retention Plan.

At the Closing, Parent shall establish and adopt for the benefit of key employees of the Company the retention plan in the form attached hereto as Exhibit C (the “Retention Plan”).  In connection with the foregoing, Parent shall have taken all actions necessary at or prior to Closing to adopt a grantor trust, which trust shall be considered a "rabbi trust" within the meaning of Internal Revenue Service Private Letter Ruling 8113107, in such form and context that is reasonably acceptable to the Stockholders' Representative.  At or prior to the Closing, Parent shall have contributed to the "rabbi trust" all cash benefits that may be earned pursuant to the Retention Plan on the one and two-year anniversaries of the Closing.

1.14 Closing.

(a) Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions, including the Merger (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) shall take place remotely via the electronic exchange of documents and signatures on or before January 31, 2022, provided that all of the conditions set forth in Section 6 and Section 7 shall have been satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing). The Closing may take place by delivery of the items to be delivered at Closing by electronic transmission or facsimile. Subject to the provisions of Section 8, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 1.14 (a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. All deliveries by the parties at Closing shall be deemed to have occurred simultaneously, and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived by the applicable party.

(b) Deliveries at Closing. At the Closing:

(i) Deliveries by the Company. The Company will deliver, or cause to be delivered, to Parent:

(1) a certificate signed by the Company, certifying to the fulfillment of the conditions specified in Section 6.1 and Section 6.2;

(2) letters of resignation in form and substance reasonably acceptable to Parent and duly executed by all officers and directors, of the Company;

(3) executed payoff letters, releases or other similar instruments providing for the repayment in full of the Indebtedness of the Company, and, in each case, the release of all Encumbrances (except in each case Permitted Encumbrances) granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(4) evidence, in form and substance satisfactory to Parent, that the Company Stock Plans terminated in full and all outstanding options have been terminated or exercised in full, and each shall no longer have any force or effect;

(5) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying:

(a) resolutions of the Company Board (i) authorizing and approving the Contemplated Transactions, including approval of this Agreement and “agreement of merger” contained in this Agreement in accordance with the DGCL, (ii) directing that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iii) authorizing and approving the execution, delivery and performance of the Transaction Agreements to which the Company is a party;

(b) without limiting anything contained in Section 4.9, resolutions of the Stockholders evidencing the adoption of the Company Proposal;

(c) the incumbency and signatures of the officers and the Company who are executing this Agreement and any other Transaction Agreement, certificate or document delivered by them in connection with this Agreement; and

(d) The Organizational Documents of the Company.

(6) two-year non-competition and non-solicitation agreements executed by all directors and officers of the Company and those the Stockholders owning five percent (5%) or more of the Shares on a fully diluted basis;

(7) a certificate of good standing for the Company (or the local Law equivalent, if any);

(8) the Escrow Agreement, duly executed by Stockholders’ Representative;

(9) the Exchange Agent Agreement, duly executed by the Stockholders’ Representative;

(10) the Retention Plan Award Agreements in the form attached to the Retention Plan executed by the Company and each Retention Plan participant;

(11) an estoppel certificate, signed by the lessor under each of the Real Property Leases, dated no more than thirty (30) days prior to the Closing Date, in form and substance satisfactory to Parent; and

(12) written consents to the Contemplated Transactions from each lessor or other party whose consent is required under the Real Property Leases set forth on Schedule 2.12(b), in form and substance satisfactory to Parent.

(13) joinder agreements in forms reasonably acceptable to Parent, pursuant to which Stockholders entitled to receive 90% or more of the aggregate Merger Consideration agree to be bound by the terms of this Agreement, and to not sell or transfer any of the Stock Consideration during the Lock-up Period.

(ii) Deliveries by Parent and Merger Sub. Parent and Merger Sub will deliver:

(1) To the Exchange Agent, the Closing Date Merger Consideration;

(2) to Stockholders’ Representative and the Company:

(a) a certificate of the Chief Executive Officer of Parent and Merger Sub, dated as of the Closing Date, certifying: (i) resolutions of Parent and Merger Sub’s boards of directors (A) authorizing and approving the Contemplated Transactions, including approval of this Agreement and “plan of merger” contained in this Agreement in accordance with the DGCL, (B) directing that the “agreement of merger” contained in this Agreement be submitted to Parent, as Merger Sub’s sole stockholder, for adoption, and (C) authorizing and approving the execution, delivery and performance of the Transaction Agreements; (ii) resolutions of Parent, as sole stockholder of Merger Sub, adopting this Agreement, including the “agreement of merger” contained herein, and the Merger; (iii) resolutions of Parent’s board of directors authorizing and approving the Contemplated Transactions and the execution, delivery and performance of the Transaction Agreements; (iv) resolutions of Parent’s shareholders, evidencing the adoption of the Parent Proposals; and (v) the incumbency and signatures of the officers of Parent and Merger Sub who are executing this Agreement and any other certificate or document delivered by them in connection with this Agreement;

(b) a certificate of good standing of Parent and Merger Sub (or the local Law equivalent, if any);

(c) a certificate signed by Parent and Merger Sub, certifying to the fulfillment of the conditions specified in Section 7.1 and Section 7.2;

(d) the Escrow Agreement, duly executed by Parent and Merger Sub; and

(e) the Exchange Agent Agreement, duly executed by Parent.

(iii) A voting agreement executed by Slipstream Funding, LLC, Slipstream Communications, LLC, and the executive officers and directors of Parent indicating their commitment to vote in favor of the Merger in their capacity as stockholders of the Parent; and

(iv) Evidence detailing that Nasdaq has reviewed and approved Parent’s notice of listing of additional shares with respect to the Stock Consideration, and that the Form S-4 Registration Statement has been declared and remains effective with the SEC.

II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent and Merger Sub to enter into and perform this Agreement and to consummate the Contemplated Transactions, including the Merger, the Company represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:

2.1 Organization; Organization Documents.

(a) Organization. The Company is (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except, in the case of this clause (iii), in such cases where the lack of said authorization or qualification has not had and would not have, individually or in the aggregate, a Material Adverse Effect; all of such jurisdictions are listed on Schedule 2.1(a).

(b) Organizational Documents. The Company has made available to Parent in the Data Room complete and accurate copies of its Organizational Documents.

2.2 Capitalization of the Company; Title to Shares.

(a) Capital Stock. All of the authorized capital stock of the Company is 62,872,443 total shares, which consists of (i) 35,000,000 shares of Common Stock, of which, as of the date of this Agreement and the Closing Date, 6,258,505 shares of common stock were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 27,872,443 shares of Preferred Stock, par value $0.001 per share, 3,000,000 shares of which have been designated as Series A Preferred, 2,472,443 shares of which have been designated as Series B Preferred, 10,400,000 shares of which have been designated as Series C Preferred, 8,000,000 shares of which have been designated as Series C-1 Preferred, and 4,000,000 shares of what have been designated as Series D Preferred, and, as of the date of this Agreement and the Closing Date, 3,000,000 shares of Series A Preferred were issued and outstanding, 2,472,443 shares of Series B Preferred were issued and outstanding, 3,727,613 shares of Series C Preferred were issued and outstanding, 8,000,000 shares of Series C-1 Preferred were issued and outstanding, and 4,000,000 of Series D Preferred were issued and outstanding.

(b) Schedule 2.2(b) sets forth a complete and accurate list, as of the date of this Agreement and the Closing Date, of all issued and outstanding Equity Securities of the Company, showing the number of Equity Securities, and the class or series of such Equity Securities, held by each holder and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible. All of the issued and outstanding Equity Securities of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable, issued in compliance with applicable Laws and the Organizational Documents of the Company and free of all Encumbrances.

(c) Schedule 2.2(c) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number and type of Equity Security of the Company issued to date under each such Company Stock Plan, the number and type of Equity Security of the Company subject to outstanding Options under each such Company Stock Plan and the number and type of Equity Security of the Company reserved for future issuance under each such Company Stock Plan, and (ii) all holders of outstanding Equity Securities of the Company, indicating with respect to each holder, the number and type of Equity Security of the Company outstanding under the Company Stock Plan and, if applicable, the exercise or strike price thereof. Except as set forth on Schedule 2.2(c), no Equity Securities of the Company were issued, reserved for issuance or are outstanding under any Company Stock Plan.

(d) Encumbrances, etc. Except as set forth on Schedule 2.2(d), there are no outstanding Contractual Obligations to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold Equity Securities of the Company, or otherwise with respect to the Equity Securities of the Company. There are no outstanding Contractual Obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any of the Shares or other Equity Securities of the Company or any other Person, or otherwise make any investment (in the form of equity, debt or otherwise) in any Person.

2.3 Subsidiaries.

(a) Except as set forth on Schedule 2.3(a), the Company has never had any Subsidiaries and currently has no Subsidiaries.

(b) Except as set forth on Schedule 2.3(b), the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.4 Power and Authorization.

The Company has all requisite power and authority to execute and deliver this Agreement and, to the extent it is a party thereto, each other agreement, document, instrument or certificate contemplated by this Agreement, or to otherwise be executed by it, or any of them, in connection with the consummation of the Contemplated Transactions (including the Letter of Transmittal and the Escrow Agreement) (the “Transaction Agreements”), and to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement and each Transaction Agreement to which it or any of them is a party and the consummation by each Stockholder that is not a natural person and the Company of the Contemplated Transactions has been duly and properly authorized, and no other authorization on its part is necessary to authorize the execution and delivery of this Agreement and the Transaction Agreements (as applicable), or to consummate the Contemplated Transactions. This Agreement has been and each Transaction Agreement (as applicable) will be at or prior to Closing duly executed and delivered by the Company and Stockholders’ Representative, and this Agreement constitutes and the Transaction Agreements will constitute the legal, valid and binding obligations of the Company and Stockholders’ Representative, Enforceable against such parties in accordance with its and their terms, except as limited by the Enforceability Exceptions.

2.5 Consents and Approvals.

Except as set forth on Schedule 2.5, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or Person on the part of the Company is required for, or in connection with, (a) the execution, delivery and performance of this Agreement and the Transaction Agreements, (b) the consummation of the Contemplated Transactions or (c) the transfer of any material Contractual Obligation as a result of a change in the Company’s ownership.

2.6 Noncontravention.

Except as disclosed on Schedule 2.6, none of the execution, delivery and performance by the Company of this Agreement, the Transaction Agreements or the consummation of the Contemplated Transactions will:

(a) violate any provision of any Law applicable to the Company;

(b) conflict with, result in a breach or violation of, default under, or give rise to a right for any third-party to accelerate, terminate or limit any rights under or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both) any material Contractual Obligation of the Company;

(c) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset, other than Permitted Encumbrances;

(d) result in a breach or violation of, or default under, the Organizational Documents of the Company; or

(e) require any action by (including any authorization, consent or approval) or in respect of (including notice to) any Person under any material Contractual Obligation of the Company.

2.7 Financial Statements.

(a) Financial Statements. Attached to Schedule 2.7(a) is a complete and correct copy of the consolidated balance sheet of the Company (the “Most Recent Balance Sheet”), as of September 30, 2021 (the “Most Recent Balance Sheet Date”) and September 30, 2020 and the related consolidated statements of income and operation of the Company for the nine months then ended (together with the Most Recent Balance Sheet, the “Interim Financials”). In addition, attached to Schedule 2.7(a) is a complete and correct copy of the consolidated audited balance sheet of the Company as of December 31, 2020 and 2019, and the related audited consolidated statements of income, operation, changes in equity and cash flows of the Company, for the fiscal years then ended, accompanied in each case by any notes thereto and the report of the independent registered certified public accounting firm (collectively, the “Audited Financials,” and together with the Interim Financials and the financial statements provided pursuant to Section 4.8, the “Financials”). Since January 1, 2021, (i) the Company has not distributed, sold or otherwise disposed of any material Assets other than in the Ordinary Course of Business, and (ii) the Company has not made or paid any cash distributions or dividends other than those contemplated by this Agreement.

(b) Compliance with GAAP. The Financials (1) are complete and correct in all material respects and were prepared in accordance with the books and records of the Company and (2) have been prepared in accordance with GAAP (except, in the case of the Interim Financials, for the omission of footnotes and normal year-end adjustments, none of which are, or would be, individually or in the aggregate, material). The Financials fairly present, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the operations of the Company for the respective periods covered thereby. The Financials contained adequate reserves for the realization of all Assets and for all Liabilities in accordance with GAAP as of the date thereof.

(c) Indebtedness; Guarantees. The Company has no Indebtedness except as set forth on Schedule 2.7(c). For each item of Indebtedness, Schedule 2.7(c) correctly sets forth the debtor, the principal amount of the Indebtedness as of the date hereof, the creditor, the maturity date and the collateral, if any, securing the Indebtedness. The Company does not have any Liability in respect of a Guarantee of any Liability of any other Person.

2.8 Absence of Undisclosed Liabilities.

The Company does not have any Liability of any kind, character or description, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether secured or unsecured, whether due or to become due, except for (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet, (b) Current Liabilities, which have been incurred in the Ordinary Course of Business consistent with past practice since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or applicable Law and none of which is material, individually or in the aggregate), (c) Current Liabilities taken account in connection with the calculation of Working Capital, and (d) those Liabilities set forth on Schedule 2.8.

2.9 Absence of Certain Developments.

Except as set forth on Schedule 2.9, since January 1, 2021, the Business has been conducted in the Ordinary Course of Business and:

(a) the Company has not (i) amended its Organizational Documents or (ii) issued, sold, granted, awarded or otherwise disposed of any Equity Security (except as contemplated by this Agreement);

(b) the Company has not split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or made any changes with respect to its capital structure;

(c) the Company has not sold, leased, licensed, transferred or otherwise disposed of any of its Assets or property (including any shares or other Equity Securities or other securities of any corporation, partnership, association or other business organization or division thereof);

(d) the Company has not abandoned, dedicated to the public, or affirmatively failed to take any action necessary to preserve the validity of any material Company Owned Intellectual Property or Permit;

(e) the Company has not changed the nature or scope of the Business in any material respect or commenced any new business not being ancillary or incidental to the Business or taken any action to alter its organizational or management structure;

(f) the Company has not permitted any of the Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(g) there has been no loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(h) the Company has neither increased the compensation payable or paid to nor terminated, laid off or materially reduced the compensation of, whether conditionally or otherwise, (i) any Company Employee, Company Independent Contractor or agent, or (ii) any officer or manager of the Company;

(i) the Company has not adopted, entered into, terminated or amended any Employee Plan;

(j) the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, cash management, payment or credit practices, policies and/or procedures;

(k) the Company has not filed any amended Tax Return;

(l) the Company has not terminated or closed any Facility, business or operation;

(m) no customer or supplier required to be disclosed on Schedule 2.23 has canceled, terminated, materially modified or substantially reduced its purchases, sales or commitments to do so, as applicable, or, to the Company’s Knowledge, threatened in writing to do any of the foregoing;

(n) the Company has not failed to maintain any of its material Assets in accordance with the standards of the manufacturer or any other Governmental Authorities;

(o) the Company has not acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or acquired any capital asset or related capital assets (except as contemplated by this Agreement); ;

(p) the Company has not (i) entered into, amended or terminated, (ii) taken or omitted to take any action that would constitute a violation of or default under or (iii) waived any rights under, any Contractual Obligation with any customer or supplier required to be disclosed on Schedule 2.23, other than amendments to Contractual Obligations with customers in the Ordinary Course of Business;

(q) the Company has not threatened, commenced or settled any Action;

(r) the Company has not entered into any Contractual Obligation that purports to limit, curtail or restrict the Business or the kinds of businesses which it may conduct, or the Persons with whom it can compete in any market or geographical area or during any period of time or otherwise limit or restrict the ability of the Company to engage in the Business or any line of business or business activity (including employment);

(s) the Company has not changed the amount of, or terminated, any insurance coverage;

(t) the Company has not accelerated the payment of, or granted any discount or allowance in excess of $10,000 regarding, any Accounts Receivable;

(u) the Company has not delayed the payment of any accounts payable of the Business;

(v) the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.9; and

(w) no event or circumstance has occurred which has had, will have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.10 Assets.

(a) Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of Assets held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable (except as limited by the Enforceability Exceptions) leasehold interest in, or right to use all of its Assets. Except as disclosed on Schedule 2.10(a), none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

(b) Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Business as now conducted.

2.11 Accounts Receivable.

All Accounts Receivable reflected on the Most Recent Balance Sheet and in the records and books of account of the Company since the Most Recent Balance Sheet Date through the Closing Date, including, but not limited to, those Accounts Receivable reflected on the Actual Closing Balance Sheet, represent legal, valid, binding and Enforceable obligations to the Company and are not subject to any contests, claims, counterclaims or setoffs. As of September 30, 2021, (a) no account debtor or note debtor is delinquent for payments in excess of any accrued reserve set forth on the Actual Closing Balance Sheet or for more than ninety (90) days, (b) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (c) to the Company’s Knowledge, no account debtor or note debtor is insolvent or bankrupt.

2.12 Real Property.

(a) The Company does not own a fee title interest in any real property or other interest in real property, other than a leasehold interest under the Real Property Leases (defined below). Schedule 2.12(a) describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (such leased real property is referred to as the “Real Property”), and specifies the address of the Real Property, the full legal name of each of the lessor(s) of such Real Property, and identifies each lease or any other Contractual Obligation under which such Real Property is leased or otherwise occupied by the Company (the “Real Property Leases”). Except as described on Schedule 2.12(a), there are no written or oral subleases, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupy any of the Real Property, and there is no Person (other than the Company and/or any lessee(s) of the Real Property specifically identified on Schedule 2.12(a)) in possession of the Real Property. The Real Property Leases represent legal, valid, binding and enforceable leasehold interests of the Company in and to the Real Property, as applicable, and any and all Facilities located thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 2.12(a) sets forth a description of all material leasehold improvements for the Real Property, and, except to the extent such improvements are the property of the landlord under such applicable lease, the Company has good and marketable title to such leasehold improvements, free and clear of all liens and encumbrances, except Permitted Encumbrances.

(b) The Real Property Leases do not impose restrictions on any portion of the Business that interfere with the Business in any material respect. The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions. The Company has made available in the Data Room true, correct and complete copies of all of the Real Property Leases, including all amendments and modifications thereto, and the Company has otherwise made available to Parent in the Data Room true, correct and complete copies of all guaranties, notices, memoranda of lease, estoppel certificates, instruments of title, plats, surveys, title abstracts, title insurance policies, and subordinations, nondisturbance and attornment agreements related to the Real Property Leases to the extent such items exist. Except as set forth on Schedule 2.12(b), (i) no consents or approvals are required to be obtained under the Real Property Leases in connection with the Contemplated Transactions, including from the landlord(s) thereunder, and (ii) the consummation of the Contemplated Transactions will not result in a breach of or default under any Real Property Leases, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing.

(c) Neither the Company, nor, to the Company’s Knowledge, any landlord under the Real Property Leases is in breach or default under any of the Real Property Leases, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Real Property Leases by the Company or, to the Company’s Knowledge, any landlord. No security deposit or portion thereof deposited with respect to such Real Property Leases has been applied in respect of a breach or default under such Real Property Leases which has not been redeposited in full.

(d) The Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety, and other land use Laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property, and the use or occupancy of the Real Property or operation of the Business thereon does not violate any Laws. There is no pending, or to the Company’s Knowledge, anticipated change in any Laws that will have a material adverse effect on the Real Property Leases, use, or occupancy of any Real Property or any portion thereof in the continued operation of the Business.

2.13 Tangible Personal Property.

All of the fixtures and other improvements to the Facilities and/or the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate in all material respects and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (c) have no material defects and (d) have been maintained in all material respects in accordance with the standards of the manufacturer thereof and/or any other Governmental Authority.

2.14 Intellectual Property.

(a) Schedule 2.14(a) identifies: (i) all Intellectual Property Registrations that have been issued to or are otherwise owned by the Company (collectively, “Company Owned Intellectual Property Registrations”) and material unregistered Intellectual Property (other than Trade Secrets) owned by the Company (together, with Company Owned Intellectual Property Registrations, the “Company Owned Intellectual Property”); and (ii) Intellectual Property that has been licensed to the Company by a third party or that is otherwise used by the Company but is not owned by the Company (“Company Licensed Intellectual Property”) (although included in Company Licensed Intellectual Property, Schedule 2.14(a) excludes currently-available, “off the shelf” or similar Software programs, the total fees associated with which are less than $50,000 per license per year (“OTS Licenses”). All such Company Owned Intellectual Property Registrations are valid and enforceable and all such Company Owned Intellectual Property Registrations are in full force and effect.

(b) The Company has made available to Parent in the Data Room true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Contractual Obligations (including a listing of OTS Licenses) of the Company pertaining to Company Intellectual Property or the Company’s license or use of any material Intellectual Property (collectively and as applicable, the “Company IP Agreements”), including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or except as set forth in Schedule 2.14(c), require the consent of or additional compensation to any other Person in respect of, the Company’s right to own or use any Company Owned Intellectual Property or any material Intellectual Property licensed to the Company.

(d) Except as set forth on Schedule 2.14(d), all Company Intellectual Property will be owned or available for use, as applicable, by the Surviving Corporation immediately following the Closing on identical terms (including duration) and conditions as it was immediately prior to the Closing. The Company is the sole and exclusive, legal and beneficial, and with respect to the Company Owned Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Owned Intellectual Property, and has the valid and enforceable right to use all other material Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of any Encumbrances, other than Permitted Encumbrances. The Company Intellectual Property constitutes all material Intellectual Property necessary to conduct the Business in the manner currently conducted by the Company.

(e) The Company has maintained in confidence all Trade Secrets and confidential information comprising a part of the Company Owned Intellectual Property. The Software and computer hardware forming part of the Company Technology used in the Customer Offerings or Internal Systems (the “Company IT Systems”): (i) has commercially reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to mitigate the risk of material error, breakdown, failure or security breach occurring and to protect against such events causing a material disruption to any portion of the Business; and, (ii) does not contain viruses, Trojan horses, back doors or other malicious code. All Company IT Systems are in good working condition, are sufficient for the operation of the Company’s business as currently conducted and perform in accordance with their specifications. Except as set forth on Schedule 2.14(e), there has been no (i) actual security breach, or unauthorized use, access, disruption or intrusion, of any of the Company IT Systems or (ii) misuse, theft or unauthorized access or use of information processed or maintained by the Company IT Systems that could reasonably be expected to cause a Material Adverse Effect. The Company has conducted commercially reasonable data security testing or audits and have resolved or remediated any material data security issues or vulnerabilities identified during such testing or audits.

(f) To the Company’s Knowledge, the conduct the Business in the manner currently conducted by the Company does not infringe, violate, or misappropriate any Intellectual Property rights of any third party. Schedule 2.14(f) lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received in writing by the Company in the three (3) years prior to Closing, alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received in writing by the Company from any reseller, distributor, customer, user or any other third party

(g) To the Company’s Knowledge, no Person is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property that is licensed to the Company. There are no Actions (including any opposition, cancellation, revocation, review or other proceeding, but excluding office actions issued by patent offices, which are listed in Schedule 2.14(g)), whether settled, pending or, to the Company’s Knowledge, threatened in writing: (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property that could reasonably be expected to cause a Material Adverse Effect.

(h) The Company has not licensed, distributed or disclosed, and as of the date of this Agreement knows of no distribution or disclosure by others (including any Company Employee) of, the Company- Source Code owned by the Company to any Person, except pursuant to the agreements listed on Schedule 2.14(h), and the Company has taken commercially reasonable physical and electronic security measures to prevent the unauthorized disclosure of such Company Source Code.

(i) The Company has complied with the requirements of licenses for Open Source Materials, and none of the Customer Offerings are subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that: (i) would or does require, or would or does condition the use or distribution of such Customer Offering on, the disclosure, licensing or distribution of any source code for any portion of such Customer Offering; (ii) grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property or (iii) would or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Customer Offering.

(j) Except as set forth on Schedule 2.14(j), each Company Employee and Company Independent Contractor who has contributed to the research, development, conception, reduction to practice, authorship, creation, modification or improvement of any Intellectual Property in the course of such Company Employee’s employment by, or such Company Independent Contractor’s work for, the Company (the “Company-Funded IP”), including any Company Owned Intellectual Property, in whole or in part, has either (i) done so in the course of and in the scope of his or her employment or engagement with the Company, such that pursuant to applicable Law all Intellectual Property arising therefrom has become the exclusive property of the Company, as applicable and (ii) signed binding, valid and enforceable written agreements with the Company whereby such employee or independent contractor (1) ensures the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of their employment or engagement with the Company; (2) assigns to the Company the employee’s or independent contractor’s ownership interest in or to such Intellectual Property; and (3) to the extent any right, title and interest in such Intellectual Property cannot be assigned to the Company, grants the Company an exclusive, perpetual, royalty-free, transferrable, irrevocable, worldwide license to such Intellectual Property. The Company has provided Parent with true and complete copies of all such written agreements. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company Owned Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars, and there are no claims or interests of third parties (including current and former Company Employees or Company Independent Contractors) alleging ownership interests in any such Intellectual Property.

(k) Other than as set forth in Schedule 2.14(k), the Company has not received or has any outstanding applications for any support, funding, resources or assistance from any Governmental Authority, quasi-governmental agency or funding source, government-owned institution, university, college, other educational institution or research center that was used to develop any Company Owned Intellectual Property.

(l) The Company has not (i) disclosed or transferred any personal information from Persons that reside in the European Economic Area or (ii) engaged any third party in the European Economic Area to store, use, process, disclose or transfer any personal information on behalf of the Company.

(m) The Company has complied in all material respects with, and is in compliance in all material respects with, all applicable Laws, all Contractual Obligations and commitments, and all internal or publicly posted policies, notices, and statements, in each case, with respect to the collection, use, maintenance, processing, storage, transfer, disclosure and security of personally identifiable information and personal data of natural persons (“Personal Data”), privacy and data protection in the conduct of the Business. The Company maintains commercially reasonable administrative, physical, and technical security measures designed to protect Personal Data it holds or maintains from data security breaches resulting in loss of such Personal Data, or unauthorized access, use, acquisition, modification, or disclosure of such Personal Data (each, a “Data Security Breach”). Except as set forth on Schedule 2.14(m), in the past five (5) years, the Company has not (i) experienced any actual, alleged, or suspected Data Security Breach or other security incident involving Personal Data in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of Personal Data or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or Data Security Breach notification, and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action. Each online site of the Company has posted terms of use and a privacy policy that accurately reflects the Company’s practices concerning the processing of Personal Data collected by or through such site. No disclosure of any Data Security Breach or network security breach, or any unauthorized access to, misuse of or theft of any Personal Data, in each case that is required to be disclosed under applicable privacy Law, has been or should have been made by the Company to any Governmental Authority or affected Person. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement comply with all applicable privacy Laws and contractual obligations applicable to the Company relating to personal information and with the publicly facing privacy policies of the Company.

2.15 Legal Compliance; Permits.

(a) Compliance. Except as disclosed on Schedule 2.15(a), the Company and the Business is and has been operated in compliance with its Organizational Documents and, for the past five (5) years, in all material respects, with all applicable Law.

(b) Permits. The Company and, to the Company’s Knowledge, each of its officers, directors and key employees, have been duly granted all Permits under all applicable Law necessary for the conduct of the Business. Schedule 2.15(b) lists each Permit affecting, or relating to, or necessary in connection with the Assets or the Business, together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 2.15(b): (i) such Permits are valid and in full force and effect; (ii) the Company is not in material breach or violation of, or default under, any such Permit; (iii) the Company has properly and validly completed in all material respects all filings and registrations that are required for the operation of its Business; and (iv) such Permits shall remain in full force and effect immediately after the Closing. There is no investigation or Action pending or, to the Company’s Knowledge, threatened that would result in the termination, revocation, suspension, restriction or nonrenewal of any such Permit or the imposition of any fine, penalty or other sanctions for material violation of any applicable Law relating to any such Permit.

2.16 Capital Expenditures and Investments.

The Company’s outstanding Contractual Obligations and budget for capital expenditures and Investments are set forth on Schedule 2.16, and the Business has been operated in compliance, in all material respects, with such outstanding Contractual Obligations and budget, which is commercially reasonable in light of the Business as currently conducted and as currently proposed to be conducted by the Company.

2.17 Employee Benefit Plans.

(a) Schedule 2.17(a) contains a true, correct and complete list of each Employee Plan in effect as of the date hereof.

(b) With respect to each Employee Plan, the Company has made available to Parent in the Data Room a current, true and complete copy (or, to the extent no such copy exists, an accurate description) thereof of the following (to the extent applicable): (i) the most recent plan documents, trust agreements, contracts and/or agreements relating to any Employee Plan and any amendments thereto; (ii) the most recent determination letter for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the most recent summary plan description and any material modifications made thereto; and (iv) for the three (3) most recent years (1) the Form 5500 and attached schedules, (2) financial statements, (3) actuarial valuation reports and (4) any nondiscrimination testing results.

(c) Except as disclosed on Schedule 2.17(c): (i) each Employee Plan has been established and administered in accordance with each such Employee Plan’s terms, the applicable provisions of ERISA, the Code and other applicable Laws, in each case, in all material respects; (ii) each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination opinion or advisory letter from the IRS as to its qualification thereunder, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualified status; (iii) no event has occurred and, to the Company’s Knowledge, no condition exists that would reasonably be expected to subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Liability imposed by ERISA, the Code or other applicable Law with respect to any Employee Plan; (iv) the Company does not have any current or projected Liability in respect of post-employment, post-service or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; and (v) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Employee Plan.

(d) No Employee Plan is, or has been: (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or (ii) a multiple employer plan as described in Section 413(c) of the Code.

(e) Neither the Company nor any of its ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or has any Liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any multiemployer plans within the meaning of Section 3(37) of ERISA.

(f) With respect to each Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened; (ii)  no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies are pending, in progress or, to the Company’s Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(g) Except as set forth on Schedule 2.17(g), none of the execution, delivery or performance of this Agreement, approval of this Agreement by the Company’s board of directors, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), will (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Employee Plan (iii) increase the amount payable or result in any other material obligation to any Company Employee under any Employee Plan or (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans.

(h) None of the execution, delivery or performance of this Agreement, approval of this Agreement by the Company’s board of directors, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), will result in payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

2.18 Environmental Matters.

(a) The Company has complied, and is in compliance, in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 2.18(a), the Company has not received any written order, notice, report or other communication of any actual or potential violation or failure by the Company to comply with any Environmental Laws.

(b) The Company has not received any notice that there are any pending or threatened Actions or Encumbrances resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Real Property, any of the Facilities or any other properties and Assets (whether real, personal or mixed) owned or operated by the Company.

(c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to, any Contaminants, or owned or operated any property or facility that is or has been contaminated by any Contaminants, including, without limitation, the Real Property and the Facilities, in each case so as to give rise to any current or future Liability of the Company pursuant to any Environmental Laws.

2.19 Taxes.

(a) All Income Tax Returns and other material Tax Returns required to be filed by, or with respect to, the Company have been prepared and timely filed (taking into account any available extensions) in accordance with all applicable Laws. All of those Tax Returns are true, correct and complete in all material respects. All material Taxes imposed on the Company, whether or not shown on a Tax Return, have been paid within the time and in the manner prescribed by applicable Law.

(b) The Company has made available to Parent in the Data Room true, accurate and complete copies of all Income Tax Returns filed by or with respect to the Company for the past three (3) years.

(c) Except as set forth on Schedule 2.19(c), no written agreement or document extending the period of assessment or collection of any Tax payable by the Company is currently in effect, and there are no currently outstanding requests or demands to extend or waive any period of limitations. No audit or other proceeding by any Taxing Authority is pending or has been threatened in writing with respect to any Income Taxes, other material Texas or Tax Returns of the Company.

(d) There are no Encumbrances, other than Permitted Encumbrances, on any of the Assets.

(e) The accruals and reserves for unpaid Taxes of the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) specifically set forth and included in the Financials and on the Actual Closing Balance Sheet are adequate in accordance with GAAP to fully cover all Taxes accrued or accruable through the date hereof, and the reserves for Taxes, as adjusted for operations and transactions and the passage of time through the Closing Date, will be adequate to cover the unpaid Taxes of the Company accruing through the Closing Date. The Company does not have any Liability for Income Taxes or other material Taxes incurred after the date of the Interim Financials other than Taxes incurred by it in the Ordinary Course of Business.

(f) The Company (i) has not been a member of an Affiliated Group for Tax purposes other than the Affiliated Group the common parent of which is the Company, (ii) has not acquired stock in a corporation in a transaction subject to Treasury Regulations Section 1.1502-36, (iii) has no liability for Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any comparable provision of Tax Law) other than as a result of being a member of the Affiliated Group the common parent of which is the Company, (B) as a transferee or successor, (C) by Contractual Obligation (other than pursuant to a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations) or (D) by operation of Law or otherwise and (iv) is not and has never been a party to or bound by or had any Liability or potential Liability with respect to any Tax Sharing Agreement (other than a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations).

(g) Except as set forth on Schedule 2.19(g), no claim in writing has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(h) Except as set forth on Schedule 2.19(h), the Company has complied with all applicable Laws relating to the collection and withholding of Income Taxes and other material Taxes (including all information reporting and record keeping requirements), and the Company has duly and timely paid over to the appropriate Taxing Authority all amounts of those Taxes.

(i) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free or partly tax-free treatment under Section 355 of the Code.

(j) No written closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) (or any similar or corresponding provision of any state, local or non-U.S. Law) has been entered into by or with respect to the Company.

(k) The Company is not a partnership, a partner in a partnership or a party to any joint venture, contract or other arrangement that could be treated as a partnership for U.S. federal income tax purposes.

(l) The Company has not consummated or participated in, or is currently participating in any transaction that was or is a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

This Section 2.19 and the relevant provisions of Section 2.17 (to the extent related to Taxes) contain the sole and exclusive representations and warranties of the Company with respect to any Tax matters, including any arising under any Tax Returns. Notwithstanding any other representations and warranties in this Agreement, no representation or warranty is being made regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., tax basis of assets or net operating losses) arising in any Pre-Closing Tax Period (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing. The foregoing shall not limit or impair the contractual obligations of the parties set forth in Article X.

2.20 Contracts.

(a) Contracts. Except as disclosed on Schedule 2.20(a) (the “Disclosed Contracts”), neither the Company nor any Asset is bound by, nor is the Company a party to:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, (1) for which the Company was paid in excess of $125,000 for the 2020 fiscal year or for the nine months ended September 30, 2021, or (2) with respect to any such Contractual Obligation between the Company and a customer, if such Contractual Obligation (or group of related Contractual Obligations) is in respect of a customer that generated (or would generate upon satisfaction of such Contractual Obligation) aggregate revenues with respect to such customer to the Company, on a consolidated basis, equal to or in excess of $125,000 for the 2020 fiscal year or for the nine (9) month period ended September 30, 2021;

(ii) (1) any capital lease or (2) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of $50,000, under which any Equipment is held or used by the Company;

(iii) any Contractual Obligation relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements), other than (1) Real Property Leases or leases relating to the Equipment, (2) Contractual Obligations that are otherwise included on Schedule 2.20(a) and (3) Contractual Obligations that include the license of Company Technology and are entered into by the Company in the Ordinary Course of Business;

(iv) any Contractual Obligation for the purchase or sale of products or for the furnishing or receipt of services (1) which involves one of the Company’s ten (10) largest customers (as determined based on the Company’s revenue for the 2020 fiscal year), (2) which involves annualized expenditure of more than $50,000, or (3) in which the Company has granted manufacturing rights, “most favored nation” or “best price” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(v) any Contractual Obligation relating to the acquisition or disposition of (i) any business or Person (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any Asset, in each case, other than in the Ordinary Course of Business and other than the transaction contemplated hereby;

(vi) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(vii) any Contractual Obligation to purchase goods or services exclusively from a Person or Persons or purchase a minimum amount of goods or services (exceeding $50,000 per year) from a Person or Persons, or all or a portion of the supply of certain goods or services utilized by the Company (exceeding $50,000 per year) from a given Person or Persons;

(viii) any Contractual Obligation involving any obligation on the part of the Company to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other Lawful commercial activity (including in any geographic region);

(ix) any Contractual Obligation under which the Company is, or may incur any severance pay, retention or special compensation obligations which would become payable by reason of this Agreement or the Contemplated Transactions (whether payable at the Closing or thereafter);

(x) any Contractual Obligation providing for the employment of any Company Employee or consultancy or an agreement of any Company Independent Contractor on a full-time, part-time, consulting or other basis, relating to a currently effective Contractual Obligation with a former Company Employee or otherwise (i) providing base compensation that is in excess of $125,000 per annum or provides for commissions, bonuses, fees or other non-base compensation, or (ii) that is not terminable without penalty on less than ninety (90) days’ notice (other than, in the case of (i) and (ii), an offer letter setting forth the terms of an at will employment arrangement with no severance obligations or an Employee Plan disclosed on Schedule 2.17(a));

(xi) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates, Company Employee or Company Independent Contractor (other than travel allowances or similar items in the Ordinary Course of Business);

(xii) any Contractual Obligation with any current or former officer, director or stockholder of the Company or any Affiliate thereof that is not related to such Person’s employment or termination of employment;

(xiii) any settlement, conciliation or similar Contractual Obligations imposing any Contractual Obligation on the Company after the Closing Date;

(xiv) any Contractual Obligation that would reasonably be expected to have the effect of prohibiting or impairing, in any material impact, the conduct of the Business as currently conducted and as currently proposed to be conducted;

(xv) any Contractual Obligation that purports to limit, curtail or restrict any kind of business which the Company or the Business may conduct, or the Persons with whom it can compete in any market or geographical area or during any period of time or otherwise limit or restrict the ability of the Company or the Business to engage in any line of business or business activity (including employment); or

(xvi) any Contractual Obligation not otherwise disclosed on Schedule 2.20(a) and (A) pursuant to which the Company has an aggregate future Liability to any Person in excess of $100,000, (B) entered into other than in the Ordinary Course of Business or other than on arms-length terms, (C) that is material to the conduct or operation of the Business, or (D) containing any “change of control” or similar provision that may be triggered by the Contemplated Transactions.

(b) Breach, etc. Neither the Company nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all material warranty obligations or otherwise), nor to the Company’s Knowledge, has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or default under, any Disclosed Contract (including all material warranty obligations or otherwise). The Company has not received written notice from any other party to any Disclosed Contract or to the Company’s Knowledge has any reason to believe that such party intends to terminate, breach or default under such Disclosed Contract. No party to any Disclosed Contract has given the Company notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

(c) Standard Form Contracts. True and complete copies of each standard-form contract used by the Company in the Ordinary Course of Business has been made available to Parent in the Data Room.

2.21 Litigation; Governmental Orders.

(a) Litigation. Except as disclosed on Schedule 2.21(a)(i), there is no, and has not been within the prior three (3) years, any Action to which the Company is a party (whether as plaintiff, defendant or otherwise) or to which its Assets are subject is pending, or to the Company’s Knowledge, threatened. Except as disclosed on Schedule 2.21(a)(ii), there is no Action that the Company or Stockholder (with respect to such Stockholder, related to the Business) presently intends to initiate.

(b) Governmental Orders. Except as disclosed on Schedule 2.21(b), no Governmental Order has been issued that is applicable to, or otherwise affects, the Company, the Assets or the Business.

2.22 Affiliate Transactions.

Except for the matters disclosed on Schedule 2.22, neither the Company nor any Affiliate is, directly or indirectly, an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Except as disclosed on Schedule 2.22, neither the Company, any Affiliate of the Company nor any employee, director or officer of the Company, or to the Company’s Knowledge, any immediate or extended family members thereof, owns or has any ownership interest in any Asset used in, or necessary to, the Business. Except as disclosed on Schedule 2.22, no officer, director or employee of the Company, or to the Company’s Knowledge, any immediate or extended family members thereof, is, directly or indirectly, a creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Each such Contractual Obligation, business arrangement, commitment or transaction referred to in this Section 2.22, an “Affiliate Agreement.”

2.23 Customers and Suppliers.

Schedule 2.23 sets forth a true, correct and complete list of (a) the ten (10) largest customers of the Company (measured by aggregate billings) for each of the fiscal year ended December 31, 2020 and the nine (9) months ended September 30, 2021, including the aggregate billings for each such customer and (b) the ten (10) largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) for each of the fiscal year ended December 31, 2020 and the nine (9) months ended September 30, 2021, including the aggregate amount purchased by the Company from each such supplier. No such customer or supplier has indicated orally to an officer or director of the Company, or in writing to the Company or any of its officers, directors or employees, that it intends to or will stop buying materials, products or services or supplying materials, products or services, as applicable, or otherwise cancel, terminate or materially reduce or alter any existing arrangement for the same.

2.24 Customer Warranties.

No service or product provided, manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth on Schedule 2.24(i), and (ii) manufacturers’ warranties. There are and have been no pending, nor to the Company’s Knowledge, threatened, claims under or pursuant to any such warranties, whether expressed or implied, on any Customer Offerings by the Company prior to the Closing Date, and no claims are required to be reserved against in the Company’s books and records in accordance with GAAP.

2.25 Employees.

(a) The Company has made available to Parent in the Data Room a true, correct and complete schedule of all Company Employees, including any Company Employee who is on a leave of absence of any type, paid or unpaid, authorized or unauthorized, that sets forth for each such individual the following: (i) name; (ii) job title or position; (iii) full-time, part-time or other related employment category; (iv) hire date; (v) current annual base compensation; (vi) commission, bonus or other incentive compensation; (vii) work location(s), both permanent and temporary; and (viii) a description of fringe benefits currently provided as of the date hereof.

(b) All compensation, including wages, commissions, bonuses, fees and other compensation, payable to Company Employees or Company Independent Contractors for work or services performed have been paid in full or accrued on the Closing Balance Sheet.

(c) Except as disclosed on Schedule 2.25(c)(i), there are no labor grievances or disputes (including any work slowdowns, lockouts, stoppages, picketing or strikes) pending, or to the Company’s Knowledge, threatened related to any Company Employee. Except as disclosed on Schedule 2.25(c)(ii), (i) no Company Employee is represented by a labor union, association or representative body, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or Contractual Obligation with a works council, labor union, association or representative body, (iii) during the past five (5) years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or to the Company’s Knowledge, threats thereof, by or with respect to any Company Employee, (iv) to the Company’s Knowledge, no petition has been filed or proceedings instituted by any Company Employee or group of Company Employees with any labor relations board seeking recognition of a bargaining representative and (v) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, association or representative body to organize any Company Employees and no demand for recognition of Company Employees has been made by, or on behalf of, any labor union, association or representative body.

(d) Except as disclosed on Schedule 2.25(d), the Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Company Employees and Company Independent Contractors. All individuals characterized and treated by the Company as Company Independent Contractors are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. The Company is in compliance in all material respects with and has complied in all material respects with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no actions, investigations, judgments, decrees, or orders against the Company pending, or to the Company’s Knowledge, threatened to be initiated, brought or filed, by or with any court, Governmental Authority in connection with the application for employment or employment of any current or former applicant, employee, or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(e) To the Company’s Knowledge, no employee, officer, director, contractor or consultant of the Company is obligated under any applicable Law or under any Contractual Obligation of any nature, or is subject to any judgment, decree or Governmental Order, that would interfere with the use of such employee’s, officer’s, director’s, contractor’s or consultant’s best efforts to promote the interests of the Company or that would conflict with the Business. To the Company’s Knowledge, the conduct of the Business has not and will not, and the consummation of the Contemplated Transactions will not, conflict with or result in a material breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any employee, officer, contractor or consultant of the Company is obligated.

(f) In the last five (5) years, the Company has not implemented or announced a “plant closing,” “mass layoff,” or other similar action as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., (“WARN”) and any similar applicable state law or local law.

(g) The Company has complied in all material respects with all Laws regarding the 2019 novel coronavirus (COVID-19), including all applicable federal, state and local Governmental Orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar Governmental Orders in effect as of the date hereof. As of the date hereof, all service providers of the Company that are required to work remotely are reasonably able to provide their services to the Company remotely.

2.26 Banking Facilities.

Schedule 2.26 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company in respect of any such account, safety deposit box or other arrangement.

2.27 Insurance.

Schedule 2.27(i) sets forth a true, correct and complete list of insurance policies, including policies by which the Company or any of its Assets, employees, officers or directors or the Business have been insured since January 1, 2016 (the “Liability Policies”). The list includes for each Liability Policy the type of policy, name of insurer and expiration date. The Company has made available to Parent in the Data Room true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.27(ii) describes any self-insurance arrangements affecting the Company. The Company has since January 1, 2016, maintained in full force and effect with financially sound and reputable insurers insurance with respect to the Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases, other Contractual Obligations or applicable Law. Except as disclosed on Schedule 2.27(iii), no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or any other indication and the Company has no any reason to believe that any insurer plans to cancel any Liability Policy or materially raise the premiums or materially alter the coverage under any Liability Policy. Schedule 2.27(iv) sets forth all claims made under the Liability Policies since January 1, 2016.

2.28 Powers of Attorney.

Except as set forth on Schedule 2.28, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.29 No Brokers.

Except as set forth on Schedule 2.29, no broker, finder, investment banker or agent is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon any arrangements by or on behalf of the Company for which Merger Sub, Parent or the Surviving Corporation may become liable.

2.30 Internal Controls.

The Company has implemented and maintains controls and procedures to reasonably ensure that material information relating to the Company and the Business is made known to the chief executive officer and the chief financial officer of the Company in preparing of the Company’s financial statements.

2.31 PPP Loans.

Each of the certifications made by the Company in connection with the PPP Loans were true and correct when made, and remain true and correct, and the Company properly applied for the PPP Loans in accordance with the terms of the Small Business Act, the CARES Act, the Economic Aid Act and any other applicable Law. The Company (i) satisfies all of the criteria for the PPP Loans under the Paycheck Protection Program set forth in the Small Business Act (including Sections 7(a)(36)(D) and 7(a)(36)(G) of the Small Business Act), the CARES Act, the Economic Aid Act and any other applicable Law, (ii) has complied in all material respects with the requirements of the PPP Loans and all applicable requirements of the Paycheck Protection Program, the Small Business Act, the CARES Act, the Economic Aid Act and any other applicable Law with respect to the PPP Loans, including with respect to use of the proceeds of the PPP Loans, (iii) maintained and maintains all records required to be retained or submitted in connection with the forgiveness of the PPP Loans, and (iv) has submitted an application for forgiveness with respect to amounts outstanding under each PPP Loan with each lender of the PPP Loan and the U.S. Small Business Administration (the “Forgiveness Applications”). Each of the certifications made by the Company in connection with each Forgiveness Application were true and correct when made, and remain true and correct, and the Company properly prepared and submitted each Forgiveness Application and applied for forgiveness of the entirety of the Indebtedness under the PPP Loans in accordance with the terms of the Small Business Act, the CARES Act, the Economic Aid Act and any other applicable Law. The original principal amount of the PPP Loans were $1,062,400.00 and $998,393.00, respectively, and, as of the date hereof, the aggregate amount outstanding under each PPP Loan has been fully forgiven, written evidence of which has been made available to Parent in the Data Room.

2.32 Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Stock Consideration (the “Form S-4 Registration Statement”) will, at the time the Form S-4 Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement to be filed with the SEC and sent to the Stockholders in connection with the Company Proposal and to the Parent’s shareholders in connection with the Parent Proposals (including any amendments or supplements thereto, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or Parent Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

2.33 Non-reliance.

Except for the representations and warranties contained in Article III, or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledge that none of Parent, Merger Sub or any of their Affiliates, nor any Person on behalf of Parent, Merger Sub or any their Affiliates has made or makes, and the Company has not relied on, any other express or implied representation or warranty with respect to the Parent or Merger Sub, except as expressly identified and included in a representation or warranty contained in Article III, or in a certificate or instrument delivered by Parent or Merger Sub in connection with the Closing.

2.34 No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II (INCLUDING THE RELATED PORTIONS OF THE COMPANY’S SCHEDULES), THE COMPANY HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR THE BUSINESS OR ANY OF ITS ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, Parent and Merger Sub hereby represent and warrant to the Company and its Stockholders as follows:

3.1 Organization.

Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of the States of Delaware and have the power and authority to own their respective properties and to carry on their respective businesses as they are now being conducted.

3.2 Power and Authorization.

The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Contemplated Transactions, including the Merger, are within the power and authority of Parent and Merger Sub and have been duly authorized by all necessary action on the part of Parent and Merger Sub, and no other corporate or other action on the part of Parent or Merger Sub or any other Person is necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Contemplated Transactions, other than the approval of Parent as the sole stockholder of Merger Sub and Parent’s stockholders. This Agreement (a) has been duly executed and delivered by Parent and Merger Sub and (b) is a legal, valid and binding obligation of Parent and Merger Sub, Enforceable against Parent and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

3.3 Consents and Approvals.

The Board of Directors of Parent has (i) resolved to call a special meeting of the Parent stockholders for the purpose of approving this Agreement and the Merger and the issuance of the Stock Consideration in connection with the Merger, and (ii) adopted a resolution recommending to the Parent stockholders that they approve this Agreement and the Merger and the issuance of the Stock Consideration in connection with the Merger. Except for regulatory and other approvals as disclosed in Schedule 3.3, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of Parent in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Parent of the Contemplated Transactions hereby or thereby.

3.4 Compliance with Laws, Permits and Instruments.

Parent, its Subsidiaries and their respective employees hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Effect with respect to Parent or any of its Subsidiaries. Parent is in material compliance with all applicable listing and corporate governance rules of Nasdaq.

3.5 Parent Capitalization.

The authorized capital stock of Parent consists of 200 million shares of common stock, $0.01 par value per share, of which 11,937,980 shares are outstanding as of the date of this Agreement and 50 million shares of preferred stock, par value $0.01 per share, of which no shares of were issued or outstanding as of the date of this Agreement. Except as set forth in Schedule 3.5, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Parent to purchase or otherwise acquire any security of or equity interest in Parent, obligating Parent to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital stock of any class. There are no outstanding contractual obligations of Parent to vote or dispose of any shares of Parent Stock. To the knowledge of Parent, there are no stockholder agreements, voting trusts or similar agreements relating to the Parent stock. All of the issued and outstanding shares of the Parent capital stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of the Parent capital stock have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. All dividends declared prior to the date of this Agreement have been paid.

3.6 Authorization of Governmental Authorities.

Except with respect to the items set forth on Schedule 3.6, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority on the part of Parent or Merger Sub is required for, or in connection with the valid and lawful (a) execution, delivery and performance of this Agreement and the Transaction Agreements or (b) the consummation of the Contemplated Transactions.

3.7 SEC Filings; Financial Statements.

(a) Parent has timely filed all documents required to be filed by Parent since January 1, 2018 (the “Parent SEC Reports”). The Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable Laws, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unrestricted comments received from the SEC staff with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or investigation.

(b) Each of the Parent financial statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows and statement of stockholders’ equity for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Parent has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that Parent should modify its accounting policies and/or practices in future periods. Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by Parent except as disclosed in the Parent SEC Reports or (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent.

(d) Since January 1, 2018, none of Parent nor any of its Subsidiaries, nor, to Parent’s knowledge any director, officer or employee of Parent or any of its Subsidiaries or any auditor, accountant or representative of Parent or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, any of its Subsidiaries or any of their officers, directors, employees or agents to Parent’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of Parent or any of its Subsidiaries. Since January 1, 2018, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, Parent’s or any of its Subsidiaries’ board of directors or any committee thereof.

(e) There are no outstanding loans made by Parent or any of its Subsidiaries to any executive officer or director of Parent.

(f) The Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Parent and its business is made known to the chief executive officer and the chief financial officer of the Parent by others within the Parent in connection with the preparation of the Parent’s financial statements.

(g) As of the time the Form S-4 Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), the Form S-4 Registration Statement will comply, in all material respects, as to form with the requirements of the Securities Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by the Company, or by any other Person acting on behalf of the Company specifically for inclusion in the Registration Statement.

3.8 Consents and Approvals.

Except as set forth on Schedule 3.8, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or Person on the part of the Parent is required for, or in connection with, (a) the execution, delivery and performance of this Agreement and the Transaction Agreements, (b) the consummation of the Contemplated Transactions or (c) the transfer of any Contractual Obligation as a result of a change in the Company’s ownership.

3.9 Litigation; Governmental Orders.

(a) Litigation. Except as disclosed in the Parent SEC Reports, there is no Action to which the Parent is a party (whether as plaintiff, defendant or otherwise) or to which its Assets are subject pending, or to the Parent’s Knowledge, threatened. There is no Action that the Parent presently intends to initiate.

(b) Governmental Orders. No Governmental Order has been issued that is applicable to, or otherwise affects, the Parent or its business.

3.10 No Material Adverse Effect. Except as disclosed in the representations and warranties made in this ARTICLE III and the Schedules hereto, there has not been any Material Adverse Effect with respect to Parent since January 1, 2021 nor to the knowledge of Parent, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Effect with respect to Parent.

3.11 Non-contravention.

Neither the execution, delivery and performance by Parent and Merger Sub of this Agreement nor the consummation of the Contemplated Transactions will:

(i) violate any provision of any applicable Law applicable to which Parent or Merger Sub is subject;

(ii) result in a breach or violation of, or default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any Contractual Obligation of Parent or Merger Sub;

(iii) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(iv) result in a breach or violation of, or default under, Parent’s or Merger Sub’s respective Organizational Documents.

3.12 No Brokers.

Neither Parent nor Merger Sub nor any of their Affiliates has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

3.13 Non-reliance.

Except for the representations and warranties contained in Article II, in each case as qualified by the Disclosure Schedule, or in any certificates delivered by the Company in connection with the Closing, Parent and Merger Sub acknowledge that neither the Company nor any Company Affiliate, nor any Person on behalf of the Company or any Company Affiliate has made or makes, and Parent and Merger Sub have not relied on, any other express or implied representation or warranty with respect to the Company or any Company Affiliate, except as expressly identified and included in a representation or warranty contained in Article II, in each case as qualified by the Disclosure Schedule, or (ii) in a certificate or instrument delivered by the Company or any Stockholder in connection with the Closing.

3.14 Nasdaq Capital Market Quotation.

The issued and outstanding shares of Parent common stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CREX”. Parent is in compliance in all material respects with the listing rules of the Nasdaq. There is no Action pending or, to the knowledge of Parent, threatened against Parent by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent common stock or terminate the listing of Parent common stock on the Nasdaq. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent common stock under the Exchange Act.

3.15 Ownership of Company Common Stock.

Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) or has owned at any time during the period commencing three years prior to the date hereof any Shares.

3.16 No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER PARENT NOR MERGER SUB HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT OR MERGER SUB OR ANY OF THEIR ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

IV. PRE-CLOSING COVENANTS

4.1 Access and Investigation.

(a) Between the date of this Agreement and the Closing (the “Pre-Closing Period”), the Company will, and will cause each of its respective Representatives to, (a) afford Parent and its Representatives, upon reasonable advance notice and during regular business hours, access to selected personnel approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed, and such access for purposes including, but not limited to, negotiating post-Closing employment and noncompetition arrangements), properties, Contractual Obligations, customers, books and records (including all Tax records), and other documents and data, (b) furnish Parent and its Representatives with and upload to the Data Room or otherwise provide to Parent copies of all such Contractual Obligations, books and records, financial information and other existing documents and information as Parent and its Representatives may reasonably request.

(b) The Company shall make all necessary arrangements so that within twenty-five (25) Business Days after the date hereof, a senior executive of Parent shall have the opportunity, together with a representative of the Company, to speak to a senior executive or key relationship handler at the customers of the Company referred to in clause (A) of the definition of “Material Adverse Effect” as part of Parent’s due diligence, including discussion of such customer’s ongoing relationship with the Company after the consummation of the Contemplated Transactions.

4.2 Operation of the Company and the Business.

(a) Ordinary Course. Except as expressly consented to in writing by Merger Sub or as specifically contemplated by this Agreement, during the Pre-Closing Period, the Company shall act and carry on the Business solely in the Ordinary Course of Business and maintain and preserve the Company’s business organization, Assets, and properties, preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with the Company, continue to perform under all Contractual Obligations, maintain all Liability Policies set forth on Schedule 2.27(i) and keep available the services of its present officers, employees and consultants.

(b) Negative Covenants of the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as expressly consented to in writing by Parent, (ii) as specifically contemplated by this Agreement or (iii) as set forth on Schedule 4.2(b):

(i) the Company shall not, directly or indirectly, do any of the following:

(1) other than the distribution of cash by the Company to the Stockholders on or before the Closing, declare, set aside or pay any distributions or dividends, split, combine or reclassify any Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for its Equity Securities or Indebtedness; or purchase, redeem or otherwise acquire any Equity Securities, or make any other changes with respect to its capital structure;

(2) issue or incur any Indebtedness or issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Equity Securities (other than in connection with the exercise or conversion of rights provided to holders of securities in existence as of the date hereof);

(3) amend or adopt any amendments to its Organizational Documents except for the Pre-Closing Amendments;

(4) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any Person or division thereof, or any assets that are material, in the aggregate, to the Company;

(5) sell, lease, license, pledge, or otherwise dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance (other than a Permitted Encumbrance) any of its material properties or Assets, including any capital asset or related capital assets with a fair market value in excess of $50,000;

(6) modify or amend any Disclosed Contract, enter into any Contractual Obligation that would be a Disclosed Contract or waive, release or assign any material rights or claims under any such Disclosed Contract or Contractual Obligation other than in the Ordinary Course of Business;

(7) (A) incur any Indebtedness, (B) issue, sell or amend any Indebtedness, (C) Guarantee or otherwise become Liable for any Indebtedness of another Person, (D) make any material loans, advances or capital contributions to, or Investment in, any other Person, (E) modify or cancel any material third-party Indebtedness, or (F) enter into any arrangement having the economic effect of the foregoing;

(8) make any capital expenditures that, when added to all other capital expenditures made by or on behalf of the Company following the date hereof, exceed $100,000;

(9) except as contemplated by this Agreement or as required to comply with applicable Laws or the terms of any Employee Plan, (A) adopt, enter into, terminate or amend any Employee Plan or any employee benefit plan, arrangement or agreement that would be an Employee Plan if in existence on the date hereof, (B) enter into or amend any employment, bonus, retention, change in control or severance agreement with any Company Employee or increase the compensation or benefits of, or pay any bonus not required by an existing plan, arrangement or agreement to, any manager, officer or employee of the Company, (C) grant any Equity Securities, (D) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, or (E) hire, promote, demote, or terminate the employment of any manager, officer or employee of the Company (other than terminations for cause (as such term may be defined in an applicable employment agreement or severance plan));

(10) file any amendment to a Tax Return;

(11) threaten, commence, pay, discharge, settle or satisfy any Action;

(12) terminate or fail to renew any Governmental Authorization that is required for continued operations in the Ordinary Course of Business;

(13) except as required to comply with applicable Law, enter into any collective bargaining agreement or union contract with any labor organization or union or waive, release or assign any rights or claims under any such agreement or contract;

(14) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(15) discontinue any line of business or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

(16) at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company;

(17) make any change to its accounting methods, principles or practices or to the Financials or to the working capital policies applicable to the Company, except as required by GAAP;

(18) except for entering into any nonexclusive license agreements in the Ordinary Course of Business, transfer or grant to any third party any rights with respect to any Intellectual Property;

(19) form any Subsidiary or acquire any Equity Security of any Person;

(20) write off as uncollectible, or establish any extraordinary reserve with respect to any billed or unbilled Account Receivable or other Indebtedness, in each case, outside existing reserves; or

(21) authorize or enter into an agreement to do anything prohibited by the foregoing; and

(ii) the Company shall not, directly or indirectly, do any of the following:

(1) sell, lease, pledge, or otherwise transfer, dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance any Shares;

(2) take any action that would or would reasonably be expected to (A) result in a representation or warranty of the Company becoming untrue in any material respect, (B) result in any of the conditions set forth in Section 6.1 or Section 6.2 not being satisfied, or (C) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions on the terms contemplated by this Agreement;

(3) pay any brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions;

(4) amend, modify, extend, renew, or terminate any Real Property Leases and shall not enter into any new lease, sublease, license, or other agreement for the use or occupancy of any real property without the prior written consent of the Parent, which shall not be unreasonably withheld, conditioned or delayed; or

(5) authorize or enter into an agreement to do anything prohibited by the foregoing.

(c) Negative Covenants of Merger Sub. During the Pre-Closing Period, Merger Sub shall not directly or indirectly take any action that would or would reasonably be expected to (i) result in a representation or warranty of Merger Sub becoming untrue, (ii) result in any of the conditions set forth in Section 7.1 and Section 7.2 not being satisfied, or (iii) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions, including the Merger, on the terms contemplated by this Agreement.

4.3 Commercially Reasonable Efforts; Pre-Closing Amendments; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Section 4.3, the Company, Parent and Merger Sub agree to use their respective reasonable best efforts to take, or cause to be taken by the Company, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) preparing and filing all forms, registrations and notices required to be filed under applicable Law, obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain any required approval, consent or waiver from, to provide notice to, or to avoid an Action by, any Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any Actions challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions..

(b) As soon as reasonably practicable after the date of this Agreement (but in no event before the Company has received approval from the requisite number of Stockholders), the Company shall execute and file a Certificate of Amendment with the office of the Secretary of State of the State of Delaware consummating the Pre-Closing Amendments.

4.4 Acquisition Proposals.

(a) The Company shall not, nor shall the Company permit or authorize any of its Representatives to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing any confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving the Company, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of a significant portion of the Assets or any Asset material to the Business or Equity Securities of the Company, (iii) any purchase or sale of, or tender offer or exchange offer for Shares or any other Equity Securities of the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company shall not, nor shall it permit or authorize any of its Representatives to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or conversations with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, or (b) enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an Acquisition Proposal.

(b) The Company shall promptly (and in any event within one (1) Business Day) notify Parent and Merger Sub in writing of the existence of any proposal, discussion, negotiation or inquiry received by any of them or any of their respective Representatives with respect to any Acquisition Proposal, and such notifying Person will immediately communicate to Parent and Merger Sub the material terms of any proposal, discussion, negotiation or inquiry which it or they may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.

(c) The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person(s), other than Parent and its Representatives, conducted heretofore with respect to any Acquisition Proposal. In addition, the Company shall promptly request that each Person, other than Parent and its Representatives, who has heretofore received information in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person. The Company shall not permit or authorize any of its Representatives to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company agrees that each will take the necessary steps to promptly inform its Representatives of its obligations in this Section 4.4.

4.5 Bank Accounts; Powers of Attorney.

As of the Closing, at Parent’s request, the Company shall cause Parent’s designees to be added, and the Company’s designees to be removed, as signatories with respect to each of the Company’s bank accounts and to terminate any powers of attorney in respect of such accounts.

4.6 Notices of Company Breaches; Supplement to Disclosure Schedules.

(a) During the Pre-Closing Period, the Company will notify Parent in writing (where appropriate and only with respect to matters occurring after the date hereof through updates to the Disclosure Schedules as per Section 4.6(b) below) of, and contemporaneously will deliver to Merger Sub true, correct and complete copies of any and all information or documents relating to, any event, transaction or circumstance, that existed or occurred on, prior to or after the date of this Agreement, as soon as practicable after it becomes known to the Company, that (x) causes or will cause any representation, warranty, covenant or agreement of the Company under this Agreement to be breached in any material respect, (y) renders or will render untrue in any material respect any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance, or (z) make the timely satisfaction of any condition to Closing impossible or unlikely.

(b) As provided in Section 4.6(a) above, the Company shall have the right to supplement or amend the Disclosure Schedules hereto to disclose any event that occurs during the Pre-Closing Period that would render any representation or warranty of the Company under this Agreement to be breached in any material respect (each, a “Schedule Supplement”). If a Schedule Supplement results or would be reasonably likely to result in a Material Adverse Effect, then Parent has the right (but not the obligation) to terminate this Agreement within four (4) Business Days of its receipt from the Company of such Schedule Supplement by delivering written notice of such termination to the Company. If Parent does not terminate this Agreement in accordance with the immediately preceding sentence, the Schedule Supplement shall be deemed to have qualified and/or modified the related representation and warranty contained in this Agreement solely for purposes of Section 6.1 of this Agreement.

4.7 Consultation.

During the Pre-Closing Period, subject to compliance with applicable Law, the Company shall consult with management of Parent and Merger Sub with a view to informing them as to the operation and management of the Company. Subject to and without limiting any representations, warranties, covenants and agreements contained in this Agreement, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company prior to the Closing, and prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own business and operations.

4.8 Interim Financial Statements.

During the Pre-Closing Period, the Company shall use commercially reasonable efforts to provide Merger Sub, (i) within twenty (20) days after the end of each calendar month, the unaudited consolidated balance sheet and income statement as of the end of, or for, such month as applicable, for the Company, and (ii) within thirty (30) days after the end of each fiscal quarter, the unaudited consolidated balance sheet and the unaudited statements of income for such fiscal quarter for the Company (in each of clauses (i) and (ii) prepared in accordance with GAAP and consistent with the preparation of the Financials).

4.9 280G Matters.

Prior to the Closing Date, the Company shall use commercially reasonable efforts to solicit waivers (each, a “280G Waiver”), as applicable, from each Person who is a “disqualified individual” (as defined in Treasury Regulation 1.280G-1) of the Company (a “Disqualified Individual”) and take all actions necessary to submit and recommend for approval (such approval, the “280G Approval”), in a manner that satisfies Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, the right of such Disqualified Individual to receive or retain, as applicable, any payments and benefits that may be considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Parachute Payments”), such that the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code and the Treasury Regulations issued thereunder. Prior to obtaining any 280G Waiver and seeking the 280G Approval, Parent shall provide the Company with all information and documents reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or Contractual Obligation entered into or negotiated by Parent or any of its Affiliates, together with all other Parachute Payments, could reasonably be considered to be Parachute Payments and (ii) no later than five (5) Business Days prior to the Closing Date, the Company shall provide drafts of the Section 280G analysis prepared by the Company (or third party engaged by the Company, as applicable), the disclosure statement, 280G Waivers and 280G Approval materials to Parent for its review, and Stockholder shall accept any reasonable comments provided by Parent.

4.10 Voting and Lock-up Agreement; Joinders.

The Company shall execute and deliver, and shall use commercially reasonable efforts to cause each person listed on Schedule 4.10 to execute and deliver contemporaneously with the execution of this Agreement, a Voting and Lock-up Agreement substantially in the form attached hereto as Exhibit D. The Company acknowledges that, upon the execution and delivery of the Voting and Lock-up Agreement by the Stockholders party thereto, such Stockholders shall have agreed that they will vote the Shares owned by them in favor of this Agreement and the transaction contemplated hereby, including the Merger. The Company will use commercially reasonably best efforts to obtain joinder agreements in forms reasonably acceptable to Parent, pursuant to which Stockholders entitled to receive 90% or more of the aggregate Merger Consideration agree to be bound by the terms of this Agreement, and to not sell or transfer any of the Stock Consideration during the Lock-up Period.

4.11 Tail Policy.

No later than the Closing, the Company shall obtain a prepaid tail policy for a period of six (6) years on terms and conditions providing substantially equivalent benefits as the executive risk (i.e. directors and officers) policy of insurance maintained by the Company as of the date hereof, with the costs of such policy to be borne by the Company. Parent shall incorporate all other Company insurance policies under Parent’s insurance, with prior acts coverage, as of the Closing or that date that such other insurance policies expire.

4.12 Registration Statement; joint proxy statement/prospectus.

(a) As promptly as practicable after the date of this Agreement (but in any event within ten (10) days following the date of this Agreement), the Parent shall prepare (and Company shall cooperate in preparing) the Form S-4 Registration Statement, and Parent shall prepare and cause to be filed with the SEC the Form S-4, which will include the Joint Proxy Statement. Parent shall (i) cause the Form S-4 Registration Statement and the Joint Proxy Statement therein to comply with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent and the Company shall cause the definitive Joint Proxy Statement to be mailed to their respective shareholders or stockholders, as applicable, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its subsidiaries and shareholders or stockholders, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 4.12, including the Company’s obligation to provide any and all financial statements required to be included in the Form S-4 Registration Statement (and any amendments thereto). Each party bears the cost of printing its own information. If either Parent or the Company becomes aware of any action taken or not taken or of any developments regarding their respective businesses, in any such case that is known by the Company and the Parent, as applicable, that would cause the Form S-4 Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading: (i) such party shall promptly inform the other party thereof; (ii) the parties will cooperate fully to cause an amendment or supplement to be made to the Form S-4 Registration Statement, such that the Form S-4 Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to the make the statements therein no misleading; (iii) Parent shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement; (iv) Parent shall provide the Company with a copy of any amendment or supplement to the Form S-4 Registration Statement promptly after it is filed with the SEC; and (v) Parent and the Company shall, if appropriate, disseminate any such amendment or supplement to their respective shareholders or stockholders, as applicable, in accordance with applicable Law.

4.13 Company Shareholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Article VIII, the Company: (i) shall mail as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act the definitive joint proxy statement/prospectus to the Stockholders; (ii) shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the Stockholders (the “Company Stockholders’ Meeting”) to vote on the proposal (collectively, the “Company Proposal”) to approve this Agreement and the Merger; (iii) shall submit the Company Proposal to such holders at the Company Stockholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Company Proposal), shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of the Parent, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Company, in consultation with the Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company Stockholders’ Meeting shall be held as soon as practicable following the effective date of the Form S-4 Registration Statement with the SEC. The Company shall ensure that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to the Stockholders as of the record date; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Company Proposal.

(c) The Joint Proxy Statement shall include a statement to the effect that the Company Board recommends that the Stockholders approve the Company Proposal (the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Stockholders, within ten (10) business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten (10) business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (ii) and (iii) being referred to as a “ Company Change in Recommendation” ).

(d) Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Sections 8.1(a), (b), (c) or (e) or prohibited by applicable Law, this Agreement shall be submitted to the Stockholders at the Company Stockholders’ Meeting for the purpose of voting on the Company Proposal and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e) If at any time, the Company receives or becomes aware of an indication from a Stockholder that such Stockholder has or intends to exercise appraisal rights with regard to the Merger, the Company shall notify Parent of such indication in writing within two (2) Business Days of the date on which it received or became aware of such indication.

4.14 Parent Shareholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Article VIII, the Parent: (i) shall mail as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act the definitive Joint Proxy Statement to the Parent’s shareholders; (ii) shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the Parent’s shareholders (the “Parent Shareholders’ Meeting”) to vote on the Parent Proposals; (iii) shall submit the Parent Proposals to such holders at the Parent Shareholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Parent Proposals), shall not submit any other proposal to such holders in connection with the Parent Shareholders’ Meeting without the prior written consent of the Parent.

(b) The Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Shareholders’ Meeting and shall not change such record date without the prior written consent of the Company. The Parent Shareholders’ Meeting shall be held as soon as practicable following the effective date of the Form S-4 Registration Statement with the SEC. The Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Parent after consultation with the Company may adjourn or postpone the Parent Shareholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to the Parent’s shareholders as of the record date; (B) if as of the time for which the Parent Shareholders’ Meeting is originally scheduled there are insufficient shares of Parent common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Shareholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of any of the Parent Proposals.

(c) The Joint Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s shareholders approve each of the Parent Proposals (the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Stockholders, within ten business days after the Company requests in writing that such action be taken; or (B) resolve to take any action described in clauses (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (ii) and (iii) being referred to as a “ Parent Change in Recommendation” ).

(d) Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1(a), (b), (d) or (e) or prohibited by applicable Law, this Agreement shall be submitted to the Parent’s shareholders at the Parent Shareholders’ Meeting for the purpose of voting on the Parent Proposals and nothing contained in this Agreement shall be deemed to relieve the Parent of such obligation.

V. POST-CLOSING COVENANTS.

5.1 Mail.

Parent agrees to promptly deliver to the appropriate Stockholder or Stockholders’ Representative the original of any mail or other communication received by Parent after the Closing Date that is the property of any such Stockholder or Stockholders’ Representative.

5.2 Books and Records.

From and after the Closing Date, Parent and Surviving Corporation shall provide the Stockholders’ Representative and its representative with reasonable access during normal business hours to all books and records of the Business in their possession, including accounting and Tax records, pertaining or relating to the period prior to the Closing for any reasonable purpose, including preparing Tax returns and defending any claim. Unless otherwise consented to in writing by the Stockholders’ Representative, Parent and Surviving Corporation shall, for a period of seven (7) years following the Closing Date or such longer period as retention is required by applicable Law, maintain such records.

5.3 Employee Matters.

(a) Subject to applicable Law and the terms of Parent’s employee benefit plans, Parent shall cause, or shall cause one of its Affiliates to, credit service rendered by each Person who is a Company Employee immediately prior to the Closing to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements of Parent and its Affiliates (including the Company) from and after the Closing Date, to the same extent as such service was taken into account under corresponding Employee Plans for such purposes; provided, however, that nothing herein shall (x) result in the duplication of any benefits for the same period of service or (y) require provision of service credit for purposes of any frozen or terminated plan or service for purposes of defined benefit plan accruals or post-retirement welfare benefits under any plans, programs, policies or arrangements of Parent and its Affiliates. Without limiting the foregoing, and subject to applicable Law and the terms of Parent’s employee benefit plans, Parent shall use commercially reasonable efforts to provide, or shall cause one of its Affiliates to provide, that each Person who is a Company Employee immediately prior to the Closing will not be subject to any pre-existing condition or limitation under any health or welfare plan of Parent or its Subsidiaries (including the Company) for any condition for which such Company Employee would have been entitled to coverage under the corresponding Employee Plan in which such Company Employee participated in immediately prior to the Closing Date. Parent shall use commercially reasonable efforts to, or shall one of its Affiliates to, cause such Company Employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date for the applicable plan year in which the Closing Date occurs.

(b) Notwithstanding the foregoing, nothing contained in this Section 5.3 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any Company Employee or any other Person, (ii) be considered or deemed an establishment or amendment or termination of any Employee Plan, any employee benefit or compensation plan, program, agreement, policy or arrangement of Parent or one of its Affiliates, (iii) guarantee continued employment or service or any particular term or condition of employment or service for any Person or limit the ability of Parent or any of its Affiliates (including the Company after the Closing) to terminate the employment or service of any Person at any time and for any or no reason, (iv) limit the ability of Parent or any of its Affiliates (including the Company after the Closing) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement after the Closing or (v) require Parent to take any actions prohibited by applicable Law or the terms of its employee benefit plans to effectuate the foregoing.

5.4 Director and Officer Indemnification.

For a period of six (6) years after the Closing Date, the Surviving Corporation shall indemnify, defend and hold harmless each person entitled to indemnification from the Company (each an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring at or prior to the Closing Date (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Incorporation of the Company, or in the Bylaws of the Company, as in effect on the date hereof. If the Surviving Corporation or any successors or assigns thereof shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the surviving company shall assume the obligations set forth in this Section 5.4 prior to or simultaneously with the consummation of such transaction.

VI. CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE

Parent’s and Merger Sub’s obligations to consummate the Contemplated Transactions, including the Merger, and to take the other actions required to be taken by Parent and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent or Merger Sub, in whole or in part):

6.1 Accuracy of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement that are qualified by a reference to materiality, a Material Adverse Effect or any similar qualifier (any such qualification referred to herein as a “Materiality Qualifier”) shall be true and correct in all respects as written (including the Materiality Qualifier) when made and on and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date) and the representations and warranties of the Company set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and, after giving effect to any Schedule Supplements, on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

6.2 The Company’s Performance.

(a) Covenants. All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Documents. Each document required to be delivered by the Company pursuant to Section 1.14(b)(i) must have been delivered.

6.3 Parent Shareholder Approval.

The Parent’s shareholders shall have approved the Parent Proposals.

6.4 Stockholder Approval.

The Stockholders shall have approved the Company Proposals.

6.5 Financing.

The Parent shall have obtained debt and/or equity financing sufficient to pay the Cash Consideration, upon such terms and conditions as determined in its sole and absolute discretion.

6.6 Due Diligence.

The Parent shall have performed, at is cost and expense, and been satisfied with, in its sole and absolute discretion, its due diligence of the Company’s relationship with those customers set forth on Schedule 12.1(A).

6.7 Company Revenue.

The annualized monthly Recurring Revenue of the Company shall not be less than $7,000,000 (calculated as the most recent annualized monthly Recurring Revenue dollar value for the month immediately preceding the Closing times twelve (12)).

6.8 No Actions.

There must not have been commenced or threatened against Parent, Merger Sub, the Company or against any Person affiliated with Parent, Merger Sub or the Company, any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, restraining, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

6.9 No Prohibition.

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions, and no Action in which any of the foregoing is sought shall be pending.

6.10 Voting and Lock-up Agreement.

The Lockup and Voting Agreement shall have been duly executed and delivered to Parent as of the date hereof by the individuals set forth on Schedule 4.10.

6.11 Pre-Closing Amendments.

The Pre-Closing Amendments shall have been duly executed, filed and accepted for filing with the office of the Secretary of State of the State of Delaware.

6.12 Company Dissenters.

The number of Appraisal Shares shall be less than five percent (5.0%) of the outstanding Shares.

6.13 Dissolution of Subsidiary.

The Company shall have completed the dissolution of Reflect Acquisition, LLC under Texas Law.

VII. CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE

The Company’s obligations to consummate the Contemplated Transactions, including the Merger, and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

7.1 Accuracy of Representations and Warranties.

The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by a reference to a Materiality Qualifier shall be true and correct in all respects when made as written (including the Materiality Qualifier) and on and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date), and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

7.2 Parent’s and Merger Sub’s Performance.

(a) Covenants. All of the covenants and obligations that Parent and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Documents. Parent and Merger Sub must have delivered each of the documents required to be delivered by Parent or Merger Sub pursuant to Section 1.14(b)(ii).

7.3 Parent Shareholder Approval.

The Parent’s shareholders shall have approved the Parent Proposals.

7.4 Stockholder Approval.

The Stockholders shall have approved the Company Proposals.

7.5 No Actions.

There must not have been commenced or threatened against Parent, Merger Sub or the Company or against any Person affiliated with Parent, Merger Sub or the Company, any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, restraining, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

7.6 No Prohibition.

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions, and no Action in which any of the foregoing is sought shall be pending.

VIII. TERMINATION

8.1 Termination Events.

This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by mutual written consent of Parent and the Company;

(b) on or after January 31, 2022 (the “Outside Date”), by either the Company or Parent if the Closing has not occurred on or before such date; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party that is then in material breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement such that the other party would have the right to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(d), as applicable;

(c) by the Company, upon written notice, if (i) one or more of the representations and warranties of Parent or Merger Sub shall have become untrue such that the condition set forth in Section 7.1 would not be satisfied, (ii) Parent or Merger Sub shall have breached any agreement, obligation or covenant such that the condition set forth in Section 7.2 would not be satisfied, (iii) all of the conditions set forth in Section 6 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Parent and Merger Sub fail to satisfy their respective obligations to be carried out at Closing under Section 1.14(b)(ii), or (iv) a Parent Change in Recommendation occurs; provided, that in the case of (i) or (ii), if the inaccuracy in Parent’s or Merger Sub’s representations and warranties or the breach of Parent’s or Merger Sub’s agreement, obligation or covenant is curable through the exercise of Parent’s or Merger Sub’s commercially reasonable efforts, then the Company may not terminate this Agreement for thirty (30) days after the Company shall have given written notice of such inaccuracy or breach to Parent and Merger Sub (so long as Parent and Merger Sub continue to use commercially reasonable efforts to cure the inaccuracy or breach during such period), it being understood that the Company may not terminate this Agreement if Parent and Merger Sub cure such inaccuracy or breach within such thirty (30) day period; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement such that Parent would have the right to terminate this Agreement pursuant to Section 8.1(d), as applicable.

(d) by Parent, upon written notice to the Company, if (i) one or more of the representations and warranties of the Company shall have become untrue such that the condition set forth in Section 6.1 would not be satisfied, (ii) the Company shall have breached any agreement, obligation or covenant such that the condition set forth in Section 6.2 would not be satisfied, (iii) all of the conditions set forth in Section 7 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and the Company fails to satisfy all of its obligations to be carried out at Closing under Section 1.14(b)(i), or (iv) a Company Change in Recommendation occurs; provided that in the case of (i) or (ii), if the inaccuracy in the Company’s representations and warranties or the breach of the Company’s agreement, obligation or covenant is curable through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement for thirty (30) days after Parent shall have given written notice of such inaccuracy or breach to the Company (so long as the Company continues to use commercially reasonable efforts to cure such inaccuracy or breach during such period), it being understood that Parent may not terminate this Agreement if the Company cures such inaccuracy or breach within such thirty (30) day period; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Parent if Parent or Merger Sub is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 8.1(c), as applicable; or

(e) by either Parent or the Company if there shall be any Law that makes consummation of the Contemplated Transactions, including the Merger, illegal or otherwise prohibited, or if any Governmental Order enjoining Parent, Merger Sub or the Company from consummating the Contemplated Transactions, including the Merger, is entered and such Governmental Order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this provision shall have used all commercially reasonable efforts to remove or vacate such order.

8.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force and effect, except for the provisions of this Section 8.2, Article XI and Article XII, which shall survive such termination; provided, however, that nothing herein shall relieve any party from Liability for any knowing or intentional breach of any representation, warranty, covenant or agreement contained in this Agreement prior to such termination.

IX. INDEMNIFICATION.

9.1 Indemnification by Stockholders.

(a) Subject to the limitations set forth in this Article IX, from and after Closing, Stockholders shall (severally in their pro rata portion based upon the percentage of the Merger Consideration to which they are entitled and not jointly) indemnify and hold harmless Parent, Merger Sub and each of their respective Affiliates (including, following the Effective Time, the Company, including, for the avoidance of doubt, the Surviving Corporation), and the respective Representatives and Affiliates of each of the foregoing Persons (each, a “Parent Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by Parent Indemnified Persons or any of them as a result of, or arising out of (i) any breach of, or inaccuracy in, any representation or warranty made by Stockholders or the Company in this Agreement or any of the Transaction Agreements (“Warranty Breaches”) and (ii) any breach of covenant or agreement of the Company contained in this Agreement or any of the Transaction Agreements by the Company or the Stockholders.

(a) Notwithstanding any other provision of this Agreement to the contrary, for the avoidance of doubt, Stockholders shall have no liability to any Parent Indemnified Person, or for any Losses attributable to (i) to the extent any such Tax actually reduces the Merger Consideration, any Taxes (excluding reserves for deferred Taxes) reflected as a liability on the Closing Balance Sheet; (ii) any Taxes that are attributable to any transaction outside of the Merger as contemplated in this Agreement that is entered into by Parent, Merger Sub, or their Affiliates or at the direction of Parent, Merger Sub, or their Affiliates that occurs on or after the Closing Date; and (iii) Taxes with respect to any taxable period beginning after the Closing Date or the portion of any Straddle Period occurring after the Closing Date.

9.2 Indemnity by the Parent.

Subject to the limitations set forth in this Article IX, from and after the Effective Time, the Parent will indemnify and hold harmless Stockholders and their respective Affiliates, and their respective Representatives and Affiliates of each of the foregoing Persons (each, a “Stockholder Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Stockholder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any breach of, or inaccuracy in, any representation or warranty made by Parent or Merger Sub in Article III or in any certificate delivered by Parent or Merger Sub at Closing; or

(b) any breach or violation of any covenant or agreement of Parent or Merger Sub or any covenant or agreement of the Surviving Corporation to the extent required to be performed or complied with by the Parent, Merger Sub or, after the Effective Time, Surviving Corporation after the Effective Time, in either case in or pursuant to this Agreement or any Transaction Agreement.

9.3 Time for Claims.

(a) The representations and warranties contained in Sections 2.1(a)(ii), 2.2, 2.3, 2.4, 2.7(c), 2.10, 2.14, 2.18, 2.19, 2.22 and 2.29 (the “Fundamental Representations”) shall survive the Closing until the applicable statute of limitations, and (ii) the remaining representations and warranties contained in this Agreement shall survive the Closing until the 12-month anniversary of the Closing Date (“Initial Escrow Release Date”), at which time (subject to the proviso in the first sentence of Section 9.3(b)) such representations and warranties shall expire and be of no further force or effect, it being understood and agreed that any claim not brought within the applicable time period as provided herein shall be deemed waived. Each covenant and agreement contained in this Agreement shall survive in accordance with its terms or the statute of limitations, whichever is sooner (provided, that liability for any breach of or failure to perform any Pre-Closing covenant or agreement contained in this Agreement by the Company shall (subject to the proviso in the first sentence of Section 9.3(b)) survive only until the Initial Escrow Release Date).

(b) No claim may be made or suit instituted seeking indemnification (1) pursuant to Sections 9.1(a)(i) or 9.2(a) for any breach of, or inaccuracy in, any representation or warranty or (2) pursuant to Section 9.1(a)(ii) or Section 9.2(b) for any breach of covenant or agreement unless a written notice (A) describing both (y) the breach in reasonable detail in light of the circumstances then known to the Indemnified Person and (z) if reasonably determinable, an estimated amount of Losses suffered as a result thereof or (B) of a Third Party Claim is provided to Stockholders’ Representative or Parent, as applicable, at any time prior to the date on which the underlying representation, warranty or covenant expired pursuant to Section 9.3(a) above; provided that if, at any time prior to the expiration of such survival period with respect to any particular representation, warranty, covenant or agreement, any Indemnified Person delivers to any Indemnifying Person a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty, any breach of any covenant or agreement, or otherwise asserting any claim in respect of any appraisal demand or asserting a claim for Losses pursuant to Section 9.1(a) or Section 9.2(a) or a written notice of a Third Party Claim, then the representation, warranty, covenant or agreement underlying the claim asserted in such notice and all indemnity obligations under this Article IX related thereto shall survive until such claim is finally and fully resolved in accordance with this Agreement but such extended survival shall only apply to such claim.

9.4 Limitations on Indemnification.

(a) Stockholders shall not be liable for Losses for any Warranty Breach unless the aggregate amount of all Losses with respect to all Warranty Breaches exceeds $200,000, and then only to the extent of such excess (the “Deductible”); provided, that the Deductible shall not apply to any Warranty Breaches of any Fundamental Representation. Stockholders’ aggregate indemnification obligations pursuant to this Article IX shall not exceed the amount at any time remaining in the Escrow Fund, which shall be the Parent Indemnified Parties’ sole and exclusive source for indemnification pursuant to this Article IX; provided that Warranty Breaches of the Fundamental Representations shall be capped at the Merger Consideration and not the Escrow Fund. For the avoidance of doubt, Parent Indemnified Parties must first seek recourse to the Escrow Fund for any recovery related to claims under this Article IX.

(b) Each Indemnified Person shall take all reasonable steps required by applicable Law to mitigate any and all indemnifiable Losses under this Article IX. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to any insurance proceeds actually received by the Indemnified Person with respect to such Losses (net of any increases in premiums and net of any expenses incurred in pursuing claims for such insurance proceeds and provided that, to the extent insurance proceeds available under policies are less than the aggregate amount of Losses suffered by the applicable party, such proceeds shall be first applied against Losses not indemnifiable hereunder). Any payments by an Indemnifying Party pursuant to this Article IX in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party. Further, the parties agree that, for the purposes of calculating any Loss, Loss for any item shall be net of reserves or accruals established on or included in the Actual Closing Balance Sheet specifically with respect to such item that is the subject of the Loss.

(c) No Indemnified Person shall be entitled to recover from an Indemnifying Person more than once for any particular Loss, nor shall any Indemnifying Person be liable or otherwise obligated to indemnify any Indemnified Person for the same Loss more than once, and it is the express intent of the parties hereto that no Indemnified Person be entitled to double recovery. Without limiting the generality of the foregoing in the event a Disputed Item under Section 1.11, such Disputed Item shall be resolved under Section 1.11 and not as a claim for indemnification under Article IX.

(d) Each party acknowledges and agrees that, should the Closing occur, except in the case of Actual Fraud, the Indemnified Persons’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement shall be pursuant to the indemnification provisions set forth in this Article IX; provided that the foregoing shall not limit any parties’ rights to seek specific performance in accordance with Section 11.16 of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary (including any provisions with respect to limitation on liabilities), any Parent Indemnified Person shall in accordance with the Escrow Agreement, have the full and unrestricted right to recover any amounts owed or payable to it hereunder (including under this Article IX) from the Escrow Fund, notwithstanding that the net effect of such recovery may be joint and several liability of the Stockholders or result in non-pro rata payments.

9.5 Third Party Claims.

(a) Notice of Claim. If any third party notifies an Indemnified Person in writing with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Person under this Article IX, then the Indemnified Person will as promptly as reasonably practicable (and in any event within ten (10) Business Days of receipt of such Third Party Claim) give written notice to the Indemnifying Person(s); provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article IX, except to the extent that the Indemnifying Person is actually prejudiced by the Indemnified Person’s failure to give such notice in such a timely manner.

(b) Assumption of Defense, etc. The Indemnifying Person will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 9.5(a). In addition, the Indemnifying Person will have the right to assume the defense of the Indemnified Person against the Third Party Claim at the sole cost and expense of the Indemnifying Person with counsel reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Person gives written notice to the Indemnified Person within twenty (20) days after the Indemnifying Person has received notice of the Third Party Claim that the Indemnifying Person will assume such defense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iii) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the Third Party Claim, (iv) there is no criminal or regulatory enforcement Action and (v) the Indemnifying Person conducts the defense of the Third Party Claim in a reasonably prudent manner. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. The Indemnifying Person shall keep the Indemnified Persons reasonably informed with respect to the status and nature of such defense, including by providing copies of all materials received or submitted in connection with such defense, and shall in good faith allow the Indemnified Persons to make comments regarding the materials submitted in such defense. Nothing herein shall require the Indemnifying Person to disclose any materials that may result in the loss of the attorney-client privilege or attorney work product privilege.

(c) Limitations on Indemnifying Person. If the Indemnifying Person assumes the defense of such Third Party Claim it shall not cease to reasonably and prudently conduct the defense of the Third Party Claim prior to final conclusion, or consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnified Person shall give its consent to such cessation, judgment, compromise or settlement (other than with respect to any Third Party Claim with respect to Taxes) that (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant (without recourse to any of the Indemnified Persons or their respective Affiliates) and does not impose any material restrictions on the Business or Liabilities, financial or otherwise, or restrictions on any Parent Indemnified Persons or Stockholder Indemnified Persons, as applicable, of any nature, (ii) results in the full and general release of all Parent Indemnified Persons or Stockholder Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of applicable Law or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Person.

(d) Indemnified Person’s Control. If the Indemnifying Person does not deliver the notice contemplated by clause (i) of Section 9.5(b) within twenty (20) days after the Indemnifying Person receives the notice of the Third Party Claim, or otherwise at any time the conditions set forth in Section 9.5(b)(i)-(v) are not satisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person.

(e) Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

Notwithstanding the foregoing, the procedures for all Tax Contests shall be governed by Section 10.8 (and not this Section 9.5).

9.6 Exclusive Remedy.

Following the Closing, the remedies contained in this Article IX and Article X shall constitute the sole and exclusive remedies with respect to all claims for breach of any representation, warranty or covenant contained in this Agreement, except with respect to claims arising from Actual Fraud or claims for equitable relief. For purposes of clarification of the preceding sentence, the parties acknowledge and agree that the purpose of this Section 9.6 is to make it clear that no party (or any Stockholder) shall have any liability whatsoever to another party (or any Stockholder) in connection with the Contemplated Transactions except as set forth in this Article IX. The parties acknowledge that this Section 9.6 has been negotiated fully and that Parent and the Company would not have entered into this Agreement but for the inclusion of this Section 9.6.

9.7 Merger Consideration Adjustment.

Payments received by any party pursuant to this Article IX or pursuant to Article X shall be treated by the parties as an adjustment to the Merger Consideration, including for Tax purposes, unless otherwise required by Law.

9.8 Escrow Procedures.

The parties hereto (including the Stockholders’ Representative for and on behalf of the Stockholders) agree that their respective rights and obligations with respect to the Escrow Fund, including the funding of the requisite amounts into the Escrow Fund, the procedure for the making of claims against the amounts in the Escrow Fund and the release of such amounts from the Escrow Fund, shall be governed by, and subject to the terms and provisions of, this Agreement and the Escrow Agreement.

9.9 Materiality Qualifiers. .

For purposes of indemnification pursuant to Section 9.1(a)(i) or Section 9.2(a) as a result of a breach or inaccuracy in any representations or warranties, the representation and warranties contained in Article II or Article III shall be deemed to have been made without any qualification  as to “materiality”, “Material Adverse Effect” or any other materiality qualifications therein.

9.10 Effect of Investigation.

The representations, warranties, covenants and agreements of the Indemnifying Persons, and the Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Persons (including by any of its Representatives) or by reason of the fact that the Indemnified Persons or any of their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Indemnified Person’s waiver of any condition set forth in Article VI.

X. TAX MATTERS

10.1 Covenants With Respect To Taxes

(a) The Company shall grant, and Stockholders shall cause the Company to grant, to Parent and Merger Sub or their designees reasonable access during normal business hours to the Company’s books and records relevant to Tax matters of the Company (including tax work papers and returns and correspondence with Taxing Authorities), including the right to take extracts therefrom and make copies thereof, to the extent the books and records relate to taxable periods that end or would end on or prior to or include the Closing Date and in respect of which the applicable statute of limitations has not been closed. Prior to the Closing Date, with respect to Tax matters, Stockholders and their respective Affiliates and any of their respective Representatives will provide reasonable access to Parent, Merger Sub and their Representatives, during normal business hours, to the offices, properties, books, data, files, information, records, and employees of the Company, but solely with respect to information related to the Tax matters of the Company, furnishing additional data and other information regarding the Taxes of the Company as may from time to time reasonably be requested; provided that, in each case, the cooperation shall not unreasonably interfere with the business or operations of Stockholders or the Company.

(b) Parent shall prepare and timely file (or cause to be timely filed) all Tax Returns of or with respect to the Company that relate to a Pre-Closing Tax Period and are required to be filed after the Closing Date (taking into account any available extensions) and, subject to Section 10.1(c), Stockholders shall pay (or cause to be paid) all Taxes due with respect to those Tax Returns within the time and in the manner required by applicable Law (except to the extent any such Taxes were specifically included as a liability in the calculation of the Merger Consideration or are attributable to a taxable period (or portion thereof) beginning after the Closing Date (determined in accordance with the principles set forth in Section 10.1(i) with respect to the Straddle Period), in which case Parent shall pay or cause to be paid such Taxes). All such Tax Returns shall be prepared in a manner consistent with applicable Law.

(c) With respect to Tax Returns of the Company that include a Pre-Closing Tax Period, Parent shall and shall cause its respective Affiliates to submit those Tax Returns to the Stockholders’ Representative for review and approval (such approval not to be unreasonably withheld or delayed) sufficiently in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least twenty (20) days prior to the date those Tax Returns are required to be filed. The Stockholders’ Representative shall notify the preparing party of any comments or disputes with respect to those Tax Returns in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least fourteen (14) days prior to the date the Tax Returns are required to be filed. In the event of any disagreement between Parent and Stockholders with respect to a Tax Return that includes a Pre-Closing Period, the disagreement shall be resolved by the CPA Firm, and any determination by the CPA Firm shall be final unless otherwise not consistent with applicable Law. The fees and expenses of the CPA Firm shall be borne equally by Parent and Stockholders. If the CPA Firm does not resolve any differences between Stockholders and Parent with respect to a Tax Return at least five (5) Business Days prior to the due date therefor, the Tax Return shall be filed as prepared by the party having the responsibility hereunder for filing the Tax Return and amended to reflect the CPA Firm’s resolution, and an appropriate payment shall be made by Stockholders to Parent, or by Parent to Stockholders, to reflect such resolution.

To the extent Parent or the Company, on the one hand, or Stockholders, on the other hand, are liable under this Agreement for a Tax that is required to be paid or remitted by the other party (or Affiliate of the other party) to a Taxing Authority, including a Tax that arises out of or relates to a Tax Return that is required to be filed (or caused to be filed) by the other party (or Affiliate of the other party), then Parent or the Company, on the one hand, or Stockholders, on the other hand, shall pay to the party that is required to pay or remit the Tax the amount of its liability for the Tax as determined under this Agreement within five (5) Business Days after receiving a written request for the payment from the other party, and the request shall include a calculation of the amount of the liability.

(d) After the Closing Date, Stockholders and Parent shall, and shall cause their respective Affiliates to:

(i) furnish or cause to be furnished copies of all Tax Returns and other relevant information, records and documents relating to Taxes in the possession of that Person relating to the Company, or the business or assets of the Company, in each case with respect to Pre-Closing Tax Periods as is reasonably necessary for the preparation and filing of any Tax Return , to respond to any Taxing Authority or for the preparation for, or defense against, any Tax Claim or other disputes regarding any Taxes or Tax Returns of the Company for Pre-Closing Tax Periods or Straddle Periods or with respect to a liability for which any party to this Agreement or any Affiliate thereof may be liable (including reasonable access to employees, officers, consultants, counsel, auditors and other relevant professionals);

(ii) timely sign and deliver those certificates, forms or other documents as may be necessary or appropriate (i) to establish an exemption from (or otherwise reduce) Transfer Taxes, or (ii) to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions) or (iii) to file Tax Returns; and

(iii) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 10.1;

(iv) upon reasonable request, to provide the other party with all information that either Party is required to report pursuant to Section 6043A of the Code or Treasury Regulations promulgated thereunder; or

(v) provide records and information that are reasonably requested regarding an audit, litigation or other proceeding and make employees reasonably available on a mutually convenient basis as reasonably requested to provide additional information and explanation of any material provided hereunder.

(vi) retain all books and records for seven (7) years.

(e) For purposes of this Article X, in the case of Taxes of the Company that are imposed with respect to any Straddle Period, the portion of the Tax that is allocable to the Pre-Closing Tax Period shall be:

(i) in the case of Taxes that are based upon or related to income or receipts, the amount of Tax determined on an interim closing of the books method as of (and including) the Closing Date (and the parties hereto shall elect to adopt that method if permitted by applicable Law); and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, the amount of Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

10.2 Transfer Taxes.

All Transfer Taxes shall be paid 50% by Stockholders and 50% by Parent. Stockholders’ Representative and Parent will cooperate (and shall cause their Affiliates to cooperate) in all reasonable respects to timely prepare any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and fees, and, if required by applicable Law, Parent will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.

10.3 Tax Treatment of Merger.

The parties intend that the Merger will be treated for federal income tax purposes as a taxable purchase of the Company’s stock and that they will file their respective Tax Returns in accordance with such treatment and will take no action or position which is inconsistent with such treatment unless otherwise required by a final determination pursuant to Section 1313(a) of the Code.

10.4 Other Tax Covenants.

(a) For all purposes under this Agreement, any Transaction Deductions shall be treated as allocable to the Pre-Closing Tax Period to the fullest extent permitted by applicable Law.

(b) No party shall make (or purport to make) any election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations to ratably allocate items under Section 1.1502-76(b)(2)(ii) of the Treasury Regulations or any election described in Section 1.1502-76(b)(2)(iii) of the Treasury Regulations

(c) No election under Section 336 or 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) shall be made with respect to the Contemplated Transactions.

(d) Parent shall be a “C corporation” for purposes of the Code and shall cause the Company to (A) join Parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h) and any corresponding state or local law provision) effective as of the beginning of the date following the Closing Date and (B) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period the Company.

10.5 Post-Closing Actions. Without prior written consent by the Stockholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law, Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, (i) file, re-file, supplement, or amend any Tax Return of the Company for any Tax period ending on or before the Closing Date, (ii) take any action relating to Taxes that could create a Tax liability on the Closing Date that is outside the ordinary course of business, or (iii) make any Tax election for the Company effective on or before the Closing Date. In the event that Parent or the Company intends to voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, Parent shall inform Stockholders’ Representative of such intention and keep Stockholders’ Representative reasonably informed with respect to such discussions.

10.6 Tax Contests.

(a) Parent shall deliver a written notice to Stockholders’ Representative (a “Tax Contest Notice”) promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which Stockholders may be liable under applicable Law or this Agreement (“Tax Contest”); provided, however, that the failure or delay to notify Stockholders’ Representative shall not relieve Stockholders of any obligation or liability that Stockholders may have to Buyer.

(b) Parent shall control any Tax Contest; provided, however, Stockholders’ Representative, at its sole cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to Taxes with respect to a Pre-Closing Tax Period.

(c) Parent shall control a Tax Contest and (A) keep Stockholders’ Representative reasonably informed regarding the status of such Tax Contest; (B) allow Stockholders’ Representative, at the expense of Stockholders’ Representative, to participate in (but not control) such Tax Contest; and (C) not settle, resolve or abandon any such Tax Contest without the prior written consent of Stockholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

The procedures for all Tax Contests shall be governed by this Section 10.5 (and not Section 9.5).

XI. MISCELLANEOUS

11.1 Notices.

All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(i) by hand (in which case, it will be effective upon delivery);

(ii) by facsimile or email (in which case, it will be effective upon receipt of confirmation of good transmission); or

(iii) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company or Stockholders’ Representative:

Reflect Systems, Inc.

2221 Lakeside Blvd #1200

Richardson, TX 75082

Attn: Lee Summers

Telephone: (214)-413-3200

Email: LSummers@reflectsystems.com

RSI Exit Corporation

1413 Teaberry Court

Plano, Texas 75093

Attn: William E. Warren

Telephone: 972-741-0594

Email: warrenltd@msn.com

In each case with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLC

2121 N. Pearl Street, Suite 1100

Dallas, TX 75201-2494

Attention: Joseph A. Hoffman, Esq.

Telephone: (214) 765-3608

Facsimile: (214) 765-3602

Email: joseph.hoffman@katten.com

If to Parent, Merger Sub (or, after the Effective time, the Surviving Corporation), to:	Creative Realities, Inc. Attention: Mr. Rick Mills, Chief Executive Officer 13100 Magisterial Dr., STE 100 Louisville, KY 40223 Telephone: 502.791.8800 Email: rick.mills@cri.com
In each case with a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140

Telephone: (612) 672-8341

Facsimile: (612) 642-8341

Attention: Bradley A. Pederson

Email: Bradley.pederson@maslon.com

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2 Stockholders’ Representative.

(a) Appointment. “Stockholders’ Representative” means RSI Exit Corporation, a Texas corporation. Each Stockholder hereby irrevocably constitutes and appoints Stockholders’ Representative as such Stockholders’ attorney-in-fact and agent to act in such Stockholder’s name, place and stead in connection with all matters arising from and under this Agreement, each of the Transaction Agreements and any other agreements, documents or instruments related to the Contemplated Transactions and acknowledges that such appointment is coupled with an interest and is irrevocable. Stockholders’ Representative hereby accepts such appointment and authorization.

(b) Authority. Each Stockholder agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by Stockholders’ Representative under this Agreement; authorizes Stockholders’ Representative (with full power of substitution in the premises) to (i) receive any and all payments owing to the Stockholders under this Agreement, (ii) terminate, amend, waive any provision of, or abandon, this Agreement or any of the Transaction Agreements, (iii) assert and review claims, make demands and commence actions on behalf of the Stockholders under this Agreement or any of the Transaction Agreements, (iv) dispute or to refrain from disputing any claim made by the Stockholders, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to the Stockholders under, this Agreement, any of the Transaction Agreements or under applicable Law in connection with the Contemplated Transactions (including with respect to the Merger Consideration Adjustment or any indemnification obligations under Section 9), and to sign any releases or other documents with respect to such dispute or remedy on behalf of the Stockholders (and to bind the Stockholders in so doing), (v) give such instructions and do such other things and refrain from doing such things as Stockholders’ Representative shall deem appropriate to carry out the provisions of this Agreement or any of the Transaction Agreements, (vi) give any and all consents and notices under this Agreement any of the Transaction Agreements (including with respect to payments under the Escrow Agreement), perform all actions, exercise all powers, receive service of process with respect to any Action under this Agreement, the Transaction Agreements and any other agreement or instrument in connection with the Contemplated Transactions, and (vii) agree to, negotiate and authorize, receive or make payments in connection with the Merger Consideration Adjustment, any indemnification obligations under Article IX and any other payment pursuant to the terms of this Agreement or the Transaction Agreements, and fulfill all duties otherwise assigned to Stockholders’ Representative in this Agreement or the Transaction Agreements. Each Stockholder hereby expressly acknowledges and agrees that Stockholders’ Representative has the sole and exclusive authority to act on such Stockholder’s behalf in respect of all matters arising under or in connection with this Agreement or the Transaction Agreements after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that no Stockholder shall have any authority to act unilaterally or independently of Stockholders’ Representative in respect to any such matter. Parent, Merger Sub and, after the Closing, the Surviving Corporation shall be entitled to deal exclusively with the Stockholders’ Representative on matters relating to this Agreement, the Transaction Agreements and the Contemplated Transactions and rely exclusively (without independent verification or investigation) on any and all actions taken by Stockholders’ Representative under this Agreement and the Transaction Agreements as the duly authorized and valid action of all Stockholders without any Liability to, or obligation to inquire of, any Stockholder. All notices, counter notices or other instruments or designations delivered by any Stockholder in regard to this Agreement or the Transaction Agreements shall not be effective unless, but shall be effective if, signed by Stockholders’ Representative, and if not, such document shall have no force or effect whatsoever, and Parent, Merger Sub, the Surviving Corporation or the Company (after the Closing) and any other Person may proceed without regard to any such document. Stockholders’ Representative shall be paid, from the Expense Escrow Amount, $2,500 a month for the first 18 months after the Closing) and $250 per each hour spent by the Stockholders’ Representative thereafter, up to the total amount of the Expense Escrow Amount.

(c) Change of Representative. Stockholders’ Representative may be changed by the Stockholders upon not less than twenty (20) calendar days prior written notice to Parent; provided, that Stockholders’ Representative may not be removed unless the Stockholders owning a majority of the outstanding Stock immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent or agents. Stockholders’ Representative may resign at any time upon not less than thirty (30) calendar days’ prior written notice to Parent, but in any event, not prior to the appointment of a substitute Stockholders’ Representative by the Stockholders owning a majority of the outstanding Stock immediately prior to the Effective Time. No bond shall be required of Stockholders’ Representative.

(d) A decision, act, consent or instruction of Stockholders’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and Parent, Merger Sub, and, after the Closing, the Surviving Corporation may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of Stockholders’ Representative as being the decision, act, consent or instruction of the Stockholders. Parent, Merger Sub and, after the Closing, the Surviving Corporation is hereby relieved from any Liability to any Person, including any Stockholder, for any acts done by any of them in accordance with or reliance on such decision, act, consent or instruction of Stockholders’ Representative.

(e) All notices or other communications required to be made or delivered by Parent, Merger Sub or, after the Closing, the Surviving Corporation to the Stockholders shall be made to Stockholders’ Representative for the benefit of the Stockholders, and any notices so made shall discharge in full all notice requirements of Parent, Merger Sub or the Surviving Corporation to the Stockholders with respect thereto. All notices or other communications required to be made or delivered by the Stockholders to Parent, Merger Sub or the Surviving Corporation shall be made by Stockholders’ Representative for the benefit of the Stockholders and any notices so made shall discharge in full all notice requirements of the Stockholders to Parent, Merger Sub and the Surviving Corporation with respect thereto.

11.3 Publicity.

Prior to the Closing, (i) no public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent and Stockholders’ Representative, and (ii) Parent and Stockholders’ Representative shall agree on the form and content of any public announcement or disclosure with respect to this Agreement or the Contemplated Transactions prior to the issuance thereof, including providing each other the opportunity to review and comment upon, and use all reasonable efforts to agree upon, any such public announcement or disclosure, and no such public announcement or disclosure shall be issued prior to such consultation and prior to considering in good faith any such comments; provided, however, that the provisions of this Section 11.3 will not prohibit (a) any disclosure required by any applicable Law, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions. Notwithstanding the foregoing, without the consent of Parent (in its sole discretion) at any time before or after the Closing, no party hereto (other than Parent) shall disclose the amount of the Merger Consideration (or information that would enable the independent calculation of such amounts), except (i) for communications made to equityholders of the Company to the extent required in connection with this Agreement and the Contemplated Transactions, (ii) as otherwise required by this Agreement, (iii) to a party’s and its Affiliates’ partners, limited partners, Representatives, stockholders and investors, in each case, who are bound by customary confidentiality arrangements, or (iv) to the minimum extent required to comply with applicable Law.

11.4 Succession and Assignment; No Third-Party Beneficiary.

Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that Parent and Merger Sub may assign this Agreement (in whole but not in part) to one or more Affiliates of Parent; and, provided, further, that no such assignment shall relieve Parent or Merger Sub of their respective obligations under this Agreement. Except as expressly set forth in Article IX with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties and their respective successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.5 Amendments and Waivers.

No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, Merger Sub and Stockholders’ Representative, or in the case of a waiver, by the party or parties (and in the case of any Stockholder, by the Stockholders’ Representative) against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.6 Further Assurances.

From and after the date hereof, upon the request of Stockholders’ Representative, Parent, Merger Sub or, after the Effective Time, the Surviving Corporation, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

11.7 Entire Agreement.

This Agreement and the Transaction Agreements and the other agreements and documents to be executed and delivered pursuant hereto or contemporaneously herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including, but not limited to, the Letter of Intent, dated August 27, 2021, by and between the Company and Parent.

11.8 Schedules; Listed Documents, etc.

The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of any Stockholder, except as and to the extent expressly provided in the Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to any particular Stockholder, the Company or the assets, Liabilities, financial condition, results, business and/or operations of the Company. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially,” “materiality” or “Material Adverse Effect” or other similar terms in the Agreement. The information and disclosures contained in any particular schedule(s) shall be deemed to be disclosed and incorporated by reference in any other schedule(s) as though fully set forth in such other schedule(s) if it is reasonably apparent on its face that such information and/or disclosures are relevant to the representation, warranty or covenant corresponding to the other schedule(s).

11.9 Counterparts; Execution.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

11.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

11.11 Headings.

The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.12 Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.13 Governing Law.

This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule of the State of Delaware or of any other jurisdiction that would cause the application of the laws of any other jurisdiction other than Delaware.

11.14 Dispute Resolution.

(a) If Stockholders’ Representative, on the one hand, and Parent, on the other hand, are unable to resolve any controversy, dispute or claim arising out of, or relating to, this Agreement (any such controversy, claim or dispute, a “Dispute”) on or before the 30th day following the receipt by Stockholders’ Representative or Parent of written notice of such Dispute from the other party, which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto, Parent or Stockholders’ Representative may, by delivery of written notice to the other parties, require that Representatives of Stockholders’ Representative and Parent meet at a mutually agreeable time and place in an attempt to resolve such Dispute. Such meeting shall take place on or before the 15th day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within 15 days following such meeting, Stockholders’ Representative or Parent may cause such Dispute to be settled by final and binding arbitration in Dover, Delaware by filing a written demand for arbitration with JAMS, with a copy to the other party, by submitting such Dispute for arbitration within 20 days following the expiration of such 15-day period. Except as herein stated, the arbitration will be conducted in accordance with the provisions of the Comprehensive Arbitration Rules and Procedures of JAMS in effect at the time of filing of the demand for arbitration; provided that the parties agree that each party to the Dispute shall have discovery within the limits imposed by the arbitrator, not to exceed the discovery limitations in the Federal Rules of Civil Procedure. Discovery is to be completed within 90 days after the first preliminary conference for discovery, and not to exceed 120 days for expert discovery, if any. The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

(b) The parties shall jointly select and appoint a single arbitrator to hear and determine the Dispute, unless the parties agree otherwise. If the parties are unable reach agreement on the arbitrator, a single arbitrator shall be appointed in accordance with the arbitrator selection procedures set forth in the Arbitration Rules and Procedures of JAMS then in effect. The arbitrator must be a retired judge of a state or federal court of the United States. The parties agree that the presiding arbitrator shall have the jurisdiction to resolve any disputes arising out of or relating to this Agreement, and, absent manifest error, the arbitrator’s decision will be final and conclusive upon both parties hereto.

(c) This agreement to arbitrate shall be specifically enforceable against the parties by any court of competent jurisdiction, and may be challenged only upon the grounds provided in Section 10 to the United States Arbitration Act, 9 U.S.C. Sec. 10.  Application may also be made to such court to confirm, modify or vacate any decision or award of the arbitrators, for an order of enforcement and for any other remedies, including equitable remedies, which may be necessary to effectuate such decision or award.  All the parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and such court.

(d) The parties will share equally the costs of the arbitrator and JAMS. However, one or more of the parties to any arbitration proceeding commenced hereunder shall be entitled, as a part of the arbitration award, to petition the arbitrators to award the costs and expenses (including reasonable attorneys’ fees and interest on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are determined by the arbitrators.

(e) THE ARBITRATOR OR ARBITRATORS SHALL NOT BE EMPOWERED TO AWARD DAMAGES IN EXCESS OF ACTUAL DAMAGES (WHICH ACTUAL DAMAGES INCLUDE REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, DIMINUTION IN VALUE OR SIMILAR DAMAGES) IN ANY FORUM.

(f) The arbitrator will, upon the request of either party, issue a written opinion of the arbitrator’s findings of fact and conclusions of law.

(g) Nothing set forth in this Section 11.14 shall limit Parent or Merger Sub’s rights to seek specific performance in accordance with Section 11.16, which claims will not be subject to mandatory arbitration and may be brought in a court of competent jurisdiction in Dover, Delaware.

11.15 Expenses.

Except as expressly provided herein, each party shall bear its own expenses incurred in connection with this Agreement and the Contemplated Transactions.

11.16 Specific Performance.

Parent and Merger Sub shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that the Company has unique assets, with value to Parent’s and Merger Sub’s businesses not readily quantifiable and any breach by any Stockholder and/or the Company which causes the Closing not to occur will cause irreparable injury to Parent and Merger Sub, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Parent or Merger Sub. Stockholder and the Company covenant and agree that they shall not, and shall not authorize any other Person to, challenge or question the enforceability of any provision of this Section 11.16.

11.17 Company Representation.

Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that, Katten Muchin Rosenman LLP may serve as counsel to the Stockholders’ Representative and its Affiliates (individually and collectively, the “Company Stockholders Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions hereby, and that, following consummation of the Contemplated Transactions, Katten Muchin Rosenman LLP (or any successor) may serve as counsel to the Company Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Company Stockholder Group, in connection with any Dispute arising out of or relating to this Agreement or the Contemplated Transactions by this Agreement notwithstanding such representation or any continued representation of the Company, and each of the parties to this Agreement consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties to this Agreement acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel or has been advised it should do so in connection herewith.

11.18 Privileged Communications.

Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all ‘Privileged Communications’ do not pass to Parent or the Surviving Corporation notwithstanding the Merger and instead remain and are controlled by the Stockholders and the Stockholders Representative. For purposes hereof, “Privileged Communications” means all communications between Katten Muchin Rosenman LLP, on the one hand, and the Company (any director or officer thereof) or Stockholders’ Representative, on the other hand, prior to the Effective Time, made in connection with the negotiation, preparation, execution, delivery and performance under, or any matter arising out of or relating to, this Agreement, any Transaction Agreement or the Contemplated Transactions hereby or thereby. Parent and the Surviving Corporation will not seek to have any member of the Stockholders or Stockholders’ Representative Group waive the attorney-client privilege. Notwithstanding the foregoing, if a Dispute arises after the Closing between the Parent or the Surviving Corporation, on the one hand, and a third party that is not an Affiliate of any party to this Agreement, on the other hand, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by or with Katten Muchin Rosenman LLP to such third party.

XII. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

12.1 Definitions.

As used herein, the following terms will have the following meanings:

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Company.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Actual Fraud” means an actual and intentional fraud or intentional misrepresentation with respect to the making of the representations and warranties by the Company (or any representative of the Company) or the Stockholders or reckless disregard as to the accuracy or inaccuracy of such representations and warranties made by such party, in each case as qualified by the Disclosure Schedules.

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least 20% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any affiliated, consolidated, combined, unitary, aggregate or similar group defined under a similar provision-of any applicable Law.

“Applicable Per Share Merger Consideration” means, with respect to each share of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, and Series D Preferred the applicable per share Merger Consideration with respect to such Share, in accordance with the Merger Consideration Allocation.

“Assets” means all properties, rights and assets of the Company, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

“Business” means the Company’s development, marketing, sale, maintenance and support of digital signage platforms and networks and media sales.

“Business Day” means any weekday other than a weekday on which banks in Louisville, Kentucky or Dallas, Texas are authorized or required to be closed.

“Cash” means the aggregate amount of unrestricted cash and cash equivalents determined in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Closing Date Merger Consideration” means an amount equal to the Merger Consideration minus the Escrow Amounts and minus the Guaranteed Consideration.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Board” means the Board of Directors of the Company.

“Company Employee” means any employee of the Company.

“Company Independent Contractor” means any individual (whether current of former) providing services to the Company, as an independent contractor or consultant, including through an entity wholly owned by such individual.

“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge” means the knowledge of William Warren, Lee Summers, Dale Monson, Matt Schmidt, Bart Massey, and Robert Sanders who will be deemed to have knowledge of all such matters as he would have discovered, had he made due and diligent inquiries, including such inquiries of the officers and directors of the Company.

“Company Source Code” means any source code or any portion, aspect or segment of any source code, relating to any Company Technology.

“Company Stock Plan” means any stock option plan of the Company, as amended from time to time, or any other similar plan, agreement or arrangement.

“Company Technology” means any and all Technology, including Customer Offerings and Internal Systems, used in the Business and any and all Intellectual Property in any and all such Technology.

“Contaminant” means any petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; any asbestos and/or any material which contains any hydrated mineral silicate; any polychlorinated biphenyl or polychlorinated biphenyl-containing materials or fluids; radon; or any other pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, natural gas, synthetic gas (and any mixtures thereof), asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes any substance defined in or regulated under any Environmental Law, including, without limitation, those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants.”

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements, including the Merger.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, commitment, deed, mortgage, lease, license or warranty obligation, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is a party or otherwise subject or bound.

“CPA Firm” means an accounting firm mutually satisfactory to Stockholders’ Representative and Parent who satisfies each of the following requirements (unless otherwise agreed by Stockholders’ Representative and Parent): (i) the accounting firm shall not have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the two year period prior to the date of this Agreement; (ii) the accounting firm has no partner that is related in any way by blood or marriage to any party or any executive officer, partner (other than limited partners) or director of any party or any Affiliate of such party; (iii) the accounting firm has been in existence for a period of not less than ten years; and (iv) the accounting firm is willing to accept engagement as a CPA Firm on the terms and conditions of this Agreement.

“Current Assets” means the total of the Company’s consolidated current assets, which current assets shall include all items required by, and shall be calculated in accordance with, GAAP, and no other assets; provided that unrestricted cash and cash equivalents shall be excluded from Current Assets.

“Current Liabilities” means the total of the Company’s consolidated current liabilities, which current liabilities shall include all items required by, and shall be calculated in accordance with, GAAP, and no other liabilities; provided that all Transaction Expenses and Indebtedness shall be excluded from Current Liabilities.

“Customer Offerings” means (i) the products (including Software and Documentation) that the Company (1) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (2) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous two (2) years, or (3) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (ii) the services that the Company (1) currently provides or makes available to third parties, or (2) has provided or made available to third parties within the previous two (2) years, or (3) currently plans to provide or make available to third parties in the future.

“Data Room” means the data site maintained on the iDeals Virtual Data Room platform, or others similar provider, on behalf of the Company.

“Disclosure Schedule” means the disclosure schedules attached hereto and delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Economic Aid Act” means the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act.

“Employee Plan” means each (a) written or unwritten agreement or arrangement to or under which the Company is a party or would reasonably be expected to have any actual or contingent liability or obligation and (b) employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, medical, retiree medical, vision, dental and life insurance plans, and each other material employee benefit plan or fringe benefit plan, whether or not subject to ERISA, (A) that is currently sponsored, maintained or contributed to (or required to be contributed to under applicable Law) by the Company for the benefit of any current or former director, officer, or employee (or any dependent or beneficiary thereof), or (B) with respect to which the Company would reasonably be expected to have any actual or contingent material liability, but excluding any Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company contributes pursuant to applicable Laws.

“Encumbrance” means any charge, lien pledge, security interest, mortgage, right of way, easement, encroachment or other encumbrances, or any restriction or covenant with respect to transferability; provided, however, that, when the term “Encumbrance” is used with respect to, or in respect of, any security or equity interest (including, but not limited to, any Shares), “Encumbrance” shall additionally include any claim, equitable interest, license, option, right of first offer or first refusal, preemptive rights, buy/sell agreement and any restriction or covenant with respect to voting.

“Enforceability Exceptions” means (a) bankruptcy, insolvency, reorganization, moratorium or other Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally and (b) general principles of equity that may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms.

“Environmental, Health and Safety Liabilities” means any claim, demand, order, suit, cost, damages, expense, Liability, obligation (including any investigatory, corrective or remedial obligation), or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.

“Environmental Laws” means all applicable federal, state, and local Law, now or hereafter in effect, in each case as amended or supplemented from time-to-time, relating to or addressing the environment, health or safety, which shall include the use, handling, treatment, storage, Release or disposal of any Contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act, as amended ( 49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), and any state or local counterpart or equivalent of any of the foregoing, and any and all applicable judicial or administrative orders, applicable consent decrees, and binding judgments relating to the regulation and protection of human health, safety, the environment, and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, and vegetation).

“Equity Security” of any Person means any (i) capital stock, membership or partnership interest or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (iii) options, convertible notes or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company.

“Escrow Agent” means Computershare.

“Escrow Agreement” means an Escrow Agreement to be into by and among Parent, Stockholders’ Representative and the Escrow Agent, which shall be in substantially the form attached hereto as Exhibit E.

“Escrow Amounts” means the Expenses Escrow Amount, the NWC Escrow Amount and the Indemnity Escrow Amount.

“Escrow Fund” means the Escrow Amounts deposited with the escrow agent, as such sum may be increased or decreased as provided in the Escrow Agreement, including any interest or other amounts earned thereon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Computershare.

“Exchange Agent Agreement” means an Exchange Agent Agreement, by and among Parent, Exchange Agent and the Stockholders’ Representative, which shall be in a form reasonably acceptable to Parent and the Stockholders’ Representative.

“Expenses Escrow Amount” means an amount in cash equal to $250,000, which amount is withheld ratably from the Stockholders until released by the Stockholders’ Representative in accordance with the terms of the Escrow Agreement.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Extension Threshold Price” means the average closing price per share of Parent common stock as reported on the Nasdaq Capital Market or such other exchange on which such shares are publicly traded in the fifteen (15) consecutive trading day period ending fifteen (15) days prior to the three-year anniversary of the Closing Date.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any supra-national, national, federal, state, local, tribal, provincial, municipal or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal, or any department, bureau or division thereof of any of the foregoing, or any arbitrator or arbitral body.

“Governmental Authorization” means any approval, consent, license, Permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person; or (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person to pay the Indebtedness or other Liability of such obligor.

“Income Tax Return” means any Tax Return relating to any federal, state, local, provincial, municipal or foreign Tax measured by or imposed on net income.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, premiums, make-whole payments, prepayment penalties, breakage costs, commitment and other fees, reimbursements, indemnities and all other amounts payable in respect) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for Liabilities secured by any Encumbrance existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contractual Obligations, (d) for the unpaid or deferred purchase price of property, goods or services, including in connection with the acquisition of any business or any related noncompetition agreement, including all earn-outs or deferred consideration, conditional sale agreements or other title retention agreements with respect to properties in each case related to such acquisition, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit, bank guarantees, bankers’ acceptances or similar facilities, (g) for Contractual Obligations relating to interest rate protection, swap agreements, factoring, hedging, collar agreements or similar arrangements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (i) in the nature of Guarantees of the obligations described in clauses (a) through (h) above of any other Person.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 9.1 or Section 9.2, as the case may be.

“Indemnifying Person” means, with respect to any Indemnity Claim, Stockholders or the Surviving Corporation under Section 9.1 or Section 9.2, as the case may be, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 9.1 or Section 9.2.

“Indemnity Escrow Amount” means an amount in cash equal to $2,500,000, which amount is withheld ratably from the Stockholders until release pursuant to the terms of the Escrow Agreement..

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature anywhere, including all rights and interests pertaining to or deriving from:

(i) Patent Rights;

(ii) Trademarks and the goodwill and activities associated therewith;

(iii) copyrights and database rights and registrations and applications for registration thereof, including moral rights of authors (whether or not registered or registrable);

(iv) mask works rights and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(v) rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(vi) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing;

(vii) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(viii) Technology, Trade Secrets, Software, algorithms, inventions, invention disclosures, statutory invention registrations, works of authorship, designs, date, proprietary and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, formulae, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

(ix) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, registered databases, mask work registrations and applications and filings for each of the foregoing, including for any Intellectual Property rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority.

“Internal Systems” means the Software and documentation and the computer, communications and network systems (both desktop and enterprise wide), materials and test apparatus used by the Company in its businesses or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, Equity Securities (including joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“IRS” means the Internal Revenue Service.

“Issuance Price” means $2.00 per share of the Stock Consideration.

“Joint Direction” means joint written instructions of Parent and the Stockholders’ Representative instructing the Escrow Agent to make a payment out of the Escrow Fund.

“Law” or “Laws” means any federal, national, foreign, supranational, state, provincial, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such debt, duty or liability is immediately due and payable.

“Lock-up Period” means the period commencing on the Closing Date and ending on the six-month anniversary thereof.

“Losses” means any loss, Liability, claim, damage, or expense (including costs of defense and attorneys’, accountants’ and experts’ fees and disbursements); provided, that “Losses” do not include punitive damages (unless such punitive damages are actually awarded by a court of competent jurisdiction).

“Material Adverse Effect” means (A) with respect to the Company, the termination or the official written notice of termination of (or the intent to terminate) of any primary Disclosed Contract (i.e., not a portion of a contract or statement of work, but the primary contract) in effect as of the date hereof with any of those customers set forth on Schedule 12.1(A), (B) with respect to Parent, the termination or the official written notice of termination of (or the intent to terminate) of any primary contract (i.e., not a portion of a contract or statement of work, but the primary contract) in effect as of the date hereof with any of those customers of Parent set forth on Schedule 12.1(B), or (C) any fact, condition, change in, development, event, occurrence or effect on, the Business, operations, Liabilities, Assets, condition (financial or otherwise) or results of operations which, when considered either individually or in the aggregate together with all other facts, conditions, changes, developments, events, occurrences or effects with respect to which such phrase is used in this Agreement, (i) has, or would reasonably be expected to have, a materially adverse effect on the Business, operations, Liabilities, Assets, condition (financial or otherwise) or results of operations, or (ii) prevents or materially delays the party’s ability to perform its respective obligations hereunder; provided, however, that with respect to subparagraph (C) of this definition, no fact, condition, change, development, event, occurrence or effect shall be deemed (individually or in the aggregate) to constitute a Material Adverse Effect, nor shall any of the foregoing be taken into account in determining whether there has been or may be a Material Adverse Effect, to the extent that such face, condition, change, development, event, occurrence or effect results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the party operates; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure of the fact that Parent is the prospective acquirer of the Shares; (d) the announcement of the Contemplated Transactions; (e) any change, after the date hereof, in accounting requirements or principles imposed upon the Company or the Business or any change, after the date hereof, in Laws, or the interpretation thereof; (f) actions taken by Parent, Merger Sub or any of their Affiliates; or (g) the COVID-19 pandemic (provided, that, in the case of the preceding clauses (a), (b) and (e), any facts, conditions, changes, developments, events, occurrences or effects may (individually or in the aggregate) constitute (or contribute to) a Material Adverse Effect, and shall be taken into account in determining whether there has been or may be a Material Adverse Effect to the extent the same have a disproportionate impact on such party relative to such party’s competitors in the party’s industry).

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Merger Consideration Allocation” means the allocation of the Merger Consideration, as of the Effective Time, among the Shares (excluding Shares to be canceled in accordance with Section 1.5(b)), as set forth on Exhibit F (provided that such allocation will be updated by the Company in advance of the Effective Time).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“NWC Escrow Amount” means an amount in cash equal to $250,000, which amount is withheld ratably from the Stockholders until released pursuant to the terms of the Escrow Agreement.

“Occupational Safety and Health Law” means any applicable Law, including the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Open Source Materials” means any Software, documentation or other material that (a) is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (b) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property rights (including that (i) require or purport to require, as a condition of the modification, distribution or other use of such material, that any Software, documentation or other material incorporated into, derived from or distributed with such Software, documentation or other material (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) include attribution notices) or (c) restricts or purports to restrict the licensee’s ability to (i) charge for distribution of any Software, documentation or other material, or (ii) use any Software, documentation or other material for commercial purposes.

“Option” means each option to purchase Shares outstanding immediately prior to the Effective Time.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent in all material respects with the past customs and practices of such Person and which is taken in the normal day-to-day operations of such Person and does not require the consent of the stockholders or board of directors of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, stockholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Board” means the Board of Directors of the Parent.

“Parent Proposals” means the following proposals to be considered for approval by the Parent’s shareholders: (i) the issuance of the Stock Consideration in the Merger and any equity or debt financing that is required by the listing and corporate governance rules of Nasdaq, (ii) the adoption of the Retention Plan, (iii) the non-binding advisory approval of executive compensation arrangements for the executive officers of Parent to be effective upon the Closing; and (iv) the possible adjournment of any meeting to approve items (i) and (ii) in the event additional votes of Parent’s shareholders are necessary.

“Patent Rights” means all patents, patent applications (including provisional applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paycheck Protection Program” means the temporary loan program added to the Small Business Administration’s 7(a) Loan Program by the CARES Act, as may be amended from time to time, as well as any regulations promulgated thereunder, and any guidance, guidelines, FAQs, or other instructions or interpretation issued by the Small Business Administration with respect to the program.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, filed with, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other similar governmental charges not yet due and delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in Financial Statements and the Actual Closing Balance Sheet in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens, in each case, relating to obligations as to which there is no default on the part of the Company and arising or incurred in the Ordinary Course of Business which liens are not material in amount and do not interfered with any current or anticipated operation of the Business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current Facilities or contemplated use and operation of the Real Property, (d) restrictions on the transfer of securities arising under federal and state securities laws, (e) contractual and statutory landlord liens and (f) Encumbrances which will be terminated in their entirety as of the Closing as provided in this Agreement.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

“PPP Loans” means the Indebtedness set forth in each of (i) that certain Promissory Note, dated April 29, 2020, issued to the Company, as borrower, from Zions Bancorporation, N.A. dba Amegy Bank, as lender, in the original principal amount of $1,062,400.00, and (ii) that certain Promissory Note, dated January 1, 2021, issued to the Company, as borrower, from Zions Bancorporation, N.A. dba Amegy Bank, as lender, in the original principal amount of $998,393.00.

“Pre-Closing Amendments” means amendments to the Certificate of Incorporation of the Company to, among other things, amend the liquidation preferences of the various classes of Reflect preferred stock to accept the Merger Consideration as full satisfaction of such liquidation preferences.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period running through and including the Closing Date.

“Recurring Revenue” means revenues generated from subscription-based contracts with customers historically codified by the Company within the “Subscriptions”, “Maintenance”, “Licensing” and/or “Services” general ledger accounts in the Company’s historic financial statements and accounting records provided in the Data Room, specifically excluding any “Licensing” revenues generated from the sale of perpetual/permanent license sales. Specifically, this includes recurring license revenue from Account 4201, recurring subscription revenue from Account 4205, recurring maintenance revenue from Account 4210 and recurring services-SaaS monitoring revenue from Account 4215.

“Reference Working Capital” means $0.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, emitting, escaping, emptying, injecting, pouring, pumping, leaching or migrating into the indoor or outdoor environment of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“SEC” means the United States Securities and Exchange Commission.

“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)) after giving effect to the implementation of the CARES Act.

“Software” means computer software code, applications, utilities, development tools, diagnostics, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, databases and embedded systems, whether in source code, interpreted code, object code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Stockholders” means all Persons holding shares of any issued and outstanding Shares immediately prior to the Effective Time, who are exchanging their Shares in the Company for Merger Consideration; and each of them, a “Stockholder.”

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” means (a) any and all federal, state, local, provincial, municipal and foreign taxes, assessments and other governmental charges, duties, impositions, and levies of any kind whatsoever, including taxes based upon, measured by, or with respect to income, earnings, profits or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, lease, withholding, payroll, employment, inventory, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, environmental (including taxes under Code Section 59A), alternative or add-on minimum, financial transactions, customs, duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, net worth, recording, registration, value-added, production, service, service use, special assessment, workers’ compensation, utility or any other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, and (b) any liability for any amount described in the immediately preceding clause (a) as a result of being a transferee or successor, an indemnitor, by contract, assumption or otherwise, or as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for Tax purposes, including under Treasury Regulations Section 1.1502-6 or similar state, local or foreign Law, or pursuant to a tax indemnity, tax sharing or other contract, agreement, arrangement or understanding, and “Taxes” means any or all of the foregoing collectively.

“Tax Attributes” mean net operating losses, net operating loss carryovers, Tax credits, Tax credit carryovers, tax refunds and other Tax attributes.

“Tax Claim” means any current, pending or threatened Action that is reasonably likely to affect the Tax Liabilities of the other party or is reasonably likely to result in an indemnity payment under this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, election, notice or information return or statement or other document (including any related or supporting information, attachments, schedules or exhibits, and including any amendment) required to be filed with a Taxing Authority that, in each case, relates to any Tax.

“Tax Sharing Agreement” means any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

“Taxing Authority” means any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Trade Secrets” means trade secrets, knowhow and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Expenses” means, to the extent not paid in full prior to the Closing Date, any and all Liabilities for (i) fees or expenses incurred or payable by the Company in connection with the preparation, negotiation, execution and delivery of this Agreement or the Transaction Agreements or the consummation of the Contemplated Transactions (including the fees and expenses of legal counsel, and any accountant, auditor, broker, financial advisor, investment banker or consultant), (ii) transaction bonuses, retention payments, incentive amounts, change of control payments or other similar payments payable in connection with the Contemplated Transactions or the consummation thereof including, but not limited to, any Retention Plan payments, (iii) change of control payments, consent fees under Contractual Obligations (including any fees or payments necessary to avoid a breach, default or loss of right thereunder in connection with the consummation of the Contemplated Transactions) or other similar payments, (v) severance obligations (calculated on a fully-burdened basis) owed to Reflect employees up to $301,000 in the aggregate, (iv) the fees, expenses and Taxes (including the employer’s share of payroll taxes) payable by the Company in connection with the payments referred to in the preceding clauses (ii) or (iii), (v) 50% of the Event Management Fee payable to the Exchange Agent under the terms of the Exchange Agent Agreement; (vi) 50% of the Annual Administration Fees payable to the Escrow Agent under the terms of the Escrow Agreement, and (vii) the increase in the annual premium cost of Parent’s insurance policies as a result of Parent obtaining prior acts coverage with respect to the Company’s pre-Closing cyber security liability risks in compliance with Section 4.11, multiplied by three.

“Transfer” means any sale, transfer or other disposition of Stock Consideration other than to an estate, heirs, beneficiaries, legatees or trusts upon death of the Stockholder or in connection with bona fide estate planning transfers by a Stockholder. Any requests by a Stockholder prior to the payment of the Guaranteed Consideration to remove any restrictive legend on shares of Stock Consideration shall be deemed a Transfer by such Stockholder of such shares; provided that such Stockholder acknowledges in writing that such Stockholder is losing the right to receive any Guaranteed Consideration with respect to such shares.

“Transfer Taxes” means any transfer, excise, sales, use, value added, stamp, documentary, registration, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with the consummation of the Contemplated Transactions, together with any interest, penalties or additions with respect thereto.

“Treasury Regulations” means the regulations (including any proposed and temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code or other U.S. federal tax statutes.

“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, in each case as of the Effective Time.

12.2 Other Defined Terms

The following capitalized terms have the meanings in the sections indicated below.

Defined Term	Section Reference
280G Approval	4.9
280G Waiver	4.9
Acquisition Proposal	4.4(a)
Actual Closing Balance Sheet	1.11(d)
Actual Cash	1.11(d)
Actual Indebtedness	1.11(d)
Actual Transaction Expenses	1.11(d)
Actual Working Capital	1.11(d)
Affiliate Agreement	2.21
Agreement	Preamble
Appraisal Shares	1.7
Audited Financials	2.7(a)
Cash Consideration	1.9(a)
Certificate of Merger	1.1
Certificates	1.6(a)
Closing	1.12(a)
Closing Balance Sheet	1.11(a)
Closing Date	1.12(a)
Closing Date Cash
Closing Date Indebtedness	1.11(a)
Closing Date Transaction Expenses	1.11(a)
Closing Date Working Capital	1.11(a)
Common Stock	Recitals
Company	Preamble
Company Change in Recommendation	4.13(c)
Company-Funded IP	2.14(i)
Company Licensed Intellectual Property	2.14(a)
Company Owned Intellectual Property Registrations	2.14(a)
Company Stockholders Group	11.17
Company Proposal	5.6(a)
Company Stockholders’ Meeting	5.6(a)
Customer	1.12(c)
Data Security Breach	2.14(m)
Deductible	9.4(a)
Demand Date	1.12(i)
DGCL	1.1
Disclosed Contracts	2.19(a)
Disqualified Individual	4.9
Effective Time	1.2
Equipment	2.13
Escrow Release Amount	9.8
Estimated Cash	1.10(a)
Estimated Closing Balance Sheet	1.10(a)
Estimated Closing Statement	1.10(a)
Estimated Indebtedness	1.10(a)
Estimated Transaction Expenses	1.10(a)
Estimated Working Capital	1.10(a)
Exon-Florio	4.3(e)
Extension Option	1.12(e)
FAR	2.20(a)
Financials	2.7(a)

Defined Term	Section Reference
Floor Price	1.12(b)
Forgiveness Applications	2.30
Guarantee Date	1.12(a)
Guaranteed Consideration	1.12
Guarantee Expiration	1.12(f)
Guaranteed Price	1.12(c)
Indemnified Party	5.4
Initial Closing Statement	1.11(a)
Initial Escrow Release Date	9.3(a)
Interim Financials	2.7(a)
Letter of Transmittal	1.6(a)
Liability Policies	2.27
Materiality Qualifier	6.1
Merger	Recitals
Merger Consideration	1.9(b)
Merger Consideration Adjustment	1.11(e)
Merger Consideration Dispute Expenses	1.11(c)
Merger Sub	Preamble
Most Recent Balance Sheet	2.7(a)
Most Recent Balance Sheet Date	2.7(a)
Parent	Preamble
Parent Board Recommendation	4.14(c)
Parent Change in Recommendation	4.14(c)
Parent Indemnified Person	9.1(a)
Payment Date	1.12(i)
Pending Claim	9.8
Personal Data	2.14(m)
Pre-Closing Period	4.1(a)
Predecessor	2.1(b)
Privileged Communications	11.(18)
Real Property	2.12(a)
Real Property Leases	2.12(a)
Released Claim	5.3
Releasees	5.3
Releasors	5.3
Retention Plan	1.13
Retention Plan Participant	1.13
Section 262	1.7
Series A Preferred	Recitals
Series B Preferred	Recitals
Series C Preferred	Recitals
Series C-1 Preferred	Recitals
Series D Preferred	Recital
Shares	Recitals
Stock Consideration	1.9
Stockholder Indemnified Person	9.2
Stockholder Tax Benefit	10.7
Stockholders’ Objection	1.11(b)
Stockholders’ Position	1.11(c)
Stockholders’ Representative	11.2(a)
Surviving Corporation	1.1
Surviving Corporation’s Position	1.11(c)
Tax attribute	2.19
Tax Contest	10.8
Tax Context Notice	10.8
Third Party Claim	9.5(a)
Transaction Agreements	2.4
WARN	2.24(d)
Warranty Breaches	9.1(a)

12.3 Rules of Construction.

Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. The phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if.” References to any document or other information being “made available” or “provided” to Parent prior to the date hereof shall mean that such document or information was included in the Data Room at least two (2) Business Days prior to the date hereof.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement and Plan of Merger as of the date first set forth above.

COMPANY:

Reflect Systems, Inc.

By:	/s/ Lee Summers
Name:	Lee Summers
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PARENT:

Creative Realities, Inc.

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

MERGER SUB:

CRI Acquisition Corporation

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDERS’ REPRESENTATIVE:

RSI Exit Corporation

By:	/s/ William Warrren
Name:	William Warren
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Certificate of Merger]

EXHIBIT A

STATE OF DELAWARE
CERTIFICATE OF MERGER

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Reflect Systems, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is CRI Acquisition Corporation, a Delaware corporation1.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Reflect Systems, Inc., a Delaware corporation.

FOURTH: The Fifth Amended and Restated Certificate of Incorporation attached as Exhibit A shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The merger is to become effective upon the filing of this Certificate of Merger.

SIXTH: The Agreement of Merger is on file at 13100 Magisterial Dr., STE 100, Louisville, Kentucky 40223, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the [DAY] of [MONTH], [YEAR].

Reflect Systems, Inc.

By:
Name:
Title:

[1]	Note requirement to file Annual Report for non-surviving entity with the Delaware Department of State’s Franchise tax division. Fee can be remitted with filing fee for merger, but an annual report for the stub year 2021 is required to be filed.

EXHIBIT A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

[Exhibit B of the Merger Agreement to be attached]

Exhibit B

[Certificate of Incorporation of the Surviving Corporation]

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
REFLECT SYSTEMS, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

1. The name of the corporation is Reflect Systems, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be Common Stock par value $0.01 per share and are to be of one class.

5. Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Paragraph 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

7. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal, or modification of this Paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

9. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the Bylaws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

[signature page follows]

I, THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this [DATE].

By
Name:

Exhibit C

[Retention Plan]

CREATIVE REALITIES, INC.

RETENTION BONUS PLAN

1. Purpose. The purpose of this Plan is to incentivize and retain certain key employees of Reflect Systems, Inc., a Delaware corporation (“Reflect”), following the acquisition of Reflect by Creative Realities, Inc., a Minnesota corporation (the “Company”), through a merger transaction (the “Merger”), so such employees will continually and materially contribute to the continued growth, development and future business success of Reflect (and thereby the Company). This Plan is intended to be a “bonus program” within the meaning of 29 CFR § 2510.3-2(c) that is not subject to the Employee Retirement Income Security Act of 1974. This Plan shall become effective on [insert the effective date of the Merger] (the “Effective Date”).

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Award” means an award of cash and/or common stock of the Company that may be payable to a Participant pursuant to the terms of this Plan, with the specific amount being set forth in such Participant’s Award Agreement. The Award is subject to forfeiture as set forth in Section 6. No Award shall be effective unless the corresponding Award Agreement is agreed upon in its entirety and is timely executed by the Participant.

(b) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Participant, including the Waiver and Release, substantially in the form attached to this Plan as Exhibit A.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means a termination by Reflect or the Company (as applicable) of the Participant’s employment with Reflect or the Company (as applicable) because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under this Plan, or any other agreement with Reflect or the Company (or its affiliates); (ii) the Participant’s indictment for, conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving moral turpitude or that could reflect negatively upon Reflect or the Company (or its affiliates) or otherwise impair or impede their operations; (iii) the Participant’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of Reflect or the Company; (iv) the Participant willfully engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to Reflect, the Company (or f its affiliates); (v) the Participant’s breach of a material written policy or a code of conduct of Reflect that has been provided or made available to the Participant or the rules of any governmental or regulatory body applicable to Reflect or the Company; (vi) the Participant’s repeated failure to perform the Participant’s duties to Reflect or the Company (as applicable) or to follow the lawful directions of the Board; or (vii) any other willful misconduct by the Participant that is materially injurious to the operations, financial condition or business reputation of Reflect or the Company (or its affiliates). Notwithstanding anything in this Section 2(d) to the contrary, no event or condition described in Sections 2(d)(i), (iii), (iv), (v), (vi) or (vii) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Participant written notice of its intention to terminate his or her employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Participant within thirty (30) days of his or her receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Participant has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Participant’s employment with Reflect or the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 2(d), any attempt by the Participant to correct a stated Cause shall not be deemed an admission by the Participant that the Board’s assertion of Cause is valid.

(e) “Good Reason” shall mean: (i) a material diminution in the Participant’s base salary; (ii) a material diminution in the nature or scope of the Participant’s authority, duties, responsibilities, or title from those applicable to him or her as of the Effective Date; (iii) Reflect or the Company requiring the Participant to be based at any office or location more than fifty (50) miles from the Participant’s principal place of employment as of the Effective Date; or (iv) a material breach by Reflect or the Company of this Agreement. Notwithstanding anything in this Section 2(f) to the contrary, no event or condition described in this Section 2(f) shall constitute Good Reason unless, (x) within thirty (30) days from the Participant first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 2(f), the Participant provides the Board written notice of his or her intention to terminate his or her employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Board has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter); and (z) the Participant terminates his or her employment with Reflect or the Company (as applicable) immediately following expiration of such thirty (30)-day period. For purposes of this Section 2(f), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Participant’s assertion of Good Reason is valid.

(g) “Merger Agreement” means that certain Agreement and Plan of Merger by and among Creative Realities, Inc., Reflect, CRI Acquisition Corporation, and RSI Exit Corporation, as the Stockholders’ Representative, dated as of November [12], 2021.

(h) “Participant” means a key employee of Reflect on the Effective Date who (i) is designated to receive an Award as set forth on the schedule attached hereto as Exhibit B, (ii) continuously satisfies the participation requirements of Section 3, (iii) has timely executed an Award Agreement that was provided to him or her by the Company and (iv) has timely executed the Waiver and Release.

(i) “Plan” means this. Retention Bonus Plan, as set forth herein. To the extent a future change in control occurs after the Merger, the Company shall remain the sponsor of the Plan.

(j) “Vesting Date” means the Effective Date with respect to fifty percent (50%) of the Award (the “Initial Vesting Date”), the first anniversary of the Effective Date with respect to twenty-five percent (25%) of the Award and the second anniversary of the Effective Date with respect to the remaining twenty-five percent (25%) of the Award (the “Final Vesting Date”).

(k) “Waiver and Release” means the Waiver and Release Agreement (substantially in the form attached to the Award Agreement as Annex A) that is presented to, and signed by, each Participant on or before the Initial Vesting Date. The timely execution and non-revocation of the Waiver and Release on or before the Initial Vesting Date is a condition precedent to the payment of an Award (if any) to a Participant under this Plan.

3. Eligibility and Participation. Only the individuals who are set forth on the schedule attached hereto as Exhibit B are eligible to become Participants in this Plan. Those individuals shall become a Participant on the Effective Date. In no event, shall there be any other Participants other than the individuals who are set forth on the schedule attached hereto as Exhibit B who shall be eligible to receive Awards under this Plan.

4. Form and Amount of the Award. The Award for each Participant shall be expressed as a fixed dollar amount and a fixed amount of shares of common stock of the Company, all as more fully described on the schedule attached hereto as Exhibit B.

5. Vesting and Risk of Forfeiture. A Participant shall become fully vested in the Award upon the earlier of: (i) the Final Vesting Date, (ii) the termination of such Participant’s employment with Reflect or the Company without Cause, and (iii) the termination of such Participant’s employment with Reflect or the Company (as the case may be) for Good Reason. The unvested cash portion of an Award shall be held in the rabbi trust (as more fully described in Section 8(c) below) until vesting or forfeiture. To the extent not then fully vested, the Award shall automatically and unilaterally be forfeited if, prior to the applicable Vesting Date, the Participant’s employment with Reflect or the Company (as the case may be) is terminated for any reason other than as set forth in this Section 5(ii) and Section 5(iii), above. Additionally, and notwithstanding anything in this Plan to the contrary, an Award (vested or otherwise) shall automatically and unilaterally be forfeited if the Participant: (w) fails to execute the Waiver and Release within the applicable consideration period (as more fully described in the applicable Award Agreement) or, if after such execution, the Participant revokes his or her Waiver and Release within the applicable revocation period (as more fully described in the applicable Award Agreement); (x) breaches or does not comply with the terms of any other written agreement with Reflect or the Company to which the Participant is a party, including any covenants against competition, solicitation, or similar covenants or other obligations; or (y) the Participant fails to comply with Section 7(b), below. For avoidance of doubt and purposes of clarity, neither Reflect nor the Company shall make any payment to a Participant of cash or shares of common stock of the Company or otherwise, for an Award (or portion thereof) that is forfeited. Awards that are forfeited pursuant to this Section 5 of the Plan shall be reallocated as of the date of the applicable forfeiture (such date, a “Forfeiture Date”) as follows: (A) any portion of a forfeited Award that is comprised of cash shall be allocated pro rata to the remaining Participants in the Plan as of the applicable Forfeiture Date and (B) (i) any portion of a forfeited Award that is comprised of common stock of the Company shall be returned to, and cumulated by, the Company on the applicable Forfeiture Date and (ii) the Company shall distribute new stock certificates in respect of such forfeited shares of common stock of the Company to the remaining Participants in the Plan as of the applicable Forfeiture Date on such date that is one (1) business day immediately prior to the next regularly scheduled Vesting Date following such Forfeiture Date.

6. Timing/Payment of the Award.

(a) Cash. Subject to satisfaction of the conditions and forfeiture restrictions set forth in Section 5, above, and provided that the Participant timely executes (and does not revoke) the Waiver and Release, any cash amount payable under an Award that is scheduled to vest after the Initial Vesting Date shall be initially paid by the Company into a rabbi trust for the benefit of the Participants, to be allocated and distributed in a lump sum of cash on the first regularly-scheduled payroll period that immediately follows the tenth (10th) day after the applicable Vesting Date.

(b) Stock. Subject to satisfaction of the conditions and forfeiture restrictions set forth in Section 5, above, and provided that the Participant timely executes (and does not revoke) the Waiver and Release, any shares of Company common stock issuable under an Award shall be issued to the Participant within the tenth (10th) day after the applicable Vesting Date. The number of shares of Company common stock issuable on such Vesting Date shall be determined as follows: (i) all shares issuable on the Initial Vesting Date shall be valued at $2.00 per share; and (ii) all other shares issuable shall be valued equal to the trailing 10-trading day volume weighted average price (VWAP) of Company common stock as reported on the Nasdaq as of the Vesting Date. If the Vesting Date is a legal holiday in New York, New York, the issuance or calculation shall be made as of the next business day after the Vesting Date.

7. Taxes.

(a) Tax Liability. Each Participant is ultimately liable and responsible for all taxes owed by him or her in connection with his or her receipt of the Award and payments made thereunder, regardless of any action Reflect or the Company takes with respect to any tax withholding obligations arising hereunder. Reflect and the Company makes no representations or undertakings regarding the treatment of any tax withholding in connection with the grant of an Award or payments or issuances made thereunder. The Company does not commit, and is under no obligation, to structure the Award to reduce or eliminate a Participant’s tax liability.

(b) Payment of Withholding Taxes. Reflect and the Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a Participant is required to pay to Reflect or the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of common stock of the Company or upon vesting, the Participant may satisfy this obligation in whole or in part by irrevocably electing (the “Election”) to have the Company withhold from cash that is payable to the Participant and/or from such shares of the Company’s common stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the trailing 10-trading day volume weighted average price (VWAP) of Company common stock as reported on the Nasdaq as of the applicable Vesting Date. Each Election must be made before the date that the amount of tax to be withheld shall be determined.

(c) Section 409A. It is intended that payments under this Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such Award will be paid or issued in a manner that satisfies the requirements of Section 409A. This Plan and the Award Agreements shall be interpreted and construed accordingly.

8. General Provisions.

(a) Amendment and Termination. Reflect and the Company may amend, suspend, or terminate the Plan in whole or in part at any time and for any reason, to the extent permitted by law; provided, however, that any amendment, suspension, or termination of the Plan which is necessary to comply with any applicable tax or regulatory requirements, shall be subject to the approval of the Stockholders’ Representative (as defined in the Merger Agreement). No amendment, suspension, or termination of the Plan shall materially adversely affect the rights of a Participant, without such Participant’s consent, with respect to any award previously made. Notwithstanding the foregoing, this Plan and its outstanding Award Agreements with respect to a particular Participant shall be immediately and automatically terminated without any action by any party, and for no consideration to such Participant, in accordance with Section 5.

(b) Administration and Interpretation. Any question or dispute regarding the interpretation of this Plan or the receipt of an Award hereunder shall be submitted by a Participant to the Board. The Board shall decide such dispute in good faith and in its reasonable discretion, and the Board’s resolution so made shall be final, conclusive and binding on all parties.

(c) Unsecured General Creditor; Rabbi Trust. The Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of Reflect or the Company due to this Plan and the Award hereunder. For purposes of the payment of benefits under this Plan, a Participant shall have no more rights than those of a general creditor of Reflect or the Company. Prior to the Effective Date, the Company shall have adopted a grantor trust, which trust shall be considered a “rabbi trust” within the meaning of Internal Revenue Service Private Letter Ruling 8113107, such that assets held in such trust are exempt from the claims of all creditors except in the event of insolvency or bankruptcy of the Company, as determined in a manner consistent with Internal Revenue Service Private Letter Ruling 8113107 and in such form and context that is acceptable to the Stockholders’ Representative (as defined in the Merger Agreement). In addition, on or prior to the Effective Date, the Company shall have contributed to the “rabbi trust” a lump sum contribution in the amount of $666,666.50 in cash for the purpose of enabling the trust to fund benefits earned pursuant to this Plan.

(d) No Assignment. Except as otherwise provided in this Plan, a Participant shall not assign any of his or her rights to an Award without the prior written consent of the Board, which consent may be withheld in its reasonable discretion. Reflect and the Company shall be permitted to assign its rights or obligations under this Plan, but no such assignment shall release the Company of any financial obligations pursuant to this Plan.

(e) Not a Contract of Employment. No employment relationship shall be guaranteed between Reflect or the Company and the Participant. Additionally, the terms and conditions of this Plan and the grant of Awards hereunder shall not be deemed to constitute a contract of employment between Reflect or the Company and the Participant. Such employment between Reflect or the Company and the Participant is hereby acknowledged to be, to the extent applicable, an “at will” employment relationship that can be terminated at any time for any reason, or for no reason, with or without Cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of Reflect or the Company to interfere with the right of Reflect or the Company to discipline or discharge the Participant at any time.

(f) Severability. Notwithstanding any provision of this Plan to the contrary, if any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of this Plan shall not in any way be affected or impaired thereby.

(g) Headings. The section headings in this Plan are inserted only as a matter of convenience and in no way define, limit or interpret the scope of this Plan or of any particular section.

(h) Entire Agreement; Governing Law. The provisions of this Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representation and agreements of the Company and the Participant (whether oral or written, and whether express or implied) with respect to the subject matter hereof. This Plan is to be construed in accordance with and governed by the internal law of the State of Texas without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction to the rights and duties of the parties.

(i) Disputes; Venue.

(i) JAMS. By virtue of the Participant’s participation in this Plan, the Participant agrees that any suit, action or proceeding arising out of or related to this Plan shall be brought in Dallas, Texas and that all parties shall submit to such venue. The Participant, Reflect and the Company agree that any dispute arising out of or relating to this Plan or an Award Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures, after the Company and the Participant have attempted to resolve such disputes through mediation at JAMS. The Participant acknowledges that by agreeing to this arbitration procedure, Participant, Reflect, and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. In addition to and notwithstanding those rules, the Participant, Reflect, and the Company agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Nothing in this Plan is intended to prevent the Participant or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration. The venue for such mediation and arbitration, and, if applicable, court proceeding, shall be in Dallas, Texas.

(ii) Attorney Fees and Prevailing Party. If there is any suit, action, or proceeding pursuant to this Section 8(i) alleging a breach of this Plan or the Award Agreement, then the prevailing party in any such suit, action, or proceeding shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such suit, action, or proceeding.  If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the court on a claim-by-claim basis and the court, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.

(iii) Guiding Principles. The following guiding principles shall be applied by a court in any determination of a prevailing party: (i) the intent of the parties is to avoid any suit, action, or proceeding arising from a breach of this Plan, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with a suit, action, or proceeding arising from a breach of this Plan until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such suit, action, or proceeding; and (iii) none of the parties will bring any claim, action or proceeding (including cross-claims) arising from a breach of this Plan until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such claim, action or proceeding (including cross-claims).

(iv) Appeals. In any appeal from the award or denial of attorneys’ fees, the mediator or arbitrator reviewing the award may not modify the decision of the tribunal or arbitrator making or denying an award, or the decision of the tribunal or arbitrator as to the amount of the award, except upon a finding of an abuse of discretion.

(j) Survival. This Plan and the Award Agreement shall terminate in accordance with Section 5 and Section 8(a), above; however, the following shall survive such termination: Section 6 (“Timing/Payment of the Award”), the Waiver and Release, Section 8(h) (“Entire Agreement; Governing Law”), Section 8(i) (“Disputes; Venue”), and the Award Agreement.

(k) Third Party Beneficiaries. Reflect and the Company agree and acknowledge that the Stockholders’ Representative (as defined in the Merger Agreement) and the Participants are intended third party beneficiaries hereof and that each shall have the right to enforce the terms and provisions of this Plan as if it was a contractual commitment made and promised to them.

(l) No Offsets of Other Payments. Notwithstanding any other understanding or agreement to the contrary, the Company shall not offset or reduce any payment otherwise owed to a Participant by some or all of the payments provided under an Award and this Plan.

[End of Plan]

Exhibit A

Creative Realities, Inc. Retention Bonus Plan Award Agreement

(attached)

Exhibit A to Creative Realities, Inc. Retention Bonus Plan

CREATIVE REALITIES, INC.

RETENTION BONUS PLAN

Effective [insert closing date]

Award Agreement

Subject to the terms and conditions of the Creative Realities, Inc. Retention Bonus Plan (the "Plan"), including the requirement for the undersigned Participant to timely execute (and not revoke) the Waiver and Release Agreement attached hereto as Annex A (the "Waiver and Release"), the Board hereby determines that the undersigned Participant shall be eligible to receive an Award in the amount set forth below as the Award Amount. Unless otherwise specifically indicated, all terms used in this Award Agreement shall have the meaning as set forth in the Plan (attached hereto as Annex B).

Amount of the Award and the Respective Payment / Issuance Dates:

Pursuant to the terms of the Plan, including the vesting and risk of forfeiture provisions set forth in Section 5 of the Plan, and the form and timing of payment and issuance set forth in Section 6 of the Plan, the "Award Amount" shall be equal to [_________________] dollars ($______.00) and shares of common stock of Creative Realities, Inc. having an aggregate value of [_________________] dollars ($______.00). The cash and stock portions of the Award Amount shall each vest fifty percent (50%) on the date hereof, twenty-five percent (25%) on the first anniversary of the date hereof and twenty-five percent (25%) on the second anniversary of the date hereof.

Participant Acknowledgment:

The undersigned Participant acknowledges receipt of a copy of the Plan, this Award Agreement, and the Waiver and Release, and represents that he or she is familiar with the provisions hereof and thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The undersigned Participant has reviewed the Plan, this Award Agreement, and the Waiver and Release in their entirety, has had an opportunity to obtain the advice of legal counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan, this Award Agreement, and the Waiver and Release. The undersigned Participant hereby agrees that all questions of interpretation and administration relating to the Plan, this Award Agreement, and the Waiver and Release shall be solely resolved by the Board. Further, the undersigned Participant hereby acknowledges and understands that he or she (and not the Company) shall be solely responsible for his or her tax liability that may arise as a result of his or her receipt of the Award Amount.

CREATIVE REALITIES, INC.	PARTICIPANT:

By:
Signature
Its:

Date:	Print Name

ANNEX A

CREATIVE REALITIES, INC.

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this "Agreement") is made and entered into by and between Creative Realities, Inc., a Minnesota corporation (the "Company"), Reflect Systems, Inc., a Delaware corporation (“Reflect”), and [____________________] (the "Participant"). For purposes of this Agreement, each of the Company, Reflect, and the Participant are herein referred to as a "Party" and collectively as the "Parties."

WHEREAS, the Company and Reflect provided the Participant with an Award Agreement (the "Award Agreement") under the Retention Bonus Plan (the "Plan");

WHEREAS, pursuant to the Award Agreement and the Plan and in consideration of the Participant's right to receive any payment under the Award Agreement and the Plan, the Participant must sign and return and not revoke this Agreement;

WHEREAS, the Company and Reflect have delivered this Agreement to the Participant for his or her review and consideration as of [________] (such date, the "Delivery Date"); and

WHEREAS, the Company, Reflect and the Participant each desire to settle all matters, rights and claims related to the Participant's employment with Reflect through the date the Participant signs this Agreement..

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Award Agreement, the Plan and in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Release of Released Parties.

(a) In consideration for the right to receive the Award Amount (as defined in the Award Agreement) in accordance with the terms of the Award Agreement and the Plan, and the mutual promises contained in the Award Agreement, the Plan and in this Agreement, the Participant (on behalf of himself/herself, his/her heirs, administrators, representatives, executor and assigns) hereby releases, waives, acquits and forever discharges the Company, Reflect, their Affiliates and each of their respective predecessors, successors, parents, subsidiaries, assigns, agents, current and former directors, officers, shareholders, employees, partners, employee benefit plans, administrators, representatives, and attorneys, and all other persons acting by, through, under or in concert with the Company (collectively, the "Released Parties"), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, whether known or unknown that the Participant had in the past, now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Agreement, in any way related to, connected with or arising out of his or her employment or engagement by the Released Parties or the termination thereof. For the purposes of this Agreement, "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company and/or Reflect where control may be by management authority, equity interest or otherwise.

(b) This release specifically includes, but is not limited to, any claims of discrimination of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortuous interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Company from the performance of its obligations under this Agreement.

(c) Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act of 1990 (the "Age Discrimination in Employment Act"); the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Texas Commission on Human Rights Act, the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code; and the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which the Participant has provided services to the Company or any of its Affiliates, each as amended from time to time, and/or any other federal, state or local statute, regulation, requirement, or common law cause of action of similar effect regarding employment-related causes of action.

(d) Notwithstanding the foregoing, this Agreement does release or waive any of the following claims: (i)  any claim pursuant to the terms and conditions of the federal law known as COBRA or similar state law; (ii) any claim for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to the Participant's liability as an employee, director or officer of the Company or its Affiliates; (iii) any claim the Participant may have as an employee participating in the Company's 401(k) plan; (iv) any claim that may arise after the Participant signs this Agreement; or (v) any claim that may not be waived pursuant to applicable law.

(e) Nothing contained in this Agreement shall be construed to prohibit the Participant from filing a charge with or participating in any investigation or proceeding conducted by a federal, state, or local government agency (e.g. Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), U.S. Securities and Exchange Commission) or other comparable agency, provided, however, that the Participant hereby agrees to waive his or her right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by the Participant or by anyone else on his or her behalf. Further, nothing in this Agreement, the Award Agreement or the Plan limits, restricts or in any other way affects the Participant's communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission's whistleblower program. The Participant does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he or she has made any such report or disclosure.

2. Acknowledgements of the Participant.

(a) The Participant understands and agrees that this Agreement, including the general release of claims set forth in Section 1, creates legally binding obligations and that the Company, Reflect and their Affiliates have therefore advised the Participant to consult an attorney before signing this Agreement. In signing and not revoking this Agreement, the Participant gives the Company and its Affiliates assurance that he or she has signed it voluntarily and with a full understanding of its terms; that the Participant has had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if the Participant desired to do so, or to consult with any other of those persons to whom reference is made in the first sentence of Section 3 below; and that, in signing this Agreement, the Participant has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(b) The Participant acknowledges that he or she has received all salary, wages, paid time-off benefits, commission, bonuses, or other incentive compensation for all labor and services performed for the Released Parties through the date Participant executes this Agreement and has been reimbursed for all business expenses incurred on behalf of the Released Parties through the date hereof, and that, except as expressly provided under this Agreement, the Company does not owe and will not pay to the Participant any further expense reimbursement amounts, or compensation of any kind, for any period prior to the date Participant executes this Agreement.

(c) The Participant acknowledges that the obligation of the Released Parties to make payments to the Participant or on the Participant's behalf under this Agreement, and the Participant's right to retain the same, is expressly conditioned upon the Participant signing and not revoking this Agreement and continued full performance of his or her obligations under this Agreement.

3. Confidentiality. The Participant agrees to keep this Agreement, its terms, and the Award Amount completely confidential; provided, however, that he or she may reveal such information (i) to his or her attorney, accountants, financial advisor, or spouse (in each case only on condition that they agree not to further disclose such information to others), (ii) as required by a court of competent jurisdiction, or (iii) as otherwise required by law. Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower or other provisions of law. The Participant does not need prior authorization to make such reports or disclosures and is not required to notify the Released Parties that he or she has made any such report or disclosure.

4. Time Period for Considering this Agreement. The obligations of the Released Parties under this Agreement are contingent upon the Participant executing and delivering this Agreement to the Company. The Participant may take up to twenty-one (21) days from the Delivery Date (the "Consideration Period") to consider this Agreement prior to executing it. The Participant may execute and deliver this Agreement at any time during the Consideration Period. The Participant agrees that any changes (material or immaterial) made to a prior version of this Agreement after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Agreement by the Participant after the expiration of the Consideration Period shall be unenforceable, and the Released Parties shall not be bound thereby. The Participant shall have seven (7) days after execution of this Agreement to revoke ("Revocation Period") his or her consent to this Agreement by executing and delivering a written notice of revocation to Will Logan, Chief Financial Officer, at Creative Realities, Inc., 13100 Magisterial Drive, Ste 100, Louisville, Kentucky 40223 in person, by mail or overnight delivery. No such revocation by the Participant shall be effective unless it is in writing and revoked by the Participant prior to the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Released Parties, the obligations of the Parties under this Agreement shall be void and unenforceable, with the exception of the Participant's obligation to keep this Agreement confidential under Section 3 above.

5. Effective Date. This Agreement shall become effective on the eighth (8th) day after Participant signs, without revoking pursuant to Section 4, this Agreement provided that it is also signed by the Company.

6. Governing Law, Jurisdiction & Venue. This Agreement, and any and all interactions between the Parties arising under or resulting from this Agreement, shall be governed by and construed in accordance with the laws of the jurisdiction set forth in Section 8(h) of the Plan, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. Each Party irrevocably consents to dispute resolution and venue provisions of the Plan set forth in Section 8(i) of the Plan. The Participant represents to the Company that the Participant has not filed any charge or complaint, nor initiated any other proceedings, against the Company or any of its employees or agents, with any governmental entity or court.

7. Injunctive Relief. Notwithstanding any other term of this Agreement, it is expressly agreed that a breach of this Agreement will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Agreement.

8. Entire Agreement. The Award Agreement, the Plan and this Agreement constitute the entire agreement between the Parties pertaining to the matters encompassed within the Award Agreement, the Plan and this Agreement, and supersede any other prior or contemporaneous communications, understandings or agreements, whether written or oral, that may exist between them relating to the matters encompassed in the Award Agreement, the Plan and herein, except that this Agreement does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist among the Parties, all of which shall remain in full force and effect in accordance with their terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by (i) the Participant, (ii) a duly-authorized officer of the Company and (iii) the Stockholders' Representative (as defined in the Merger Agreement (as defined in the Plan)).

9. Severability. If any provision of this Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties' respective rights and obligations under this Agreement. However, should the general release provisions in Section 1 of this Agreement be declared or determined by any court of competent jurisdiction to be illegal or unenforceable, and should the Participant thereupon seek to institute any claims that would have been within the scope of the general release, the Company shall be entitled to immediate repayment of, and the Participant shall immediately return, the Award Amount.

10. Execution. Facsimile copies of signatures to this Agreement are as valid as original signatures.

[SIGNATURES ON NEXT PAGE]

THE PARTICIPANT'S SIGNATURE BELOW MEANS THAT THE PARTICIPANT HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

THE PARTICIPANT:

Signature

Print Name

Dated:

CREATIVE REALITIES, INC.

By:

Its:

Date:

REFLECT SYSTEMS, INC.

By:

Its:

Date:

ANNEX B

CREATIVE REALITIES, INC.

RETENTION BONUS PLAN

[Attach a copy]

Exhibit B

Name of Participant	Cash/Number of Shares of the Company’s Common Stock Subject to Award

Exhibit B to Creative Realities, Inc. Retention Bonus Plan

Exhibit D

[Form of Voting and Lock-up Agreement]

REFLECT SYSTEMS, INC.

VOTING AND LOCK-UP AGREEMENT

THIS VOTING AND LOCK-UP AGREEMENT, dated as of November 12, 2021 (this “Agreement”), is by and among Creative Realities, a Minnesota corporation (“Parent”), and the stockholders of Reflect Systems, Inc., a Delaware corporation (“Company”), identified as the signatories hereto (collectively, the “Stockholders,” and each a “Stockholder”).

WHEREAS, in connection with and concurrently with the execution of this Agreement, Parent, Company, CRI Acquisition Corporation, a Delaware corporation (“Merger Sub”), and RSI Exit Corporation , a Texas corporation, are entering into an Agreement and Plan of Merger, dated as of November 12, 2021 (as may be amended from time to time, the “Merger Agreement”), which provides for at the Effective Time, among other things, the Merger Sub will merge with and into the Company, and the Stockholders will be entitled to receive their ratable portion of the Merger Consideration in exchange for their Shares, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, each Stockholder is an officer or director of the Company, or Beneficially Owns at least 5.0% of the outstanding Common Stock (determined on an as-converted to Common Stock basis);

WHEREAS, each Stockholder is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth below Stockholder’s signature on the signature page hereto;

WHEREAS, the respective boards of directors of Parent and the Company have each approved and deemed expedient and in the best interests of Parent and the Company, respectively, and their respective stockholders, the Merger Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, the affirmative vote of the holders of two thirds of the outstanding shares of Preferred Stock and the affirmative vote of the holders of a majority of the shares of Preferred Stock and Common Stock voting together as a single class is required to approve the adoption of the Merger Agreement;

WHEREAS, as a stockholder of the Company, each Stockholder will benefit from the closing of the transactions contemplated by the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, receive their ratable portion of the Merger Consideration in exchange for their Shares; and

WHEREAS, Parent would not enter into the Merger Agreement unless each Stockholder were to enter into this Agreement;

NOW, THEREFORE, in consideration of Parent’s entry into the Merger Agreement, each Stockholder agrees with each other and Parent as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those Shares which such Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Louisville, Kentucky, or Dallas, Texas, are authorized or obligated by Law or executive order to close.

(c) “Family Group” means, with respect to a Stockholder that is a natural Person, such Person’s spouse, descendants (whether natural or adopted), or siblings.

(d) “Permitted Transferee” means, with respect to a Stockholder, (i) any member of such Stockholder’s Family Group; (ii) the estate or any of the heirs or legatees of such Stockholder upon such Person’s death; and (iii) any trust established and maintained for the benefit of (A) any Stockholder that is a natural Person or (B) any member of such Stockholder’s Family Group.

2. Representations and Warranties of Stockholders. Each Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number and class(es) of Shares set forth below Stockholder’s signature on the signature page hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement, or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares, he, she or it does not Beneficially Own any other Shares or hold any securities convertible into or exchangeable for Shares and has no other voting rights with respect to any such securities;

(c) He, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by such Stockholder and constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by such Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Stockholder’s certificate of incorporation or formation or limited liability company agreement or other organizational documents (if such Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which such Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by such Stockholder and the proxy of such Stockholder contained herein do not, and performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority;

(g) The execution, delivery and performance of this Agreement by such Stockholder and the other signatories hereto and the proxy of such Stockholder contained herein does not create or give rise to any right in such Stockholder or, to such Stockholder’s knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of the Company (including, without limitation, voting rights and rights to purchase or sell any Shares or other securities of the Company) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement;

(h) He, she or it understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon his, her or its execution of this Agreement, and he, she or it has read the Merger Agreement carefully and fully understands the terms and provisions thereof;

(i) There is no Action pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform his, her or its obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis; and

(j) The representations and warranties by each Stockholder in Section 2(a) are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of Parent as to which record or Beneficial Ownership is acquired by a Stockholder after the execution hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be Owned Shares for all purposes of this Agreement.

3. Covenant to Vote.

(a) Each Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement:

(i) provided that (x) Parent has delivered written notice to such Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Parent is not voting the Owned Shares subject to the proxy of such Stockholder contained herein, such Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its Owned Shares), and such Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Parent has delivered written notice to such Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to the Company Stockholders’ Meeting (whether annual or special and whether or not adjourned or postponed from time to time) of the holders of Shares because Parent is not voting the Owned Shares subject to the proxy of such Stockholder contained herein, such Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the Company Proposal to approve the Merger Agreement and the Merger, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and in connection therewith to execute any documents reasonably requested by Parent or the Company that are necessary or appropriate to effect the foregoing;

(2) in favor of any proposal to adjourn or postpone the Company Stockholders’ Meeting to a later date if there are not sufficient votes to approve the Merger; and

(3) against any action, agreement or arrangement (a) that would or would be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of the Company set forth in the Merger Agreement, or of any Stockholder in this Agreement, (b) that would or could be reasonably be expected to result in any condition to Parent’s, Merger Sub’s or the Company’s obligations under the Merger Agreement not being completed in full and timely, including, without limitation, any action that would breach or reasonably be expected to breach any representation, warranty or covenant in the Merger Agreement, or (c) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Merger Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (c), a “Prohibited Act”).

(ii) Such Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares.

(b) Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder’s Owned Shares.

(c) Each Stockholder who has a spouse on the date of this Agreement shall cause such Stockholder’s spouse to execute and deliver to Parent a spousal consent in the form of Exhibit A hereto (a “Spousal Consent”) contemporaneously with such Stockholder’s execution of this Agreement, pursuant to which the spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Stockholder should marry or engage in a marital relationship following the date of this Agreement, such Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within three (3) Business Days thereof.

4. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent and any designee of Parent, each of them individually, each such Stockholder’s proxy and attorney-in-fact for and on behalf of such Stockholder pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, with full power of substitution and re-substitution, to attend and to vote and act on each such Stockholder’s behalf and in each such Stockholder’s name, place and stead with respect to such Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each such Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement. Each Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 3(a) hereof. Each Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of such Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), each Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

5. Limitations on Transfer. Each Stockholder agrees that he, she or it will not, without the prior written consent of Parent, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, or any securities convertible into or exchangeable for Shares, or (b) take any action that would prohibit, prevent or preclude such Stockholder from performing his, her or its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Parent if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Stockholder shall remain liable under this Agreement in all respects. Each Stockholder further covenants and agrees not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Parent and the Company may notify the Company’s transfer agent, if any, of the terms hereof. Each Stockholder agrees, if requested by Parent, that such Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

6. Consent to this Agreement. Each Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of the Company, to the execution, delivery and performance of this Agreement by each other Stockholder (and waives any rights such Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Form S-4 Registration Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

7. Joinder to Merger Agreement. Each Stockholder hereby agrees to be and shall be, severally for their pro rata based upon the amount of the Merger Consideration to which such Stockholder is entitled and not jointly, bound by and subject to all of the obligations of the “Stockholders” under the Merger Agreement, including but not limited to those obligations set forth in Article IX thereof, with the same force and effect as if Stockholder were originally a party thereto.

8. Release.

(a) For good and valuable consideration, effective as of the Effective Time, Stockholder, on behalf of Stockholder and Stockholder’s Affiliates, beneficiaries, designees, representatives, heirs, executors, administrators, legal representatives, successors and assigns (collectively, the “Releasors”), hereby unconditionally and irrevocably waives, releases and forever discharges the Company, and the Company’s respective predecessors, successors and assigns, and each of their respective current and former stockholders, partners, directors, officers, employees, agents and representatives (collectively, the “Releasees”) of and from any and all claims, Actions, Liabilities, suits, debts, proceedings and demands of any kind or nature whatsoever, whether at Law or in equity, absolute or contingent, liquidated or unliquidated, known or unknown (collectively, the “Claims”), that the Releasors ever had, now have or hereafter shall or may have for or by reason of, or in any way arising out of or relating to, any cause, matter, act, omission or thing whatsoever from the beginning of time through and including the Closing Date, including, without limitation, any Claims arising out of or relating to Stockholder’s ownership of Shares or service as a director, officer, employee, agent or representative of the Company; provided, however, that, to the extent Stockholder is an employee of the Company, the foregoing releases shall not apply to any salaries, wages, bonuses, commissions, employee benefits, reimbursements or indemnification rights earned or owed to Stockholder in the Ordinary Course of Business, if any; and provided further, however, that to the extent Stockholder is a director of the Company, the foregoing releases shall not apply to any indemnification rights earned or owed to Stockholder. Stockholder acknowledges and understands that the foregoing is a full and final release of all Claims that could have been asserted in any legal or equitable proceeding against the Releasees. To the extent permitted by applicable Law, Stockholder expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 8. Stockholder, on behalf of Stockholder and each other Releasor, further covenants and agrees, effective as of the Effective Time and to the fullest extent permitted by applicable Law, not to commence, join, assist or aid in any manner whatsoever the making of any claim or the bringing of any Action against any of the Releasees based upon any of the Claims that are released by this Section 8. Stockholder, on behalf of Stockholder and any Person claiming through Stockholder, (a) represents and warrants that neither Stockholder nor any of such Persons has assigned and (b) covenants that neither Stockholder nor any of such Persons will assign, to any other Person, any Claim or potential Claim released by this Section 8.

(b) As of the Effective Time, Stockholder, for Stockholder and on behalf of each Releasor, further waives any rights under Section 1542 of the Civil Code of the State of California or any similar statute or common law principle of any jurisdiction to the full extent that Stockholder may lawfully waive all such rights and benefits pertaining to the subject matter hereof. Section 1542 of the Civil Code of the State of California states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Stockholder acknowledges that Stockholder may later discover facts different from, or in addition to, those Stockholder now knows or believes to be true with respect to the Claims released pursuant to this Section 8 and agrees the release in this Section 8 shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts. Stockholder understands and acknowledges the significance and consequence of a waiver of Section 1542 of the Civil Code of the State of California, and that such waiver is an essential and material term of this Agreement.

9. Waiver of Appraisal and Dissenters' Rights and Certain Other Actions.

(a) Waiver of Appraisal and Dissenters' Rights. To the extent permitted by Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have by virtue of ownership of Shares.

(b) Waiver of Certain Other Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Parent, the Company, or any of their respective subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company or the Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

10. No Short Sales. Each Stockholder represents and warrants that neither Stockholder nor such Stockholder’s Affiliates, whether acting on his, her or its own behalf, or pursuant to any understanding, has prior to the execution of this Agreement executed any Short Sales, and shall not execute any Short Sales at any time prior to the Payment Date. “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers, in each case with respect to any Equity Security of Parent.

11. Lock-Up.

(a) Each Stockholder acknowledges that Parent intends to raise capital in one or more financings prior to the Closing Date (each, a “Financing”), the terms of which may include the Parent’s issuance of secured, unsecured and/or convertible debt and/or equity financings and may utilize one or more placement agents or underwriters (each, an “Underwriter”), and all or substantially all of the net proceeds thereof would be used to pay the cash portion of the Merger Consideration. In order to assist Parent in obtaining the approval of Parent’s shareholders of the Parent Proposals, and to assist the Parent and Underwriters in consummating the Financings, and for other good and valuable consideration, each Stockholder hereby irrevocably agrees that, without the prior written consent of the Underwriters (or any duly authorized representative thereof), and Parent, such Stockholder will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Parent Common Stock (including, without limitation, shares of Parent Common Stock that may be deemed to be Beneficially Owned by such Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Parent Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Parent Common Stock, including any shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock acquired after the date of this Agreement, whether as part of, or in connection with any Financing, or otherwise, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise, (3) except with respect to the Form S-4 Registration Statement, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the Closing Date and ending on the Lock-up Expiration Date. The “Lock-up Expiration Date” means the later of (i) the six-month anniversary of the Closing Date, and (ii) any date requested by the Underwriters, up to the one-year anniversary of the Closing Date; provided that with respect to item (ii) all executed officers and directors of Parent have agreed to be bound by such lock-up term proposed by the Underwriters.

(b) Notwithstanding the foregoing, and subject to the conditions below, a Stockholder may transfer Parent Common Stock without the prior written consent of the Underwriters (or any duly authorized representative thereof) and Parent in connection with (i) transactions relating to Parent Common Stock acquired in open-market transactions after the completion of the Financing; provided that no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made in connection with subsequent sales of Parent Common Stock acquired in such open-market transactions; (ii) transfers of Parent Common Stock as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member by blood, marriage or adoption; (iii) transfers of Parent Common Stock to a charity or educational institution; (iv) if such Stockholder is a corporation, partnership, limited liability company or other business entity, any transfers of Parent Common Stock to any shareholder, partner or member of, or owner of similar Equity Securities in such entity, as the case may be; or (v) the transfer of Parent Common Stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent Common Stock involving a change of control of Parent that has been approved by the Parent’s Board of Directors; provided that in the case of any transfer pursuant to the foregoing clauses (ii), (iii) or (iv), first, any such transfer shall not involve a disposition for value; second, each transferee shall sign and deliver to the Underwriters (or any duly authorized representative thereof) and Parent a lock up agreement substantially in the form of the lock-up provisions of this Section 11; and third, no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made. Parent shall be entitled to enter stop-transfer instructions with Parent’s transfer agent and registrar against the transfer of Parent Common Stock except in compliance with the lock-up provisions of this Section 11.

(c) If requested by Parent or any Underwriter, each Stockholder will execute and deliver a lock-up agreement in customary form and containing the lock-up provisions set forth in this Section 11 as a condition to its receipt of Parent Common Stock in connection with the Merger; provided, however, that the provisions herein shall be binding on any Stockholder regardless of whether or not such Stockholder executes and delivers a separate agreement.

12. Specific Performance. Each Stockholder agrees that irreparable damage to Parent would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

13. No Solicitation. Subject to Section 19, Stockholder shall not, and shall use it reasonable best efforts to cause its Affiliates’ and Representatives not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Acquisition Proposal; (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that would reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; or (e) initiate a stockholders; vote or action by written consent of the Company’s stockholders with respect to an Acquisition Proposal.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile of PDF).

15. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

16. No Waiver. The failure of Parent to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Parent of its right to exercise any such or other right, power or remedy or to demand such compliance.

17. Stockholder Capacity. Each Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Parent. Nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his capacity as an officer or director of Seller, Parent or the Company.

18.Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms. Nothing in this Section 18 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof.

19. No Agreement as Director or Officer. Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of Parent or any of its direct or indirect subsidiaries (if such Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director to Parent, its direct and indirect subsidiaries and their respective stockholders.

20.Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

21.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

23. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

24. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Parent.

25. Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

26. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

PARENT:

Creative Realities, Inc.

By:
Name:
Title:

Address for Notice:

Creative Realities, Inc.
Attention: Mr. Rick Mills, Chief Executive Officer
13100 Magisterial Dr., STE 100
Louisville, KY 40223
Telephone: 502.791.8800
Email: rick.mills@cri.com

with a copy (which shall not constitute notice) to:

Maslon LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Telephone: (612) 672-8341
Facsimile: (612) 642-8341
Attention: Bradley A. Pederson
Email:Bradley.pederson@maslon.com

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

STOCKHOLDERS:

[●]

Number and Classes of Shares Beneficially Owned as of the date of this Agreement:

Number of Options Beneficially Owned as of the date of this Agreement:

Street Address:

City/State/Zip Code:

Email:

EXHIBIT A

FORM OF SPOUSAL CONSENT

[SEE ATTACHED]

SPOUSAL CONSENT

I, the undersigned, being the spouse of __________________________, a stockholder of Reflect Systems, Inc., a Delaware corporation, hereby acknowledge that I have read and hereby approve that certain Voting and Lock-up Agreement dated as of November 12, 2021 in favor of Creative Realities, Inc., a Minnesota corporation (the “Voting Agreement”). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, __________________________________________, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: [●], 2021

Signature:

Name (Printed):

Exhibit E

[Form of Escrow Agreement]

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ___________ ___, 202__, by and among RSI Exit Corporation, a Texas corporation (“Stockholders’ Representative”), Creative Realities, Inc., a Minnesota corporation (“Parent”, and together with Stockholders’ Representative, sometimes referred to individually as “Party” or collectively as the “Parties”), and Computershare Trust Company, N.A. (the “Escrow Agent”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, the Parties, CRI Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Reflect Systems, Inc., a Delaware corporation (the “Company”), are parties to that certain Agreement and Plan of Merger, dated as of November 12, 2021 (the “Merger Agreement”), pursuant to which, among other things, on the date hereof, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of the Merger Agreement, the Certificate of Merger and the DGCL (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent. Capitalized terms used in this Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

WHEREAS, the Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

WHEREAS, pursuant to Section 11.2 of the Merger Agreement, each of the Stockholders have irrevocably constituted and appointed the Stockholders’ Representative as such Stockholders’ attorney-in-fact and agent to act in such Stockholder’s name, place and stead in connection with all matters arising from and under this Agreement, and all actions taken by the Stockholders’ Representative under this Agreement will be binding upon each Stockholder as if expressly authorized, ratified and confirmed in writing by each of them.

NOW THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. On the Closing Date, the Parent agrees to deposit with the Escrow Agent: (a) the sum of $250,000 (the “Expenses Escrow Amount”) in immediately available funds, (b) the sum of $250,000 (the “NWC Escrow Amount”) in immediately available funds, and (c) the sum of $2,500,000 (the “Indemnity Escrow Amount” and together with the Expenses Escrow Amount and the NWC Escrow Amount, the “Escrow Deposits”) in immediatey available funds. The Escrow Agent shall hold the Escrow Deposits and, subject to the terms and conditions hereof, shall invest and reinvest each of the Escrow Deposits and the applicable proceeds thereof (the “Expenses Escrow Fund”, the “NWC Escrow Fund” and the “Indemnity Escrow Fund”, respectively, and collectively, the “Funds”) as directed in Section 3.

3. Investment of Fund. (a) The Escrow Agent offers the custody of funds placed, at the direction of the Parties, in bank account deposits. The Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the Funds shall be held in three (3) separate accounts – one bank account for the Funds related to the Expenses Escrow Amount, a second bank account for the Funds related to the NWC Escrow Amount and a third bank account for the Funds related to the Indemnity Escrow Amount – each of which shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of each of the Escrow Deposits in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by written notice (i) to deposit all or any of the Escrow Deposits with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Escrow Deposits that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal, absent the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b). Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

(b) The Escrow Agent shall pay interest on each of the Funds at a rate equal to the then current Federal Funds target minus fifty (50) basis points. Such interest shall accrue to the Fund within three (3) Business Days of each month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation or benefit for its services hereunder, including reduced bank charges, any amount of interest earned on the Escrow Deposit that is not payable pursuant to this Section 3(b) or herein.

(c) The Funds in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of any of the Escrow Deposits which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder, in each case except for the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b).  The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing each of the Escrow Deposits at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

4. Disposition and Termination. (a) Amounts in the Expenses Escrow Fund shall be released to the Stockholders’ Representative in accordance with the terms and conditions of the Merger Agreement at such times and to such persons or entities as are designated from time to time by the Stockholders’ Representative in writing to the Escrow Agent.

(b) Within three (3) Business Days after the final determination of the Merger Consideration Adjustment in accordance with the Merger Agreement, the Parent and the Stockholders’ Representative shall submit a joint written instruction to the Escrow Agent with respect to the NWC Escrow Fund, and the Escrow Agent shall promptly, but in any event within three (3) Business Days after the joint written instruction is received by the Escrow Agent, disburse the NWC Escrow Fund in accordance with such joint written instruction.

(c) As soon as practicable (but no later than three (3) Business Days) after the date that twelve (12) months following the date of this Agreement (the “Escrow Termination Date”), the Escrow Agent shall release to the Stockholders’ Representative all remaining amounts of the Indemnity Escrow Fund less any Reserved Portion (as defined herein) as provided in a joint written instruction to the Escrow Agent from the Parties. Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 4(d) below become resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date. After the Escrow Termination Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Parent or Stockholders’ Representative from the Indemnity Escrow Fund pursuant to a written instruction delivered in accordance with Section 4(h) hereof.

(d) Notwithstanding anything in this Agreement to the contrary, if on or before the Escrow Termination Date, the Escrow Agent has received from the Parent a notice (a “Claim Notice”) specifying in reasonable detail the nature and basis for a claim for indemnification or demand for payment pursuant to the Merger Agreement and the amount of the claim, or if such amount is unknown, Parent’s good faith reasonable estimate of the amount of such claim (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount equal to the Claimed Amount set forth in such Claim Notice(s) of the Indemnity Escrow Fund (the “Reserved Portion”) until such Claimed Amount is resolved as provided herein. For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date. In any Claim Notice, Parent shall, in reasonable detail to the extent possible, cite the nature of the claim, the section(s) of the Merger Agreement supporting its claim, and facts and circumstances supporting its claim.

(e) At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by the Parent to the Stockholders’ Representative in accordance with the notice provisions contained in the Merger Agreement.

(f) Unless the Stockholders’ Representative delivers to the Escrow Agent a notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof), or the claim contained in the Claim Notice (the “Contest Notice”) within thirty (30) calendar days of the Stockholders’ Representative receiving the relevant Claim Notice pursuant to Section 4(e) hereof, the Escrow Agent shall, without further instructions, promptly liquidate that portion of the Indemnity Escrow Fund equal to the Claimed Amount as set forth in such Claim Notice and deliver such amount to the Parent. The Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to Section 4(g) hereof. If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent shall promptly release to the Purcahse an amount from the Indemnity Escrow Fund equal to the portion of the Claimed Amount in relation to which there is no objection.

(g) In the event that the Stockholders’ Representative shall deliver a Contest Notice in accordance with Section 4(f) hereof, the Stockholders’ Representative and the Parent shall resolve such dispute in accordance with the terms of the Merger Agreement. The Escrow Agent shall make payment with respect to any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by both the Stockholders’ Representative and the Parent; or (ii) a joint written notification from the Parent and the Stockholders’ Representative of a final decision, order, judgment or decree of a court of competent jurisdiction or an arbitrator, which notification shall attach a copy of such final decision, order, judgment or decree (a “Final Order”). The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order and upon receipt thereof shall promptly liquidate and distribute that portion of the remaining the Indemnity Escrow Fund as instructed in such joint written instructions or Final Order.

(h) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from the Stockholders’ Representative and the Parent, or their respective successors or assigns, as to the disbursement of all or any part of the NWC Escrow Fund or the Indemnity Escrow Fund, the Escrow Agent shall disburse the applicable amount of the NWC Escrow Fund or the Indemnity Escrow Fund, as applicable, pursuant to such joint written instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said joint written instructions are authorized to do so.

(i) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the applicable Fund, the Escrow Agent shall release the balance in the respective Fund and shall have no liability or responsibility to the Parties for any deficiency, absent the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b).

(j) Upon delivery of any and all remaining balances in the Funds by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of any of the Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Escrow Deposits nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. In accordance with Section 8 below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. The Parties each agree to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, and (b) pay or reimburse one-half of the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the entry into, performance, modification and termination of this Agreement.

8. Indemnity. (a) Subject to Section 8(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence, bad faith or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the Escrow Deposit placed with the Escrow Agent.

(b) The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability of the Escrow Agent described in Section 8(a) above.

(c) Without limiting the Parties’ indemnification obligations set forth in Section 8(b), neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages. The foregong shall not affect the Parties’ or Stockholders’ rights and obligations set forth in the Merger Agreement.

(d) This Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned from the NWC Escrow Amount and the Indemnity Escrow Amount under this Agreement shall be allocated to the Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8 and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the NWC Escrow Amount and the Indemnity Escrow Amount by the Parent whether or not said income has been distributed during such year. Solely between the Parties, (i) upon any release and distribution of any of the NWC Escrow Funds or the Indemnity

(c) Escrow Funds to the Stockholders, interest may be imputed on such released amounts, as required by Section 483 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 1274 of the Code, (ii) the Stockholders’ right to the NWC Escrow Fund and the Indemnity Escrow Fund under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iii) in no event shall the aggregate payments with respect to the NWC Escrow Fund and the Indemnity Escrow Fund under this Agreement to the Stockholders exceed $2,750,000. Clause (iii) of the preceding sentence is intended to ensure that the right of the Stockholders to the NWC Escrow Fund and the Indemnity Escrow Fund is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing.

(d) The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served: (a) by facsimile; (b) by overnight courier; or (c) by prepaid registered mail, return receipt requested;to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Stockholers’
Representative:

Attention:
Facsimile No. (___) ___-____

With a copy to:	Katten Muchin Rosenman LLC
2121 N. Pearl Street, Suite 1100
Dallas, TX 75201-2494
Attention: Joseph A. Hoffman, Esq.
Facsimile: (214) 765-3602

If to Parent:	13100 Magisterial Drive, Ste 100
Louisville, KY 40223
Attention: CFO
Facsimile No. (502) 791-8797

With a copy to:	Maslon LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Attention: Bradley A. Pederson
Facsimile: (612) 642-8341

If to the Escrow Agent:	Computershare Trust Company, N.A.
6200 S. Quebec St.
Greenwood Village, CO 80111
Attention: Rose Stroud and/or Jay Ramos
Facsimile No. (303) 262-0608
Email: corporate.trust@computershare.com and
rose.stroud@computershare.com; jay.ramos@computershare.com

With a copy to:	Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel
Facsimile No.: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. (a) Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or email attachment and no instruction for or related to the transfer or distribution of the applicable Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or email at the number or email address provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(b) In the event funds transfer instructions are so received by the Escrow Agent by facsimile or email, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Stockholders’ Representative’s or Parent’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Stockholders’ Representative or Parent to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. Except for funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and both of the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and each of the other Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or email PDF and such facsimile or email PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

STOCKHOLDERS’ REPRSENTATIVE:

RSI EXIT CORPORATION

By:

Name:

Title:

Telephone:

PARENT:

Creative Realities, Inc.

By:

Name:	Will Logan

Title:	Chief Financial Officer

Telephone:

ESCROW AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.

By:

Name:

Title:

Exhibit F

[Merger Consideration Allocation]